AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 2002


                           REGISTRATION NO. 333-98651

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             AMERIFIRST FUND I, LLC
             (Exact name of registrant as specified in its charter)

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
         Florida                         6189                              16-1628-844
(State of Incorporation)      (Primary Standard Industrial             (I.R.S. Employee
                               Classification Code Number)          Identification number)
                               814 Highway A1A, Suite 300
                              Ponte Vedra Beach, FL 32082
                                     (904) 373-3034

 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              John Tooke, President
                       AmeriFirst Financial Services, Inc.
                           814 Highway A1A, Suite 300
                           Ponte Vedra Beach, FL 32082
                                 (904) 373-3034
                            Facsimile: (904) 373-3036

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:

                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                                 (212) 687-3860
                            Facsimile: (212) 949-7052

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement has been effective.

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|


                         CALCULATION OF REGISTRATION FEE

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
                                                                    PROPOSED       PROPOSED
                                                                     MAXIMUM       MAXIMUM
            TITLE OF EACH CLASS                                     OFFERING      AGGREGATE      AMOUNT OF
               OF SECURITIES                  AMOUNT TO               PRICE        OFFERING     REGISTRATION
             TO BE REGISTERED               BE REGISTERED           PER UNIT        PRICE            FEE
Units..................................        100,000 Units (1)      $1,000     $100,000,000       $9,200

(1) The registrant is offering units at $1,000 per Unit. Units will initially be sold at a minimum of ten (10) Unit(s) with additional purchases in multiples of $1,000. The registrant will issue and sell up to $100 million in Units.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2002


PROSPECTUS              MAXIMUM -- $100,000,000 of Units
                         MINIMUM -- $2,500,000 of Units

                           MINIMUM INVESTMENT: $10,000

                         AMERIFIRST FUND I, LLC, ISSUER

                AMERIFIRST FINANCIAL SERVICES, INC., THE MANAGER

      The units offered by AmeriFirst Fund I, LLC, a newly formed Florida limited liability company (the "Fund"), evidence fractional, pro rata beneficial interests in the LLC. The Fund's income will be generated from a pool of life insurance policies which we intend to purchase through AmeriFirst Funding Group, Inc., an affiliated insurance provider which has been approved by the State of Georgia, to conduct insurance business and will seek to become licensed or approved in any other states in which it purchases policies, and/or other providers, in all instances utilizing an unaffiliated broker referral network. AmeriFirst Fund I, LLC is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 and is not subject to regulation thereunder.


      An investment in the Fund involves a high degree of risk. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS, SET FORTH UNDER "RISK FACTORS" COMMENCING ON PAGE 10.


o     no guarantee of a return on investment

o     no guarantees in estimates of timing when the insured will die

o     lack of liquidity

o     no actual experience by John Tooke in the life settlements business

o complete dependence on John Tooke as controlling person of the manager, provider and lead underwriter for the proposed investment program

o     our independent physicians do not personally examine the insured

o the proceeds have not been committed to any identifiable insurance policies

o no trading market for securities and transfer restrictions prevent assignment

o conflicts between the Fund, our manager, provider and lead underwriter including, the payment of substantial fees and expenses, non arms-length agreements and competition for the time and services of John Tooke.

o     lack of operating history, assets or established financing sources

o substantial doubt raised by accountants as to our ability to continue as a going concern

o lack of ownership interest in our manager and provider which are beneficially owned by John Tooke

o up to 10% of the face amount of insurance policies may be paid to each of our provider for origination fees, and our manager to service the life settlements and the investors.


o up to 10% of the gross proceeds of this offering to be paid as selling commissions to the lead underwriter and up to 1/2% to Amerifirst, Inc. for expense reimbursement.


o limited ability to invest in insurance contracts if only the minimum is reached

o the incentive fee structure could result in the manager recommending riskier or more speculative investments

o     risks associated with the fact that we have no assets

o our investment policies and strategies may be changed without unitholder consent

o investors will be allocated income for tax purposes, but may not receive cash distributions with which to pay associated taxes

o     there will be no public market for resale of the units

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE UNITS OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            AMERIFIRST CAPITAL CORP.
              The date of this prospectus is ____________ __, 2002.

We are offering and selling to the public a minimum of 2,500 units and up to a maximum of 100,000 units at $1,000 per unit, with an initial minimum investment of ten (10) units at $10,000. All subscriptions are non-cancellable and irrevocable. The units are being distributed on a "best efforts" basis by AmeriFirst Capital Corp. The proceeds of this offering will be held in escrow with SouthTrust Bank,110 Office Park Drive, 2nd Floor, Birmingham, Alabama, 35223 until the $2,500,000 minimum amount is received, and promptly returned to you, if the minimum amount is not received by ____________, 2003 [six months from the date of this prospectus].

                                  Price to          Selling        Proceeds to
Net Proceeds to the Fund         Investors       Commissions(1)       Issuer
----------------------------    ------------     --------------    ------------
Per Unit ...................    $      1,000     $          100    $        900
Total Maximum ..............    $100,000,000     $   10,000,000    $ 90,000,000
Total Minimum ..............    $  2,500,000     $      250,000    $  2,250,000

-------------
(1) Units will be offered and sold by broker-dealers registered with the Commission and licensed by the NASD to sell the units and similar securities. We expect to complete the registration of our lead underwriter, AmeriFirst Capital Corp., with the NASD prior to the effective date of this prospectus. Our lead underwriter may also engage other NASD broker-dealers and foreign dealers who agree to abide by the NASD's rules to sell our units. Our lead underwriter will receive selling commissions of up to 10% of the gross proceeds of the sale of units by the lead underwriter and may negotiate fees to be paid to selected dealers on units sold by them. Amerifirst, Inc., the holding company owned by John Tooke, will pay all organizational and offering expenses including without limitation, legal and accounting expenses, reproduction costs, selling expenses, and filing fees paid to the Securities and Exchange Commission and state securities commissions, estimated to be approximately $250,000. Amerifirst, Inc. will receive up to 1/2% of the gross proceeds to cover all or a portion of these actual expenses.

      Currently we intend to offer the units for sale in California, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Michigan, Nevada, New Jersey and New York. We will end this offering in these states on ____________, 2003 [twelve months from the date of this prospectus] or at such earlier time that all $100 million of units are sold. If we desire to extend this offering up until ____________ 2004 [24 months from the date of the prospectus], each of these states requires us to file the appropriate documents with such state's agency and we will provide investors in these states with written notice of such extension. We may register in additional states to sell the units and will comply with applicable state "blue sky" laws to extend the offering.

      If we do not receive acceptable subscriptions for $2,500,000 or more of units by ____________ 2003 [six months from the date of this prospectus], we will notify you in writing and the escrow agent will promptly return all subscription amounts together with interest earned while the funds were held in escrow to you and the other subscribers. You will earn interest on the funds held in the escrow account as soon as your funds clear at an average money market rate of approximately 1-2%, according to market rates. You will not be a member of the Fund while your funds are held in the escrow account and you will only become a member once we accept your subscription and transfer your funds out of escrow and into the Fund's own account. After the minimum offering amount has been raised, we will accept or reject all subscriptions within five business days after receipt and will instruct the escrow agent promptly to release the funds of the accepted subscriptions to us and to refund the funds of any rejected subscriptions. We may terminate this offering at any time and refund any subscriptions that we have not accepted. Unless you are an insured who also purchases units offered hereby, you will not know the identity of the insured.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                       WHERE YOU CAN FIND MORE INFORMATION

      We will file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at 233 Broadway, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings will be available to the public from the SEC's website at www.sec.gov. We will distribute to our members annual reports containing audited financial statements.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----

WHERE YOU CAN FIND MORE INFORMATION........................................-v-

SUMMARY OF THE OFFERING......................................................1

ORGANIZATIONAL CHART.........................................................9

RISK FACTORS................................................................10

TAX RISK FACTORS............................................................24

FORWARD-LOOKING STATEMENTS..................................................26

INVESTOR SUITABILITY STANDARDS..............................................27

USE OF PROCEEDS.............................................................30

CAPITALIZATION OF AMERIFIRST FUND I, LLC....................................31

TERMS OF THE OFFERING.......................................................32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION OF AMERIFIRST FUND I, LLC....................34

NOTICE TO CALIFORNIA RESIDENTS..............................................35

BUSINESS....................................................................36

DESCRIPTION OF THE UNITS....................................................58

DESCRIPTION OF LIFE
           SETTLEMENT PURCHASE AGREEMENTS...................................67

OTHER OPERATING POLICIES....................................................70

THE MANAGER AND ITS AFFILIATES..............................................71

COMPENSATION OF THE MANAGER AND ITS AFFILIATES..............................72

CONFLICTS OF INTEREST.......................................................75

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................76

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
           OWNERS AND MANAGEMENT............................................77

FIDUCIARY RESPONSIBILITIES OF THE MANAGER...................................77

ERISA CONSIDERATIONS........................................................79

FEDERAL INCOME TAX CONSEQUENCES.............................................80

SUMMARY OF OPERATING AGREEMENT..............................................85

PLAN OF DISTRIBUTION........................................................89

INVESTMENT COMPANY ACT OF 1940..............................................91

LEGAL PROCEEDINGS...........................................................92

LEGAL OPINION...............................................................92

EXPERTS.....................................................................92

ADDITIONAL INFORMATION......................................................92

SIGNATURES................................................................II-4


EXHIBITS
--------

A.         Form of Subscription Agreement
B.         Operating Agreement
C.         Form of Life Settlement Purchase Agreement


                             SUMMARY OF THE OFFERING

      The following information is only a brief summary of the units being offered for sale hereby. We recommend that you thoroughly read this prospectus.
This summary is not as complete or accurate as the longer descriptions you will find in the main body of this prospectus.

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Fund..........................................   AmeriFirst Fund I, LLC, is a Florida Limited Liability
                                                 Company Which was recently formed to engage in this
                                                 Offering. We are offering membership interests in the LLC
                                                 Which will entitle you to a fractional pro rata beneficial interest in the income to be generated from individual life insurance policies which we intend to purchase at a discount to face value
                                                 To create a "pool." The Fund was formed To provide a return
                                                 On investment to our investors, we will provide living benefits
                                                 To terminally ill and chronically ill persons and senior citizens
                                                 (collectively, defined as "life settlements"). Under our
                                                 Operating agreement, attached hereto as Exhibit B, our
                                                 existence ends on December 31, 2027, unless liquidated
                                                 sooner. Our offices, as well as those of our manager and lead underwriter are located at 814 Highway A1A, Suite 300, Ponte
                                                 Vedra Beach, FL 32082; tel: (904) 373-3034.

                                                 Each of our provider, manager and lead underwriter are
                                                 separately licensed by different agencies under different rules and regulations and will have employees and operations
                                                 independent of each other, as described hereinafter. The Fund and its financial accounts and statements are separate and apart from the regulated entities. Each entity is beneficially-owned by John Tooke, who has experience with selling mortgage
                                                 backed and other securities, but has  no actual experience purchasing and securitizing life settlements.  He has researched
                                                 The life settlements industry starting in April 2001 at his former employer and conducted all organizational activities necessary for the Fund.

Provider......................................   The provider for the Fund is AmeriFirst Funding Group, Inc., a Delaware corporation recently formed by John Tooke. Our
                                                 provider will originate policy purchases through an unaffiliated broker referral network, and transfer them to the Fund. A
                                                 form of Life Settlement Purchase Agreement is attached hereto as Exhibit C. Our provider will be managed by two persons
                                                 Who have been hired to report to John Tooke, one for policy
                                                 Origination and one for international investments, and will be staffed with administrative assistants. Our provider has been
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                                       1
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                                                 approved by the State of Georgia to conduct insurance business and will seek to become licensed or approved by the insurance departments of all other states in which it purchases policies.
                                                 The offices of our provider are located at 1712-H Osborne
                                                 Road, St. Marys, Georgia 31558; tel. no. (912) 673-9100.


Manager/Servicer..............................   The manager of the Fund is AmeriFirst Financial Services, Inc.
                                                 a Delaware corporation recently formed by John Tooke. We
                                                 currently intend to service the insurance policies and investors directly with approximately 10 experienced employees hired
                                                 Through our manager; however, we may decide to outsource
                                                 any or all non-financial services to a third party. Investment decisions by the Fund will be made by the management of our manager who has substantial prior experience with securities, but not with life settlements. The service function will be managed by a chief information officer, in-house legal and accounting staff, insurance review, policy administration, customer service and medical administration.

Use of Proceeds...............................   The net proceeds of the offering will be used to purchase life settlements. A life settlement contract provides living benefits
                                                 To terminally ill and chronically ill persons and senior citizens in exchange for an assignment of, and an irrevocable beneficial interest in, a life insurance policy, for less than the face amount
                                                 Of the policy. This ownership interest carries with it the right
                                                 To secure the insurance proceeds when the policy matures. It also generally carries with it the obligation to make premium payments.

                                                 Life settlements help relieve the financial burden of terminally ill and chronically ill (typically over 65 years old) persons who are often faced with enormous stress resulting from loss of employment and extraordinary medical expenses. Life
                                                 settlements will also be provided on a more limited basis to persons at least 65 years old, who have a determined life
                                                 expectance of less than 8 years. These are typically wealthier persons who no longer need the benefits of their life insurance policies and would prefer to receive living benefits. The
                                                 amount of the discount to the insured is negotiated and varies depending upon the nature of the life insurance policy, the stability of the insurer, prevailing interest rates, the medical condition of the insured, the estimated premiums to be paid by
                                                 Our manager under the policy over the expected life of the insured, the insured's estimated life expectancy and certain
                                                 Other costs of the life settlement.
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                                       2
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Return on Investment..........................   We are offering pro rata interests in the income to be generated primarily from individual life insurance policies which we will purchase to create a pool. The pool is intended to reduce risk by purchasing a large number of policies from a diverse group
                                                 Of terminally ill and chronically ill persons, and senior citizens.
                                                 In addition, the goal of the pool is to provide a blended rate of return closer to the estimated rate of return, rather than if you
                                                 Were to purchase a single life insurance policy owned by a
                                                 Third party insured. We will attempt to purchase insurance policies at a discount to face value based on our manager's estimates of life expectancies having an estimated annual
                                                 return of between 10% and 15%, with a weighted average
                                                 estimated annual rate of return of 12.5%. In any event, we do not intend to purchase any policy that is expected to yield to
                                                 The Fund an annual rate of return of less than 10% based on the purchase price and estimated life expectancy.

                                                 Only when we acquire the proceeds from life insurance
                                                 policies will you receive a distribution, consisting of your "pro rata share" of such proceeds. The estimated rate of return on
                                                 The purchase price of a life insurance policy is inclusive of all fees associated with the purchase. It is projected by dividing
                                                 The aggregate return by the insured's estimated life expectancy determined by medical and insurance underwriting and
                                                 actuarial tables. The actual rate of return is determined at the maturity of the policy. The aggregate return on investment to investors is determined by subtracting the discounted amount paid for each policy purchased (including all fees and policy premiums paid), as well as any capital calls paid, from the face value of such policy when the policy matures.  See "Business -
                                                 Description of Return on Investment" and "Description of the
                                                 Units - Capital Calls."

                                                 The aggregate return to investors is paid only at maturity of the policy and you do not know the actual rate of return until the insurance policy matures. Since the pool of insurance policies
                                                 Will have different maturity dates, an investor in the pool
                                                 Offered hereby receives an indeterminate cash flow. Upon cash payment of insurance proceeds to the Fund, a distribution will be paid to the purchasers of units offered hereby consisting of
                                                 Your pro rata share of such proceeds. When all insurance
                                                 policies have matured, the Fund's existence will end. We
                                                 cannot guarantee you the full return of Your investment. Your
                                                 "pro rata share" will entitle you to a return in proportion to
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                                       3
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                                                 Your investment of the total amount of investments in the
                                                 Fund. Accordingly, the greater the total investments, the
                                                 smaller your ownership interest in the Fund will be since your
                                                 Ownership interest will be diluted; however, your rate of return
                                                 Will remain the same. See the Operating Agreement and the
                                                 Summary of the Operating Agreement in this prospectus for
                                                 The precise definition of "pro rata share."

Minimum and Maximum
Offering......................................   We must receive a minimum of $2.5 million from investors
                                                 before we can begin our operations and acquire the first life settlements. Each investor must subscribe to purchase units in denominations of $1,000 for a minimum of ten (10) units or
                                                 $10,000 and integral multiples of $1,000 in excess of such minimum denomination.

                                                 If the minimum amount of subscriptions has been timely
                                                 received, then, with two days prior notice, on the closing date,
                                                 The escrow agent shall release to our manager funds equal to
                                                 The amount of life settlements available for purchase from our provider in exchange for units in the similar principal amount.
                                                 After the minimum offering amount has been raised, we will accept or reject all subscriptions within five business days of receipt.  If we do not receive and accept $2.5 million in
                                                 subscriptions by _________________, 2003 [six months from
                                                 The date of this prospectus], we will notify investors in writing
                                                 That we are terminating this offering and your funds, together
                                                 With the interest or other income earned thereon will promptly be returned to you by the escrow agent. Until we receive a
                                                 Total of $2.5 million, any payments received from you or other subscribers will be held in an interest-bearing escrow account.
                                                 All subscriptions are non-cancellable and irrevocable during
                                                 This period.  After we issue the first $2.5 million or more in units, we intend to continue to offer and sell the units until
                                                 __________ 2003, [12 months from the date of this prospectus]
                                                 or, until a total of l00,000 units for $100 million
                                                 are sold.  Currently we intend to offer the units for sale in
                                                 California, Colorado, Connecticut, Florida, Georgia, Hawaii,
                                                 Illinois, Michigan, Nevada, New Jersey and New York.  If we
                                                 elect to extend this offering up until __________ 2004 [24 months from the date of this prospectus], each of these states requires us to file the appropriate documents with such state's securities commission and we will provide investors in those states with written notice of such extension. We may register
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                                       4
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                                                 in additional states to sell the units and will comply with applicable "blue sky" laws to extend the offering. We may
                                                 Terminate this offering at any time by written notice to
                                                 investors and refund any subscriptions that we have not
                                                 accepted.  If we terminate this offering, our manager will promptly prepare a form of notice and furnish the lead
                                                 underwriter and selected dealers with copies to distribute to all persons who have received this prospectus either directly from
                                                 The lead underwriter or from a selected dealer. You will not earn a return on life settlements that are made or acquired before the date we accept your subscription and your capital contribution is made available to us.  See "Plan of
                                                 Distribution."

Permitted Insurance Fees......................   Origination Fee. The fee typically paid by the Fund to the provider, which is expected to be our provider, or an
                                                 unaffiliated provider in the secondary market, Will be up to a maximum of 10% of the face amount of the policy. This is
                                                 exclusive of fees which the insured is obligated to pay to the broker selling his policy to the Fund.

                                                 Our Manager's and/or Servicer's  Fees. The fees typically
                                                 paid by the Fund to our manager which currently intends to service the policies and insureds itself, will be up to a
                                                 maximum of 10% (the range to be determined in arm's length negotiations with the policyholders and to be on the high end
                                                 Of the range in the event these services are outsourced to a third party) of the face amount of the policy, on a one-time basis, as described in the following principal steps: (a) due diligence review, which includes evaluating the terms of each policy
                                                 With the assistance of a medical review service consisting of independent medical specialists, estimating the life expectancy
                                                 Of the insured; (b) closing the transaction, which includes
                                                 Obtaining releases of prior beneficiaries and designation and recording of the Fund as beneficiary, as well as payment of the purchase price to The insured; (c) servicing the insurance policies and the investors on an ongoing basis, and (d)
                                                 monitoring the life status of the insured. See "Compensation
                                                 Of the Manager and its Affiliates."

Conflicts of Interest.........................   Certain relationships exist among the Fund, our provider, our lead underwriter, our manager and John Tooke, who through
                                                 a Delaware holding company, Amerifirst, Inc., owns 100% of
                                                 The equity of each such entity, which could result in various conflicts of interest including, but not limited to, payment of
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                                       5
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                                                 substantial fees and expenses, purchase of life insurance
                                                 policies from our provider and others, non arms-length
                                                 agreements, competition for the time and services of John
                                                 Tooke and the lack of separate representation. See "Conflicts of Interest."

Membership Interests..........................   You will not be a member of the Fund while your funds are
                                                 held in escrow and you will only become a member once we
                                                 accept your subscription and transfer your funds out of escrow and into the Fund's own account. Your rights as a member are described in the Fund's operating agreement, attached hereto as Exhibit B, and are also governed by Florida law.

Units.........................................   The units will represent membership interests in the Fund
                                                 Which will represent fractional pro rata beneficial interests in
                                                 The income to be generated primarily from a pool of life
                                                 insurance policies. The units do not represent interests in, or
                                                 Obligations of, our manager, our provider, our servicer or any affiliate thereof. The units are not insured or guaranteed by any federal or state governmental agency.

Cash..........................................   Funds held by us after their release from escrow that have not
                                                 Yet been used to purchase life insurance policies and to pay policy premiums will be deposited by our manager,
                                                 Temporarily in interest-bearing bank accounts, money market funds or used to purchase short-term U.S. Treasury bills. It is
                                                 Our present intention to have two money market accounts both paying money market rates of 1-2% according to market
                                                 fluctuations. The first account is the general account in which funds are transferred to the manager to purchase life insurance policies and the second is the special reserve escrow account
                                                 To make premium payments. Investors will be entitled to a pro-
                                                 rata portion of the short-term interest earned.

Tax Considerations............................   The Fund will elect to be taxed as a partnership for federal income tax purposes and for purposes of any state or local tax if such election is recognized by the state and local taxing authorities. Accordingly, there will be no company level tax in any jurisdiction that recognizes that election. Most, if not all,
                                                 Of the return paid to you from the interest we earn on the life settlements will be taxed as ordinary income to you if you are subject to federal income tax. If we have more than 100
                                                 members and the membership interests are "publicly traded" as
                                                 That term is used in the Internal Revenue Code (and defined under "Federal Income Tax Consequences" below), then the
                                                 Fund will be taxed as a corporation and therefor will incur
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                                                 double taxation. Our operating agreement provides that no
                                                 Transfer will be permitted if it results in our being a publicly
                                                 Traded partnership, however there can be no assurance that we
                                                 Will be able to identify transfers that would result in the
                                                 Internal Revenue Service determining that there has been a secondary market in the stock and that would result in such determination. Under partnership tax rules, you will report on
                                                 Your federal income tax for each year during Which you are a partner, your distributive share of the items of income gain, loss, deduction and credit of the partnership, irrespective of
                                                 Whether you receive a distribution.

Risk Factors..................................   An investment in the Fund involves a high degree of risk. You should consider the risk factors commencing on page 11
                                                 including, among others,

                                                 o   no actual experience by John Tooke in the life settlements business

                                                 o   complete dependence on John Tooke as controlling person
                                                     Of the manager, provider and lead underwriter for the
                                                     proposed investment program

                                                 o   no trading market for securities and transfer restrictions prevent assignment


                                                 o   conflicts between the Fund, our manager, provider and our
                                                     lead underwriter including, The payment of substantial fees and expenses, non arms-length agreements and competition
                                                     for the time and services of John Tooke


                                                 o   lack of operating history, assets or established financing sources

                                                 o   substantial insurance fees to be paid to affiliates of the Fund for origination and servicing of life insurance policies.

Investor Suitability Standards ..............    To purchase units, you must have at least either a net worth, exclusive of home, home furnishings and automobiles, of at least $45,000 and a minimum annual gross income of at least
                                                 $45,000; or a minimum net worth of at least $150,000, in
                                                 accordance with NASAA guidelines with respect to Asset
                                                 Backed Securities. Additionally, you will have to make
                                                 additional representations to us before we determine that the investment is suitable for you. See "Investor Suitability
                                                 Standards."

Limited Right to Resell.......................   There will be no public market for resale of the units. To resell
                                                 Or transfer your units in a private transaction, you must first
                                                 Obtain the approval of our manager, which it is not required to grant. In addition, our manager may not approve a resale, if as a result, the Fund would become a "publicly traded
                                                 partnership" or which would otherwise cause the Fund to be
                                                 Taxable as a corporation or which will violate any federal or state securities laws.

Limited Right to Withdraw.....................   You may withdraw or partially withdraw, from the Fund and
                                                 Obtain the return of all or part of your capital account
                                                 commencing one year after you purchase your units and
                                                 receive back 85% of the face amount of your investment, less any distributions paid to such date, within 90 days after you deliver written notice of withdrawal to our manager.
                                                 Notwithstanding the foregoing, we can only make cash
                                                 payments in return for outstanding capital amounts from net proceeds and capital contributions.

Reports to Members............................   Once every year the financial statements of the Fund will be audited by independent public accountants and the statements
                                                 Will be made available to members. Additionally, a semi-
                                                 annual members statement and an annual members tax
                                                 statement will be sent to each member. Our quarterly, annual and other reports that we file with the SEC will also be
                                                 accessible to you at the SEC's public reading rooms or on the
                                                 SEC's website. See "Summary of Operating Agreement--
                                                 Reports and Records."

To Purchase Units.............................   To purchase units, you must complete and sign the
                                                 subscription agreement, attached as Exhibit A to this
                                                 prospectus, and deliver it to our lead underwriter or the
                                                 selected dealer who has solicited your investment, together
                                                 With your payment for the number of units as specified in the subscription agreement. We may accept or reject your
                                                 subscription in whole or in part. Our acceptance of your
                                                 subscription is effective when the subscription agreement is signed by our manager.

      The units offered are subject to cancellation or modification of the offering without notice. Our manager reserves the right, in its discretion, to reject orders in whole or in part for the purchase of units offered hereby, notwithstanding the tender of payment by check or otherwise.

      No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by our manager. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the units, or an offer or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful.

      The Fund will be taxed as a partnership and your tax information will be furnished to you on Form K-1, a partner information return. These returns, which we will distribute to you, will contain information regarding the income items and expense items of the Fund. If you have not received K-1s from other investments, you may find that preparing your tax return may require additional time, or it may be necessary for you to retain an accountant or other tax preparer, at an additional expense to you, to assist you in the preparation of your return.

                              ORGANIZATIONAL CHART

                   For The Purchase of Life Insurance Policies

--------------------------------------------------------------------------------

                             AmeriFirst Fund I, LLC
                                (Florida) Issuer

                                Amerifirst, Inc.
                                   (Delaware)
                             Parent holding company
                                 wholly-owned by
                                   John Tooke
--------------------------------------------------------------------------------
                                        |
--------------------------------------------------------------------------------

AmeriFirst Capital Corp. (Florida) the lead underwriter. This Company will offer and sell the units of the Fund on a "best efforts" basis and will be a registered broker-dealer with the NASD prior to the effective date of this prospectus. A wholly-owned subsidiary of Amerifirst, Inc.

--------------------------------------------------------------------------------
                                        |
--------------------------------------------------------------------------------

AmeriFirst Funding Group. (Delaware) our provider. This company will originate and purchase policies through an independent broker referral network for the Fund. A wholly-owned subsidiary of Amerifirst, Inc.

--------------------------------------------------------------------------------
                                        |
--------------------------------------------------------------------------------

AmeriFirst Financial Services. (Delaware) our manager. Before policies are purchased this company does the insurance review and medical underwriting and forwards this information to AmeriFirst Funding Group for bidding purposes. Once our provider agrees to purchase the policy, our manager will purchase and service the policies and the investors. A wholly-owned subsidiary of Amerifirst, Inc.
--------------------------------------------------------------------------------

                                  RISK FACTORS

      You should be aware that an investment in the Fund involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before purchasing units. We also caution you that this prospectus includes forward-looking statements that are based upon our beliefs and assumptions and on information currently available to us. You should carefully consider the following risk factors and other information in this prospectus before purchasing units.

Risks Related to Our Business and Industry

We may not have a viable business because of our lack of an operating history.

      The Fund and our provider were recently incorporated in 2002, and together with our manager have no operating history. At June 30, 2002, the Fund had no assets and our provider had a subscription receivable, subsequently paid, by John Tooke of $10,000. In addition, the life settlements industry is relatively new. There can be no assurance that life settlements will remain a viable industry or that the Fund will be able to compete in this industry. See "Business - Competition."

Our performance is dependent on our manager.

      The Fund will depend upon our manager for the acquisition of insurance policies, on behalf of the Fund, from our provider and/or through other licensed provider in each instance utilizing the services of an unaffiliated broker referral network . There can be no assurance that our manager will be able to purchase a sufficient amount of insurance policies to utilize the entire net proceeds which may be raised from this offering of units. If AmeriFirst Funding Group, Inc. were to cease acting as our provider of insurance policies, this would be expected to have a material adverse effect on the Fund. In addition, delays in processing payments on the insurance policies and information with respect thereto could occur, resulting in:

      o     delays in payments to the members; or

      o     the early termination of the Fund.

Our manager, lead underwriter and provider are all substantially dependent upon John Tooke.

      John Tooke is the sole director and principal of our manager, lead underwriter and our provider. Mr. Tooke has no actual experience in the purchase of life settlements, although he has researched the industry since at least April 2001 starting at his former employer. Since an investment hereunder is substantially dependent on the efforts and expertise of John Tooke, he is currently irreplaceable. Our manager has a non-compete provision in its employment contract with John Tooke, which prevents him from engaging in any business which is competitive with the business of the manager and soliciting any past or present customer or employee of the manager. Neither the Fund nor any of its affiliated entities maintains key man life insurance on John Tooke's life and the loss of his services would be expected to cause us to cease operations unless a replacement could be found. The loss of Mr. Tooke's services would be expected to adversely affect the Fund's business and such entities' ability to perform their duties and obligations in connection with this offering. Under our operating agreement we will indemnify the manager from any liability and related expense incurred in dealing with the Fund, investors or third parties. See "The Manager and Its Affiliates."

Our manager has no track record.

      We are relying on our manager to conduct our business. John Tooke, the sole director and principal of our manager and our provider, has experience with the placement of investor funds in mortgage backed financing. However, he has no experience selling life settlements and we cannot present a track record for our manager.

You are relying entirely on our manager to manage the Fund without independent review.

      You will have no right or power to take part in the operations of the Fund, except through the exercise of your limited voting rights described in the operating agreement. However, the investment and operating policies of the Fund may change without a vote of unitholders. You should not purchase units unless you are willing to trust our manager to manage the Fund.

      We do not have any of our own employees or facilities and are relying completely on those of our manager, our provider and our lead underwriter. Our manager is our sole managing member and we have no ownership interest in our manager. Nobody has the responsibility of making an independent review for us of our manager's performance of its duties.

Our manager has limited assets and will primarily fund its operations from fees it earns in the purchase of life settlements.

      Our manager has nominal capitalization and intends to fund its operations from fees it earns in life settlements.

Conflicts of interests may arise among our manager, our provider, our lead underwriter, the Fund and John Tooke, which could adversely affect the operations of the Fund.

      The selection, purchase and servicing of our policies are controlled by our manager, all of whose stock is owned by Amerifirst, Inc., a Delaware holding company wholly-owned by John Tooke. Our manager will purchase policies from our provider, AmeriFirst Funding Group, Inc., which is also owned by AmeriFirst, or from other providers, in all instances utilizing the unaffiliated broker referral network. While our manager has agreed to act within the best interest of the Fund and its members, the potential value of the Fund's portfolio of policies could be affected by our manager in selecting preferred policies for its own account. Our provider will have conflicts between its duty to the Fund and its own interests. Our provider may sell, on a non-securitized basis, the life insurance policies it purchases to other companies that have the same or similar objectives of the Fund and our provider may have conflicts of interest in determining which client will purchase the life insurance policy purchased by our provider. As beneficial owner of our manager and our provider, circumstances may arise from time to time which make it more advantageous to John Tooke to act in the best interest of either our manager or our provider, rather than the best interest of the Fund and its members.

      The Fund will not have its own staff and is completely dependent upon its manager for management, administration and servicing the polices. Our manager believes it has sufficient staff to be capable of discharging its responsibility to us. However, there may arise a time in which we are handling a high volume of policies, and our manager may not be able to service the policies on a timely basis. Any delays in servicing our policies could have an adverse effect upon our operations.

      Our manager, provider and lead underwriter will receive substantial fees in connection with the transactions described herein. Although we believe that such fees are reasonable, these fees are not the result of arm's-length negotiations and may create conflicts of interest among such parties. See "Use of Proceeds," "Compensation of the Manager and Its Affiliates" and "Conflicts of Interest."

Our inability to accurately predict life expectancies would adversely affect our financial results and may lead to payment delays or losses.

      The Fund's operations and financial results are also dependent on the ability of our manager, with the assistance of unaffiliated medical review services to conduct medical reviews through independent physicians, to predict accurately the life expectancies of the insureds. Life expectancy is a significant factor in our determination of the purchase price of an insurance policy. Insureds can live significantly beyond the predicted life expectancy. Unanticipated delays in the collection of policies, whether caused by underestimating an insured's life expectancy, or otherwise, could have a material adverse effect on the Fund's financial results and will reduce your rate of return. See "Business - Description of Return on Investment"

      Inaccurate forecasting of an insured's life expectancy by our manager could result from, among other things:

      o advances in medical treatment resulting in deaths occurring later than forecasted;

      o     inaccurate diagnosis or prognosis on terminally ill insureds;

      o     improved living habits resulting in better health; or

      o     fraud or misrepresentation by the insured.

We may not have a commercially viable business as a result of competition from other life settlement companies.

      The market for the purchase of life settlements is highly competitive. There are few substantial barriers to prevent new competitors from entering this market. The Fund expects to face additional competition from existing competitors and new market entrants in the future. As a result, we may not be able to compete on a commercially viable basis. Many competitors have substantially greater financial, technical and marketing resources, longer operating histories, greater name recognition and more established relationships in the industry than the Fund is expected to have. As a result, some of these competitors may be able to:

      o     develop and expand their service offerings more rapidly;

      o take advantage of institutional financing and other financing opportunities more readily;

      o devote greater resources to the marketing and sales of their service, and

      o     adopt more aggressive pricing policies.

      We may face additional competition from benefits offered by insurance companies. Other companies could choose to enter the Fund's target market and devote greater resources and capital to the acquisition of insurance policies from insureds. In addition, many major insurance companies now offer terminally-ill policyholders "accelerated benefits" options with their existing or newly-acquired policies which provide a way for terminally-ill policyholders to draw on their life insurance benefits before death. The life insurance industry may become more aggressive in offering such benefits to terminally ill and chronically ill persons and senior citizens, although we believe insurance companies have generally offered accelerated death benefits on terms more restrictive than the terms of life settlements. See "Business--Competition."

Regulation as an Investment Company may terminate the Fund.

      While the Fund may be considered similar to an investment company, it does not intend to register as such under the Investment Company Act of 1940, and accordingly, the provisions of that Act, which, among other matters, require investment companies to have a majority of disinterested directors and regulate the relationship between the investment advisers and the investment company, will not be applicable in the opinion of Snow Becker Krauss P.C. included as
Exhibit 99.1 to this Registration Statement If the Fund is deemed to be an investment company, then our manager may terminate the Fund and distribute its assets, which will affect the Fund's profitability. See "Investment Company Act of 1940."

The Fund has no proprietary information or rights to give us a competitive advantage.

      Except for information represented by the existing business relationships of the Fund's management, the Fund will have no protected or proprietary information. This means that the Fund will not enjoy a competitive advantage on any protected basis over other potential industry entrants or over existing life settlement companies. It is primarily by creating a securitized pool of life insurance policies that we expect to be able to offer a higher rate of return, than if we were selling individual policies to investors on a one-on-one basis, although there can be no assurance of same. The Fund is applying to register its name or a depiction thereof under the federal trademark laws and thus enjoy protected "brand" recognition for the securities offered hereby.

Risks Related to this Offering

A reduced supply of life insurance policies could adversely affect your rate of return.

      Changes in the economy and other changed circumstances may result in a reduced supply of life insurance policies and could result from, among other things:

      o improvement in the economy, generating higher investment returns to senior citizens from their investment portfolios;

      o improvements in health insurance coverage, limiting the need of insureds to use the funds received to pay the cost of their medical treatment;

      o a change in law that requires our manager to apply more stringent credit standards in purchasing life insurance policies; or

      o the introduction into the market of less reputable third party brokers who submit inaccurate or life insurance policy information to the provider on behalf of insureds.

Newly issued life insurance policies carry special risks.

      An insurance company may contest the payment of a death benefit or cancel the life insurance policy should the insured die within a certain time period or under certain conditions, or should the policy have been obtained fraudulently. Typically, the time period in which an insurance company can contest an insurance policy is two years. In the event that an insurance company successfully contested a policy and did not pay death benefits, the Fund would incur a loss which would decrease your return on investment. Examples of reasons to cancel would be if the insured did not truthfully answer a question on the policy application, or if the insured commits suicide within the two-year contestability period. The Fund intends to only purchase life insurance policies which are beyond their contestability periods. See "Business --- Evaluating the Insured and the Insurance Policy."

General risks of types of policies purchased.

      Our portfolio will consist mainly of the following types of life insurance policies: whole life insurance, universal life insurance, variable adjustable life insurance and Retired Federal Employees Group Life (FEGLI) policies.

      Whole life insurance offers protection for the life of the insured based on a fixed premium payment. The greatest risk lies with the purchase of whole life contracts from insureds who may far outlive their estimated maturity dates.

      Adjustable whole life and combination whole life/term rider policies can have limited guaranteed protection periods, or in the case of combination policies, the term portion decreases. In both cases, dividends are used to extend the coverage period or purchase paid-up whole life to replace the decrease in the amount of term insurance. The dividends are not guaranteed and the risk is that the insurance carrier would fail to make a dividend payment.

      Universal life insurance is a flexible policy that allows for variation in premium payments and/or adjustment in the face amount of the coverage of the policy. In the event the insurance company does poorly with its investments, the interest return on the cash portion of the universal life insurance policy will decrease. In this case, less money would be available to pay the cost of the death benefit portion of the policy.

      Flexible premium universal life and variable adjustable life policies are designed to mature or expire at 95 and beyond for specific amounts. Insurance costs may become prohibitive at higher ages and there is the possibility of the insured outliving the coverage.

      The only group life insurance which the Fund intends to purchase is Retired Federal Employees Group Life (FEGLI) policies provide coverage for the life of the insured without any termination or decrease in death benefits. Our manager will need to reimburse the insured for premium payments, as payroll deduction is the only mode available. There is a risk that the government could discontinue this insurance program which could adversely affect the Fund's investment performance.

      Term policies are issued for a specific period and generally expire without a death benefit at ages from 90 to 100. The risks are that premiums become prohibitive and the possibility of the insured outliving the coverage.

If only the minimum funds are raised we will not create a diverse pool of life insurance policies and your rate of return will be lower.

      Our ability to reduce risk by creating a pool of life insurance policies will be limited by the amount of funds we raise. If only the minimum $2.5 million is raised, we will be able to acquire only a few insurance policies and your return on investment may be low if we do not predict accurately the life expectancies of the insureds. Also, we would not necessarily be able to follow the diversification requirements and strategies described under "Business" - General Description of Different Types of Insurance Policies to be Purchased by the Fund and Investment strategies. The pool of life insurance policies will have different maturity dates and you will receive your proportionate share of an indeterminate cash flow.

We may lack funds to pay policy premiums and you may need to make capital calls otherwise policies may lapse.

      The Fund will establish a special reserve escrow account with proceeds of this offering equal to l50% of the premiums for the estimated life expectancy of the individual insureds, which is believed to be appropriate and necessary to cover anticipated premiums owed. However, if a policy lapses the Fund will suffer a loss equal to the purchase price of the insurance policy. If the reserve account is depleted for any reason, the Fund would be unable to pay premiums on outstanding policies.

      If the Fund is unable to make any premium payments or meet litigation or any other operating expenses to preserve the Fund, then our manager will make a capital call (of up to 6 months premiums) whereby the members will need to make a pro rata capital contribution to the Fund. A capital call will not result in higher revenue for the Fund. Such a contribution would result in lower returns to you. If enough additional capital is not contributed to cover additional premiums required, the individual policy on the insured's life will lapse. If less than all of the members contribute to the capital call, those members who contribute to the capital call will receive a premium to be determined by the manager of the membership interest attributable to the defaulted capital contribution. Those who do not contribute to the capital call will have a reduced membership interest in the Fund. See "Description of the Units - Capital Calls."

Our estimated return on investment depends on our ability to purchase policies at a large enough discount to pay estimated fees.

      The Fund's ability to pay investors a weighted average estimated annual return of 12.5% depends upon our manager's ability to purchase life insurance policies at a large enough discount to face value in order to pay the fees estimated to be paid to our manager and our provider. However, since there is no distribution prior to the insured's passing away, the actuarial tables, estimated life expectancies and guidelines will be of little value if the insured lives far longer. While we are attempting to create a diversified pool of insurance policies, there can be no guarantee of a fixed return on investment.

We can only estimate and cannot guarantee your rate of return.

      Your actual annualized rate of return can only be determined at the maturity of the individual policies. We can only estimate and cannot predict or guarantee your rate of return. The estimated rate of return is based on the insured's estimated life expectancy. This estimate is rendered on medical and insurance underwriting and actuarial tables. Factors affecting the accuracy of our estimate include the experience and qualifications of the medical personnel estimating the life expectancy, the nature and progress of the insured's illness, and future developments in treatments and cures. If an insured passes away before the estimated life expectancy, the actual rate of return will be more than the estimated rate of return, but if the insured dies after the estimated life expectancy, the actual rate of return will be less than the estimated life expectancy. Furthermore, since we are attempting to securitize a diverse pool of terminally ill and chronically ill persons and senior citizens, for which, there is little, if any precedent as a public company, there can be no meaningful historical data regarding the life expectancies of an undetermined pool. We have no historical data regarding losses experienced with life settlements and/or delays experienced in collecting amounts due under life insurance policies. See "Business - Description of Return on Investment - The Effect of Actual Maturity Date on Annual Percentage Rate by Policy Life Expectancy."

Your rate of return may be lower than expected if the third party information we receive to predict life expectancy is not accurate.

      Your rate of return is highly dependent on our ability to predict accurately the life expectancy of the insured. In a pool of life insurance policies, you cannot monitor the insured's medical progress on your own. The Fund and our manager must rely on third party information to assess the accuracy and validity of life insurance policy information. We must rely on third party medical and actuarial information when estimating the life expectancies of the insureds. We will rely on life expectancy estimates of independent physicians who may not have sufficient data available.

You may experience a loss in excess of your initial investment.

      The Fund will purchase life insurance policies based on the life expectancy of the individual policy holder. If the insured lives far beyond the established life expectancy then return on investment can become as low as the initial investment and investors may experience a loss in excess of their initial investment. This would occur if the reserve escrow account for premiums is exhausted and the Fund has to make a capital call from all investors to prevent policies from lapsing. Once the capital calls exceed the return an investor is to receive, the overall return would be less than an initial investment.

We will depend on third party information to predict life expectancy.

      The independent physicians on whom we will rely to assist us in estimating the life expectancies of the insureds do not personally examine any of the insureds or communicate with their attending physician. The independent physicians with whom we contract will rely instead on the insured's medical records and the reports provided to them by the attending physician, as well as on certain actuarial assumptions. At this time, we do not have sufficient data available to evaluate with any degree of accuracy, the life expectancies of healthy senior citizens of advanced age. The Fund will not purchase the life insurance policy of a senior citizen with a life expectancy of 8 years or more based on actuarial tables. See "Business - Description of Return on Investment."

Cures and advances in medical treatments for terminal illnesses will reduce the rate of return on and number of life settlements.

      The development of a cure for, or vaccine against, AIDS and other terminal and chronic illnesses, or the development of new drugs or other treatments which extend the life expectancy of individuals with such illnesses, could have a material adverse effect on your rate of return hereunder. In addition, such medical developments would likely reduce the number of individuals seeking life settlements. Substantial reductions in the cost of treating terminal illnesses, including reductions from the development of less costly treatments, may also reduce the number of individuals seeking life settlements.

Our working capital reserves may not be adequate to meet our obligations.

      We intend to maintain small working capital reserves to meet our obligations, including operating expenses. We will, however, maintain a special reserve escrow account to pay life insurance premiums. If we do not have adequate cash reserves, we could suffer a loss of our investment unless we make a capital call. In the event our manager cannot or does not pay our operating costs, it will be necessary to borrow funds, and there can be no assurance that such borrowing will be on acceptable terms or even available to us. Such a result might require us to liquidate our investments and abandon our activities unless we are able to successfully raise the necessary funds in a capital call.

We will depend on an unaffiliated broker referral network, but will have no contractual rights to policies.

      Our provider can only purchase policies referred by other providers or sourcing brokers. None of these sourcing brokers is under a contractual agreement to refer policies to our provider, however, and none is restrained from referring policies to our manager's competitors. Sourcing brokers tend to be relatively small independent businesses with limited capital resources. Therefore, no assurance can be given that relationships with sourcing brokers or other referral sources can be established or that existing sourcing brokers will remain in business. In the event that our provider's relationships with the sourcing brokers are not established or cease, our operations could be adversely affected.

We will have limited assets other than insurance policies.

      The Fund does not have any assets nor will it purchase any insurance policies prior to completing this offering. The Fund will not be permitted to have any assets other than interests in life insurance policies and temporary investments. Therefore, you must rely on policies beneficially owned by the Fund maturing and paying proceeds in order to receive distributions.

The failure of an insurance company to pay proceeds will reduce distributions to you.

      The value of the collateral of the Fund, which are assignments of life insurance policies and beneficial interests in the proceeds of such policies, is directly dependent upon the financial stability of the life insurance companies. An established insurance company may fail or not have enough money to pay the Fund the proceeds upon the death of the insured. The number of life insurance company insolvencies has been increasing in recent years, mainly due to poor investment result, inadequate underwriting or reinsurance, a lack of diversified investments and fraud. If the insurer that has issued a policy acquired by the Fund becomes bankrupt, the Fund would have less income to make distributions. Most states have insurance guaranty funds to help liquidate the obligations of a terminated insurer, but there can be no assurance that those funds will be adequate in any one instance.

Delays in payment and non-payment of policy proceeds will reduce your potential profits and distributions.

      A number of arguments may be addressed by former beneficiaries under a life insurance policy or by the insurance company issuing a policy to deny or delay payment to the Fund of the proceeds of a policy following an insured's death, including arguments related to lack of mental capacity of the insured or applicable periods of contestability or suicide provisions. Delay for any reason in the Fund's collection of the face value of a life insurance policy following the death of the insured could have an adverse effect on the Fund's profits and distributions. If the death of an insured cannot be verified and no death certificate can be produced, the insurance company may not pay the proceeds of a policy until after the passage of a statutory period (usually five to seven years) for the presumption of death without proof.

Negative effect of increase in interest rates will reduce our profitability.

      Changes in interest rates and expectations about changing interest rates will affect the Fund's business. The Fund's profitability is dependent to a significant degree on the difference or the spread between the cost of the life settlements and the face value of its portfolio of policies. An increase in interest rates may affect the price that our manager is willing to pay for the life insurance policies. Any substantial increase in interest rates will result in either a decrease in the purchase price that our manager is willing to pay for insurance policies or a lower spread. If the Fund's purchase prices were to become significantly lower than its competitor's purchase prices, the number of policies available to the Fund could decrease. In addition, due to current and proposed regulations in several states which provide minimum purchase prices for life insurance policies, our manager may be unable to decrease its purchase prices to fully account for the increase in interest rates.

Our compliance with minimum purchase price requirements may significantly reduce our profitability.

      A few states, have either adopted or are seriously considering the adoption of legislation that regulates the minimum purchase prices to be paid for life settlements. We and our manager will comply with any and all legislation enacted. Compliance with minimum purchase price requirements may significantly reduce the Fund's profitability and ability to make distributions. Because minimum purchase price requirements may prevent the Fund from earning an acceptable profit margin on the life settlements in its portfolio, such requirements may force the Fund not to purchase life insurance policies in states imposing such restrictions.

Delays in purchasing life settlements will reduce our profitability and the return to investors.

      Funds raised from this offering (after the payment of the expenses of the offering and the establishment of required reserves) will be invested in low risk eligible investments until utilized to purchase life settlements. Such investments are expected to yield 1-2% per annum, or a substantially lower rate of return than the Fund anticipates can be obtained through our procurement of life settlements. Therefore, the Fund believes that any delay in fully investing funds allocated to the purchase of life settlements will reduce our profitability and the return to the members.

Our inability to track the insured may adversely affect the Fund's financial performance.

      After the Fund has entered into a life settlement with an insured, it must "track" the insured until he passes away and obtain documents establishing the insured's death in order to collect under the life insurance policy. Our manager will require each insured to furnish information that should enable adequate tracking and that obligates such insured to inform the Fund periodically of changes in his health status, and immediately notify the Fund of any change in the insured's residence. Nevertheless, there is a risk that an insured with whom the Fund has entered into a contract may become "missing," or that there may be a delay in ascertaining that an insured has passed away or in obtaining required documentation needed to claim the insured's death benefit. Either could have a material adverse effect on the Fund's financial performance. Where permitted by law, our manager will track each insured on a monthly basis. However, some states' further limit the frequency with which the Fund through its tracking firm may contact the insured or obtain his medical records.

Possible costs of and delays attributable to government regulation will reduce our profitability.


      Our provider will be required to be licensed by State insurance departments, in each state in which it purchases life insurance policies. We intend to purchase policies in up to all 50 states and will be subject to regulation in approximately 36 states which license providers. Our provider has been approved as a provider of life settlements in the State of Georgia and will seek to become licensed or approved in all other states which regulate the purchase of policies. Our lead underwriter expects to complete the registration process with the NASD prior to the effective date of this prospectus and will be regulated by the NASD.


      The life settlements industry has been tainted by fraud. Accordingly, industry groups including the National Association of Insurance Commissioners
(NAIC) and the North American Securities Administrators Association (NASAA) have perceived there to be an industry void and passed a Viatical Settlements Model Act. A summary of this provisions of this act appears herein under the heading "Business-Government Regulation." In addition to the NASAA States which follow the act, the other states which license insurance purchases follow many of the provisions of the Viatical Settlements Model Act. Since the Securities and Exchange Commission does not regulate life settlements, except in an offering such as this one in which they are securitized, some states treat the sale of life settlements to individuals as the sale of securities and require registration in their states.

      In any event, we will comply with any and all applicable rules and regulations. At present, we have no reason to believe that we will not be able to comply with the licensing requirements of any particular jurisdiction. There can be no assurance that, in the future, there will not be periods when we are not in compliance with state regulations. Most states regulate life settlements through their insurance departments, while some states regulate life settlements through securities administrations. As the Fund enters the marketplace in states having such regulations, it will incur significant compliance costs. See "Business--Government Regulation of Life Settlements."

Our failure to comply with federal or state securities laws could have a material adverse effect on the Fund.

      An increasing number of state securities regulators have begun to regulate interests in life settlements as securities. Some state securities regulators have taken the position that the sale of an interest in a life settlement is an "investment contract" that falls within the definition of a "security" under state securities acts. Some state legislatures have amended state securities acts to specifically add viatical settlements to the definition of a "security."

      With respect to federal law, the D.C. circuit, as well as certain other circuits, held that interests in viatical and other life settlements are not securities because profits do not derive predominantly from the efforts of people other than the investors themselves. S.E.C. v. Life Partners, Inc., 87 F.3d 536 (D.C. Cir. l996). State courts may follow the decision in Life Partners, Inc. and therefore, may deem interests in viatical and life settlements to not be securities. However, by our forming a pool of insurance policies and offering an undivided interest in the pool, rather than reselling the life insurance policy itself, we believe the units offered hereby would be deemed to be a security. Our failure to comply with applicable federal or state securities laws may have a material adverse impact on the Fund. Securities regulators may impose civil fines or penalties on the Fund and, under certain circumstances, may require it to make a rescission offer to some or all of its investors, as a result of which the Fund's financial position could be materially adversely affected.

Risks of loss of tax benefits by Investment of IRA funds in exchange for Units.

      Investing money held in an Individual Retirement Account ("IRA") involves special risks. We offer investors the option of using funds from their IRAs to purchase interests in life settlements. Section 408(a)(3) of the Internal Revenue Code of 1986, as amended, requires that "no part of the trust [IRA] funds will be invested in life insurance contracts." We are not aware of any ruling or judicial decision concerning the investment of IRA funds in life settlements. Therefore, because the question is not settled, there is the possibility that the Internal Revenue Service ("IRS") will not allow investors the tax benefits of their IRA on funds invested in life settlements. There is also the possibility that the IRS would not allow investors the tax benefits of any portion of their IRA accounts if any part of the IRA funds are invested in viatical or senior settlements.

      In addition, there are certain IRS rules pertaining to minimum distributions from IRAs for persons who are age 70 1/2 or older. The Code requires that persons begin receiving distributions from their IRAs by a "required beginning date" (April l following the calendar year in which a person reaches age 70 1/2 ) and then again by December 31 of the same year and every year thereafter. The minimum distribution is calculated on the aggregate value of all IRA accounts; however, the minimum total amount may be distributed from any one account rather than from each individual account. Because death benefits under a life insurance policy are not payable until the insured dies, investors with large percentages of their IRA funds invested in life settlements may not have sufficient funds in any other IRA account(s) from which they may satisfy the Code requirements while awaiting the payment of death benefits. Substantial penalties may be assessed if these minimum distribution requirements are not met.

Sale and transfer of the units is severely restricted and may cause you to forego use of funds.

      You are not permitted to sell your units. You will be permitted to withdraw your investment from the Fund commencing one year after you close, at a 15% discount to the face amount of your investment. Accordingly, you must be prepared to forego your use of the invested funds until we return your investment to you. We cannot make any distributions to you prior to the maturity of any life insurance policy which will affect your liquidity. The timing and frequency of distributions will depend on the size and scope of the pool of life insurance policies. Transfer of the units is restricted by the operating agreement. You may not transfer the units:

      o to persons who do not meet the investor suitability requirements described in this prospectus.

      o unless the transfer is approved by our manager in its sole discretion.

      o in violation of the securities laws or if the transfer would cause the Fund to be a publicly traded partnership.

You cannot revoke your subscription and will not have use of funds.

      Once you sign the subscription documents and forward such documents together with payment for a unit, you will not be able to revoke your subscription. The offering period can be held open until ____________, 2003 [six months from the date of this prospectus] without any subscriptions being accepted if subscriptions in the amount of the minimum offering are not achieved before then. Accordingly, if you subscribe before we close on the minimum offering, your subscription amount will be held in escrow, earning a low rate of return and will not be available to you.

There will not be a public or other resale market for the units.

      There is no public market for the resale of the units. Therefore, you will not be able to sell your units promptly or at the price you want. You may not be able to use your units as collateral for a loan. You may not be able to sell your units in the event of a financial emergency. However, commencing one year after you close on your investment you will be permitted to withdraw your investment at a 15% reduction to the principal amount of your investment. You should purchase units only with the intent of holding the unit until we return your investment to you.

Risk of fraud by insureds may adversely affect our operating results.

      Although we are required to conduct certain due diligence in advance of buying a life insurance policy, there is a risk that we will be defrauded. Among other types of fraud that may exist, an insured may misrepresent the status of his illness, may fail to disclose all beneficiaries or may sell a policy to more than one purchaser. In the event that brokers submit inaccurate life settlement information to our provider, we may not be able to uncover the presence of defects through our due diligence. There will be no provisions in the life settlements purchase agreements for any repurchases of policies owned by the Fund and we may incur losses as a result of such breaches of warranties. If the Fund is subject to such fraud, our operating results may be adversely affected.

Some decisions will be approved, whether or not you agree, by less than all of the members.

      You may be outvoted by other members of the Fund on some key decisions. Set forth below are actions that require the approval of members, but, except as indicated, do not require unanimous approval. There may accordingly be significant changes in our capital structure or management of which you do not approve.

      o Amendment to the operating agreement requires the approval of members with aggregate capital accounts that are a majority of the capital accounts of all members, except for (i) admission of additional members on the terms this offering, which does not require the approval of the members, or (ii) changes that would increase your liabilities or decrease your interest in the Fund's income, gains or distributions, and (iii) early termination of the Fund, which require approval of all the members.


      o Removal of our manager in the case of commission of a felony, gross negligence or willful misconduct requires the approval of members with aggregate capital accounts that are a majority of the capital accounts of all members, or removal of our manager after our manager has received distributions from the Fund that equal 125% of the aggregate expenses incurred by our manager and its affiliates requires the approval of members whose capital accounts exceed two-thirds of all members' capital accounts.


      o Approval of the recapitalization, sale of substantially all of the Fund's assets, restructuring of the Fund or merger of the Fund with or into another entity, that in each case adversely affects the members requires a vote of the members whose total capital accounts exceed two-thirds of the total of all members' capital accounts at such time.

      o Election of a successor manager, after a manager has been removed or has resigned requires the approval of members with aggregate capital accounts that are a majority of the capital accounts of all members. See "Summary of Operating Agreement."

Our manager can dissolve the Fund at any time, even if the insurance policies are sold below cost.

      You could lose a significant part of your investment if our manager decides to terminate the Fund when many of the insurance policies are still outstanding. Our manager will sell the insurance policies to be able to distribute cash to the members and it may have to sell the insurance policies at significant losses.

                                TAX RISK FACTORS

General tax risks.

      Before you make a decision to invest, you should assess the tax risks and your willingness and ability to comply with ongoing federal income tax filing and compliance requirements described under "Federal Income Tax Consequences." In particular, you may be allocated income but may not receive cash distributions in connection therewith with which to pay any associated income taxes. See "Federal Income Tax Consequences-Taxation of the Fund and its members. The tax consequences mentioned in this prospectus are general in nature. Each potential investor should consult with his/her/its own tax professional to assess the tax impact of an investment in the Fund.

If we lose our "partnership" status we would be taxed as a corporation and deductions otherwise available won't be deductible.

      Our legal counsel, Snow Becker Krauss P.C., has given the opinion included as Exhibit 8.1 to the registration statement of which this prospectus forms a part, that we will be treated as a "partnership" for federal income tax purposes and that we will not be treated as an association taxable as a corporation subject to the publicly-traded partnership rules discussed below. If we were to be reclassified as an association taxable as a corporation, because we were a publicly traded partnership or for any other reason, we would be taxed on our taxable income at rates of up to 35% for federal income tax purposes. If the provisions in the operating agreement are enforced, they would prevent us from being a publicly traded partnership and it is unlikely that we will be subject to tax other than as a partnership. All items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to you. If we were treated as a corporation, distributions to you would be ordinary dividend income to the extent of our earnings and profits, and the payment of such dividends would not be deductible by us.

The IRS may challenge our allocations of income, gain, loss, and deduction.

      The Fund's operating agreement provides for the allocation of income, gain, loss and deduction among the members. The rules regarding partnership allocations are complex. It is possible that the IRS could successfully challenge the allocations in the operating agreement and reallocate items of income, gain, loss or deduction in a manner which reduces benefits or increases income allocable to you.

You may be taxed on income which exceeds the cash distributions made to you.

      In any year in which we report income or gain in excess of expenses, you will be required to report your share of such net income on your personal income tax returns even though you may have received total cash distributions which are less than the amount of net income you must report.

The state or locality in which you are a resident or in which we own properties may impose income or other taxes on us or on your share of our taxable income.

      Although we have been advised by our tax counsel that we should be taxed as a partnership for Federal income tax purposes, some jurisdictions in which we may do business may impose an entity based tax on our operations. Also, many states have implemented or are implementing programs to require entities taxed as partnerships to withhold and pay state income taxes owed by nonresident members. We may be required to withhold state taxes from cash distributions otherwise payable to you. These collection and filing requirements at the state or local level, and the possible imposition of state or local income, franchise or other taxes on the Fund, may result in increases in our administrative expenses which would reduce cash available for distribution to you. Your tax return filing obligations and expenses may also be increased as a result of expanded state and local filing obligations. We encourage you to consult with your own tax advisor on the impact of applicable state and local taxes and state tax withholding requirements.

      All losses from "passive activities" are generally not deductible by a non-corporate taxpayer, a Subchapter S corporation or a personal service corporation, except against income derived from "passive activities" of the tax payer. "Passive activities" are those business activities in which a taxpayer does not materially participate. A member's investment in the Fund would be treated as a "passive activity" for purposes of this limitation. Accordingly, so long as the member maintains his investment in the Fund, such member's share of the Fund's losses will not be deductible against his salary, active business income, income from dividends, interest, royalties, and capital gains from non-business properties. However, Fund losses, if any, generally will be deductible from such a member's gain and income from the Fund or from other passive activities.

You may deduct losses only to the extent of amounts "At Risk."

      Under section 465 of the Code, losses from certain activities may be deducted by a taxpayer only to the extent to which the taxpayers is "at risk" in the activity. Accordingly, the "at risk" rules will apply to a member's share of the losses from the Fund. Each member initially will be "at risk" only to the extent of the amount of capital that he contributes to the Fund. In future years, such amount will be increased to the extent the member recognizes income from his investment in the Fund or contributes additional cash to the Fund, and reduced to the extent he has deducted losses or receives cash distributions from the Fund. See "Federal Income Tax Consequences - Limitations on Deductibility of Losses from Passive Activities."

You will receive partner information tax return on Form K-1 which could increase the complexity of your tax return.

      The partner information tax returns on Form K-1 which we will distribute to you will contain information regarding the income items and expense items of the Fund. If you have not received K-1s from other investments, you may find that preparing your tax return may require additional time, or it may be necessary for you to retain an accountant or other tax preparer, at an additional expense to you, to assist you in the preparation of your return.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue," or "opportunity," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                         INVESTOR SUITABILITY STANDARDS

      You should only purchase units if you have adequate financial means, desire a relatively long term investment, and do not anticipate any need for immediate liquidity. We have established these standards based on the NASAA Guidelines with respect to Asset Backed Securities, for two reasons: (1) to exclude investors who clearly do not have the necessary liquidity to place funds in a long-term investment that cannot be readily sold, and (2) to exclude investors who clearly do not have sufficient assets to afford a loss of a significant portion of their investment.

Minimum Investor Suitability Standards

      We have established minimum investor suitability standards because of the nontransferability of units, the lack of a trading market for the units and general lack of liquidity of your investment. These standards require that you have the following; provided that states may require higher investor suitability standards as set forth in further detail below.

      o a net worth (exclusive of home, furnishings and automobiles) of at least $45,000 plus an annual gross income of at least $45,000, or

      o irrespective of annual gross income, a net worth of $150,000 (determined with the same exclusions). In the case of sales to fiduciary accounts, such conditions must be met by the beneficiary, by the fiduciary account or by the donor or grantor who directly or indirectly supplied the funds for the purchase of units.

      States may require higher suitability standards as a condition of registration in such state. For example, if you are a resident of the State of California, you must have: (i) an annual income of at least $100,000 and a liquid net worth of at least $250,000, or (ii) a liquid net worth of at least $500,000, regardless of annual income, and no investor residing in the State of California may purchase units of more than 10% of his or her net worth. If you are an individual that resides in a state that has higher suitability standards, our lead underwriter will not accept your subscription unless you satisfy such higher standards.

      We do not intend to qualify this offering in all states, and you will not be permitted to purchase units if you reside in a state in which this offering is not qualified.

      You will be required to represent in writing to us that:

      o you comply with the applicable standards; or

      o you are purchasing in a fiduciary capacity for a person meeting such standards; or

      o the standards are met by a donor who directly or indirectly supplies the funds for the purchase of the units.

      The participating broker dealers will make certain that every prospective investor complies with the investor suitability standards. Our lead underwriter will not accept subscriptions from you if you are unable to represent in your subscription agreement that you meet such standards. Under the laws of certain states, any transferees may be required to comply with the suitability standards set forth herein as a condition to substitution as a member. We will require certain assurances that such standards are met before agreeing to any transfer of the units including the resale of units.

Minimum Purchase Amount

      The minimum investment in the Fund that our manager will accept is $10,000 for ten (10) units. Our manager may accept subscriptions in excess of $10,000 in increments of $1,000. Your return will depend on the size of your investment.

IRA Investors and ERISA Plans

      IRA Investors. Ten units in a minimum amount of $10,000 may be purchased, transferred, assigned or retained by an Individual Retirement Account and incremental amounts in excess thereof for spousal IRA's established under
Section 408 of the Internal Revenue Code of 1986, as amended. You should be aware, however, that an investment in the Fund will not, in and of itself, create an IRA for you and that, in order to create an IRA, you must comply with the provisions of Section 408 of the Code.

      ERISA Investors. The investment objectives and policies of the Fund have been designed to make the units suitable investments for employee benefit plans under current law. In this regard, the Employee Retirement Income Security Act of 1974 ("ERISA") provides a comprehensive regulatory scheme for "plan assets." In accordance with final regulations published by the Department of Labor in the Federal Register on November 13, 1986, our manager will manage the Fund so as to assure that an investment in the Fund by a qualified plan will not, solely by reason of such investment, be considered to be an investment in the underlying assets of the Fund so as to make the assets of the Fund "plan assets." The final regulations are also applicable to an IRA.

      We are not permitted to allow the purchase of units with assets of any qualified plans if we (i) have investment discretion with respect to the assets of the qualified plan invested in the Fund, or (ii) regularly give individualized investment advice that serves as the primary basis for the investment decisions made with respect to such assets. This prohibition is designed to prevent violation of certain provisions of ERISA.

Subscription Agreement Warranties

      If you choose to purchase units, you will be submitting to us a signed subscription agreement with power of attorney and you will pay the purchase price of the units to the escrow agent. Payment should be made by check or by wire transfer to in accordance with the subscription agreement instructions.

      The subscription agreement is included in full as Exhibit A attached to this prospectus. The subscription agreement requires you to make representations to us and our manager about your knowledge of the Fund, your financial ability to invest and your understanding of the investment procedures. The following is a short description of some key representations:

            In making this investment you are relying only on the information in the prospectus.

            You or the fiduciary account for which you are purchasing meet the applicable investor suitability standards and financial requirements described in this prospectus.

            You are aware that your subscription may be rejected in whole or in part by our manager in its sole and absolute discretion, and that your investment, if accepted, is subject to risks described in part in the RISKS FACTORS section commencing on page 11.

            You understand that there will be no public market for the units, and accordingly, it may not be possible for you to readily liquidate your investment in the Fund. You have been informed by your broker-dealer of all pertinent facts relating to the lack of liquidity or marketability of this investment.

            You understand that the units may not be sold or otherwise disposed of without the prior written consent of our manager, which consent may be granted or withheld in its sole discretion, and that any transfer is subject to other restrictions described in the prospectus and in the Fund's operating agreement, and that if you are a resident of the State of Nevada or California, or if the transfer occurs in such states, any such transfer is also subject to the prior written consent of the respective state securities commissions.

            You have liquid assets sufficient to assure yourself that such purchase will cause you no undue financial difficulties and that you can provide for your current needs and possible personal contingencies, or if you are the trustee of a retirement trust, that the limited liquidity of the units will not cause difficulty in meeting the trust's obligations to make distributions to plan participants in a timely manner.

      The purpose of the warranties is to ensure that you fully understand the terms of our offering, the risks of an investment with us and that you have the capacity to enter into a subscription agreement. Our manager, on behalf of the Fund, intends to rely on the warranties in accepting your subscription. In any claim or action against our manager or the Fund, our manager and the Fund may use the warranties against you as a defense or basis for seeking indemnity from you.

Subscription Procedure

      If you want to purchase units, you should complete the subscription agreement. An execution copy will be provided by our lead underwriter or selected dealer that offered you the units. You should return the subscription agreement and full payment for the units being purchased to such dealer, who will tell you whether to make your payment to " SouthTrust Bank, as Escrow Agent" or, to "AmeriFirst Fund I, LLC". You may obtain additional copies of the subscription agreement from AmeriFirst Capital Corp., whose address is 814 Highway A1A, Suite 300, Ponte Vedra Beach, Florida 32082; telephone number (904) 373-3034.

      We may accept or reject your subscription in whole or in part. If we do not accept your subscription, your purchase payment will be returned to you promptly without interest. If we accept your subscription agreement you will be the owner of the units and a member of the Fund. We will mail to you a countersigned subscription agreement evidencing your membership interest in the Fund. By signing the subscription agreement and power of attorney, you are giving our manager the authority to sign the operating agreement of the Fund on your behalf and to sign amendments to the operating agreement which either do not require your consent, or to which your consent was given. Our manager is also given the authority to sign on your behalf in your capacity as a member of the Fund, if necessary, certain government filings, that will not change the business or legal terms of your investment.

      Neither our lead underwriter, nor any other securities brokerage firm, will permit sales to discretionary accounts without prior specific written approval of the owner of the account.

                                 USE OF PROCEEDS


      In the event that Maximum offering proceeds are received, the Fund will receive net proceeds of approximately $89,750,000 after the payment of up to 10% selling commissions and reimbursement of up to 1/2% of the gross proceeds to cover actual offering expenses estimated to be $250,000. In the event that minimum offering proceeds are received, the Fund will receive net proceeds of approximately $2,237,500 after the payment of 10% selling commissions and reimbursement of up to 1/2% of the gross proceeds to cover a portion of the offering expenses.

      The gross proceeds from the sale of units offered hereby will be used to purchase life insurance policies at a discount to face value, to establish a special reserve escrow account to make premium payments, to pay fees associated with the purchase of life insurance policies, and to pay sales commissions and a portion of the actual expenses of this offering. See "Compensation of the Manager and its Affiliates."

      A minimum of $2.5 million must be raised in this offering prior to the funding or acquisition of the first life settlement. The Fund expects to purchase existing life settlements from our provider and other licensed providers, in all instances utilizing the independent broker referral network. However, neither us nor our provider has any commitments or agreements to acquire any life insurance policies.

      We will not proceed with an identified life settlement that cannot be closed on or before ____________, 2003 [12 months from the effective date of this prospectus].

      The maximum time from the commencement of this offering until the first distribution in connection with our purchase of life insurance policies is estimated at six months. Funds held in escrow may by deposited in interest-bearing bank accounts, including saving accounts and bank money market accounts.

      Funds held by us that have not yet been used to purchase life insurance policies will be deposited in interest-bearing bank accounts, money market funds or used to purchase short-term U.S. Treasury bills. These funds will earn interest at short-term interest rates. Our present intention is to have two money market accounts, both paying overnight money market rates of approximately 1-2% according to market fluctuations. The first account will be used to purchase life insurance policies. The second account is the special reserve escrow account used to pay premiums on all policies purchased by the fund. Investors will be entitled to a pro-rata portion of the short-term interest earned, including interest earned on your funds while they were held in escrow prior to the first closing.

                    CAPITALIZATION OF AMERIFIRST FUND I, LLC

      The following table sets forth the capitalization of the Fund as of June 30, 2002, and as adjusted to give effect to the sale of the minimum and maximum amount of units offered hereby after deducting up to 10% sales commissions and reimbursement of up to 1/2% of the gross proceeds for actual offering expenses:

                                               As Adjusted for     As Adjusted for
                                     Actual    Minimum Offering    Maximum Offering
                                     ------    ----------------    ----------------
Capital Contributions
           from Manager               $10                 $10                 $10
           from Unit Members           --         $ 2,237,500         $89,750,000

                              TERMS OF THE OFFERING

      This offering is made only to persons that meet the investor suitability standards described in this prospectus. The minimum subscription we will accept is ten thousand dollars ($10,000) for ten units, and units will be issued in higher denominations in multiples of $1,000.

Minimum-Maximum Offering

      Units will be offered and sold by sales representatives licensed by the NASD Inc. to sell the units and similar securities. Units may also be sold by officers of the Fund who may receive commissions where permitted. Some of the sales representatives are employed by our lead underwriter, AmeriFirst Capital Corp., an NASD licensed broker-dealer. Currently, we intend to offer the units for sale in California, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Michigan, Nevada, New Jersey and New York. We will end this offering on _______ , 2003 [12 months from the date of this prospectus], or at such earlier time that all $100 million of units are sold. All subscriptions are non-cancellable and irrevocable.

      If we desire to extend this offering up until ________ 2004 [24 months from the date of this prospectus], each of these states requires us to file the appropriate documents with such state's agency and we will provide investors in these states with written notice of such extension. We may register in additional states to sell the units and will comply with applicable state "blue sky" laws to extend the offering. All subscriptions will be held in an escrow account at SouthTrust Bank, 110 Office Park Drive, 2nd Floor, Birmingham, Alabama 35223, which will serve as escrow agent. If we do not receive acceptable subscriptions for $2.5 million or more of units by __________ 2003 [six months from the effective date of this prospectus], the escrow agent will return all subscription amounts together with interest earned while the funds were held in escrow to you and to the other subscribers. You will earn interest on the funds held in the escrow account as soon as your funds clear. You will not be a member of the Fund while your funds are held in the escrow account and you will only become a member once we accept your subscription and transfer your funds out of escrow and into the Fund's own account. After the minimum offering amount has been raised, we will accept or reject all subscriptions within five business days after receipt and will instruct the escrow agent promptly to release the funds of the accepted subscriptions to us and to refund the funds of any rejected subscriptions. We may terminate this offering at any time and refund any subscriptions that we have not accepted. If we terminate this offering, our manager will promptly prepare a form of notice and furnish our lead underwriter and selected dealers with copies to distribute to all persons who have received this prospectus either directly from our lead underwriter or from a selected dealer.

Subscription Agreements

      By executing a subscription agreement, an investor unconditionally and irrevocably agrees to purchase a unit with the denomination shown thereon on a "when-issued basis." Accordingly, upon executing a subscription agreement, an investor is not yet an owner of the units or a member of the Fund. Units will be issued when the subscription agreement is accepted by our manager. Subscription agreements are non-cancellable and irrevocable. Subscription funds are non-refundable for any reason, unless the $2.5 million minimum amount of units are not sold or our manager decides not to accept the subscription.

      Our manager reserves the right at any time to cease soliciting for the sale of the units and to stop accepting subscription agreements if it believes, in its sole discretion, that suitable loan opportunities are not available or for any other business reason.

Restrictions on Transfer; Permitted Transferees

      There will be no public market for the resale of the units. In addition, you cannot privately sell, gift, pledge or otherwise transfer your unit, without the prior written consent of our manager. Our manager is required to withhold consent if the sale or transfer of the unit or our admission of the intended purchaser or transferee of the unit as a member would:

      o cause the Fund to be treated as an association taxable as a corporation for Federal income tax purposes either because it would be a "publicly traded partnership" within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended, or for any other reason; or

      o violate or cause the Fund to violate federal or state securities law.

      Notwithstanding the foregoing, you may withdraw or partially withdraw from the Fund and obtain the return of all or part of your capital account commencing one year after you purchase your units and receive back 85% of the face amount of your investment, less any distributions paid to such date, within 90 days after you deliver written notice of withdrawal to our manager. Notwithstanding the foregoing, we can only make cash payments in return for outstanding capital amounts from net proceeds and capital contributions.

      In addition, our manager may, in its sole discretion, withhold its consent to any sale or transfer. In granting a consent to a sale or transfer, our manager may require a legal opinion from our lawyer that the sale or transfer does not violate federal or state securities laws or cause the Fund to be treated as an association taxable as a corporation for Federal income tax purposes. In addition, our manager intends to require reasonable documentation of the sale or transfer, acceptance by the purchaser or transferee of the operating agreement and certain additional representations of the purchaser or transferee, including the representation by the transferee that it is acquiring the unit for its own account and not with a view to distribution. Certain states may require that the purchaser or transferee satisfy the same investor suitability standards as a purchaser of the units.

      You may transfer your right to receive distributions and allocations of profits and losses and other economic benefits under the operating agreement to the following persons:

      (i) your spouse, children, siblings or grandchildren or a trust of which one or more of these family members are the sole beneficiaries;

      (ii) if you are a partnership, corporation or limited liability company, to your partners, shareholders, members, directors, executive officers or managers or members of their family of the type described above;

      (iii) if you invest through a trust, the beneficiaries of the trust; or

      (iv) another member.

      Our manager is not required to admit such transferee as a substitute or additional member of the Fund.

      A notice substantially in the form set forth below will be set forth in the subscription agreement distributed to all unitholders, including units that are issued in connection with a permitted sale or transfer.

      THIS UNIT MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED TO ANY PERSON EXCEPT IN ACCORDANCE WITH THE TERMS OF THE FUND'S OPERATING AGREEMENT, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE FUND'S OFFICES.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION OF AMERIFIRST FUND I, LLC

Twelve Month Plan of Operation

      As of June 30, 2002, the Fund had no assets, no liabilities and had not commenced operations. During the next 12 months, if we raise at least $2,500,000, we plan to purchase a pool of life insurance policies, created by the purchase of insurance policies at a discount from the face amount of the policies from terminally ill and chronically ill persons and senior citizens. Upon raising $2.5 million and the release of such funds from escrow, our manager will create a pool of life insurance policies for us to purchase. John Tooke, sole director and principal of our manager, has extensive experience in investment banking and selling mortgage backed securities. Although he has no actual experience in purchasing life settlement policies, he has researched the life settlements industry since at least April 2001 starting at his former employer and conducted all organizational activities necessary for the Fund. Our manager intends to service the insurance policies and investors directly with experienced employees it has hired, as described below. However, our manager may outsource any or all of the non-financial services of servicing the life insurance policies and investors to an unaffiliated third party servicer to assist us in originating and reviewing each policy; closing the purchases of such policies; monitoring life status of the insureds and filing death benefit claims. In such event, the Fund would be dependent upon the services of third parties for its overall success. Our manager intends to hire an unaffiliated third party organization to conduct its medical due diligence review. See "Business - Medical and Insurance Due Diligence Review."

      We do not anticipate hiring any employees, acquiring any fixed assets like office equipment or furniture, or incurring material office expenses during the next twelve (12) months because we will be utilizing our manager's personnel and office equipment. As of October 21, 2002, our manager employed 10 persons, including John Tooke, Chief Executive Officer, a chief information officer, in-house legal and accounting staff, insurance review, policy administration, customer service and medical administration. Our manager occupies approximately 7,349 square feet of office space. This facility is equipped with office furniture, telephones, fax machines, photo copiers, multiple computers in a server system and whatever else will be needed to operate. See "Business-Our Servicer" for additional information on our back-up computer system. The fees which we will pay our manager as compensation will be in lieu of all other payments for operating expenses. See "Compensation of the Manager and its Affiliates."

      The Fund has not committed itself to purchase any life insurance policies, and has not entered into any arrangements or other transactions other than with the underwriter of the offering, the cost of which will be paid by our manager. We do not intend to incur any indebtedness at the commencement of our operations, although we may later establish a line of credit for future use.

                         NOTICE TO CALIFORNIA RESIDENTS

      All unit holders resulting from any offer or sale in California will receive the following restrictive notice:

      "IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFORE, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."

                                    BUSINESS

General

      The Fund was organized to offer membership interests which will represent fractional pro rata beneficial interests in the income to be generated primarily from a pool of life insurance policies which we intend to create. The Fund will provide living benefits to terminally ill and chronically ill persons and to senior citizens in exchange for their life insurance policies. A life settlement is the payment of cash in return for an assignment of ownership or beneficial interest in, and the right to receive the face value of, a life insurance policy. The amount paid for an insurance policy is determined by our provider or other providers based on various factors, including the estimated life expectancy of the insured, the estimated premiums payable under the policy over the expected life of the insured and certain other costs of the life settlement.

      The Fund will identify those individuals who desire the assets in their insurance policies for today's use. We will use our provider and /or other providers in each instance utilizing an unaffiliated broker referral network to obtain clients and transfer them to the Fund. These persons generally have been diagnosed with a terminal or chronic illness or are older with a finite remaining life.

      A typical client will contact a broker after being diagnosed with AIDS, cancer, heart disease or other terminal illness or is a senior citizen policy holder. This person desires to obtain as much money as possible from this life insurance policy today to assist him in living expenses during his remaining years.

      Our provider is only permitted to purchase life insurance policies through licensed brokers. The broker will obtain information on the insured including copies of his medical records and a copy of the insurance policy. The broker is paid his commission by the policy holder. The broker will contact a number of companies in order to get the highest bid for its client. We will attempt to establish strong broker relationships across the United States. We will succeed only if we are able to establish our reputation of fast turnaround time in processing an application and are able to successfully complete and fund transactions on a timely basis.

      We currently intend to service the insurance policies directly with the experienced staff our manager has hired. However, if the staff is unable to effectively handle the volume of work or our manager otherwise decides it does not wish to service the insurance policies our manager may outsource any or all of non-financial services to an unaffiliated third party servicer. As of the date hereof, our manager intends to contract with unaffiliated third party medical review services to conduct its medical due diligence review. Our manager will service the insurance policies involving the following principal steps: (a) due diligence review, which includes evaluating the terms of each policy and, with the assistance of a medical review service consisting of independent medical specialists, estimating the life expectancy of the insured; (b) closing the transaction, which includes obtaining releases of prior beneficiaries, designation and recording of the Fund as beneficiary, as well as payment of the purchase price to the insured; (c) servicing the policies on an ongoing basis; and (d) filing claims for proceeds when the insured passes away, on behalf of investors to ensure that all policy proceeds are properly disbursed to investors.

      Each of our provider, manager and lead underwriter is beneficially owned by John Tooke, who has experience with selling mortgage backed securities and other securities, but has no actual experience purchasing and securitizing life settlements. The broker to whom the insured will sell his policy will not be affiliated with the Fund.

      The fees to be paid by the Fund to our provider will be up to 10% of the face amount of the policy. The fees to be paid by the Fund to our manager, which intends to service the Fund's policies, but may out- source all non-financial services to an unaffiliated third party, will be one- time fees of up to 10% (the range to be determined in arm's length negotiations with the policy holders and expected to be on the higher end if the services are outsourced) of the face amount of the policy.

The Life Settlements Market

      The life settlements market is an extension of the viatical market that became popular in the late 1980s. Then, the focus was on buying policies of terminally ill people (particularly AIDS patients) who had a life expectancy of less than three years and needed money before their death. Currently, the focus is also seeking senior citizens with a limited life expectancy who have insurance policies they no longer need or who require more liquidity. Historically, the only option available for people who either did not want or could not afford to pay premiums on a policy was to surrender it for cash value. Life settlement firms, such as the Fund, will pay significantly more than the cash surrender value.

      Another option available to senior citizens ("Senior Settlements") is to use their accelerated death benefit option on their policy if it is an option. See "Competition" below. While these are not for every policyholder, they are a valuable option. According to Senior Market Advisor, senior advisors should be aware of the benefits of the life settlements. Seniors in the United States hold life insurance policies worth nearly half a trillion dollars, according to insurance industry experts. More than $100 billion of this amount is eligible for sale as life settlements.

      Seniors may have purchased large insurance policies when they had young families and then, when they reached older age and their children became adults, no longer needed the life insurance coverage that was necessary when they were younger. In many cases, seniors might simply have stopped paying premiums and allowed their policies to lapse. Senior settlements relieve seniors of the obligation to pay insurance premiums, which on some types of policies may be quite high for older insureds, and permit them to obtain a portion of their policy limits to use while they are alive.

      According to the National Center for Health Statistics and Center for Disease Control in a report issued August 6, 1999, Americans have a longer life expectancy in the 21st century due to the advancements in medical technology and treatment. However, despite our remarkable progress, heart disease and stroke remain leading causes of disability and death especially in older adults and seniors. In addition, declines in heart disease and stroke mortality mask important differences in rates of decline by race/ethnicity, sex socioeconomic status and geographic region. Also, according to American Cancer Society, Surveillance Research, 2002, cancer is the second leading cause of death in the United States, exceeded only by heart disease. Although many trends have been positive, trends for some important indicators have not improved substantially, have leveled off, or are reversing.

      Life settlement companies have shifted their focus away from AIDS and HIV insureds to other "dread diseases" such as heart attack, life-threatening cancer, stroke, coronary artery bypass surgery or kidney failure. Many companies limit the amount of policies they obtain from AIDS and HIV patients. Many companies have also eliminated HIV policies from their portfolios due to inconsistencies of the life expectancies in the past. We believe this is a positive development for investors in life settlement contracts due to a more accurate life expectancy rate for the policies which they are purchasing.

The Fund

      The Fund was formed in the State of Delaware in April 2002 and reincorporated in Florida in September 2002. We plan to engage solely for the restricted, limited purpose of purchasing life insurance policies from our provider, AmeriFirst Funding Group, Inc. and/or other providers in each instance utilizing an unaffiliated broker referral network. The Fund has no operating history and has only nominal capital and will not have any assets prior to the commencement of this offering. John Tooke, the sole director and principal of our manager, provider and our lead underwriter, may be deemed to be a founder and/or promoter of the Fund. Mr. Tooke has not received and will not receive anything of value from the Fund, although the manager, provider and lead underwriter, all of which are owned by Mr. Tooke, will receive substantial fees from the proceeds of the offering. See "Compensation of the Manager and Its Affiliates."

      The Fund will enter into life settlements purchase agreements between the Fund, as buyer, and our provider, as seller. In accordance with the terms of such agreements, our manager will (a) sell, transfer, assign, and convey to the Fund all of our provider's right, title and interest in and to the insurance policies, or (b) in states which prohibit an assignment of the insurance policy, for the Fund to be made the irrevocable beneficiary, and (c) take all actions that are required under state law to establish the Fund's ownership interest in and to the insurance policies. See "Description of the Life Settlement Purchase Agreements."

Our Provider

      The provider of our life settlements will be AmeriFirst Funding Group, Inc., although the Fund may also use other licensed providers to obtain policies in each instance utilizing an unaffiliated broker referral network. Our provider was formed in the State of Delaware in August 2002. John Tooke, chief executive officer of our manager, is also chief executive officer of our provider. Our provider has no operating history and only nominal capital. Our provider has been approved to conduct business as a provider in Georgia and will seek to become licensed or approved in approximately 36 states which regulate the purchase of life insurance policies. Our provider will purchase insurance policies for its own account and will sell and transfer those insurance policies to the Fund. Our provider's address is 1712-H Osborne Road, Suite 107, St. Marys, Georgia 31558. Its telephone number is (912) 673-9100.


      Our provider intends to be a nationwide specialty financial services company that purchases insurance policies from terminally ill and chronically ill persons and senior citizens in order to aggregate the policies into a pool that can be securitized, as we are offering in this prospectus. Our provider intends to enter into agreements to purchase insurance policies from insureds through a nationwide network of unaffiliated life settlement brokers. Virtually all states require an insured to be represented by an independent third party or a broker. Since most states also require brokers to be licensed, the name of these brokers are readily available. Our provider will purchase the insurance policies at a discount from the face amount of the insurance policies. Our provider intends to establish its reputation through strategies of compliance, integrity and due diligence.

      We will make payments for the purchase of policies from a funding escrow account, maintained at SouthTrust Bank, 110 Office Park Drive, 2nd Floor, Birmingham, Alabama 35223, and managed by a designated escrow agent. The insured will receive a settlement check or wire transfer upon closing, as does our provider or the broker for services to their client.

      Brokers are typically paid a fee, based on the face value of the policy, by the insured upon the funding of the policy. This is exclusive of the fees which the Fund will pay to our provider. Our provider does not intend to pay referral fees to doctors, lawyers or other professionals to whom our provider is prohibited by applicable law from paying a referral fee and will not do business with referral sources which our manager does not believe to be reputable. Brokers and certain other referral sources also handle other administrative functions, such as collecting applications from potential clients and collecting medical and insurance records.

Evaluating the Insured and the Insurance Policy

      The due diligence review process is designed to obtain accurate information regarding both the insured and the life insurance policy (a) to determine whether our provider will offer to purchase the policy and, if so, the price it will offer and (b) to ensure that certain criteria are met to minimize challenges by former beneficiaries or other persons to the purchase or by an insurance company to payment of the face value of the policy.

      The insurance review is our process of evaluating life insurance policies and their suitability for purchase. Our provider will obtain an insurance policy from an unaffiliated broker referral service. Our provider will utilize our manager's services to go through the following steps to verify that it is a complete issuance policy.

The insurance review process includes:

      o review of the broker's application for required identification and personal information for the insured;

      o examination of company records for previous purchases on the life of the insured;

      o review of all insurance applications associated with the policy and comparison of answers to any medical questions with the date of diagnosis;

      o     ensuring the insurance company rating is A or better;

      o examination of the policy to make sure it is complete, including, among other things, that it is non-contestable and not a group policy;

      o     determination of the amount of death benefit available for purchase;

      o     thorough review of the insurance contract terms;

      o escrowing sufficient premiums to fund the policy death benefit until the maturity date;

      o     verification of coverage by the insurance company or administrator;

      o ensuring the file is complete before forwarding to the bidding department; and

      o     granting final approval for purchase once the bid has been accepted.

The purpose of the insurance review is to ensure the amount of benefit purchased will be available to the Fund upon maturity for distribution to its members. In accomplishing this goal, the insurance review declines policies with unacceptable risks and accepts only policies of the highest quality.

      Once a potential client contacts our manager, an application and consent form permitting our manager to obtain medical and insurance coverage information for the insured will be sent to the potential client. All information obtained by our manager in connection with policy purchases, including the identities of the insureds, will be held in confidence and access thereto will be restricted by our manager to its employees and other representatives. Upon receipt by our manager of the completed application, it will be reviewed to determine preliminarily the insured's life expectancy, whether the beneficiary can be changed to our entity rather than the insured or his family and, if the face value exceeds the applicable state guarantee fund limit, whether the insurance company which issued the policy is of a credit quality deemed acceptable to our manager.

      If the foregoing is accepted, our manager will determine the overall status of the illness or disease. If it appears from the application that the policy is one the Fund would be interested in purchasing, our manager will use the consent form signed by the insured to obtain from the attending physician medical information about the insured which usually includes several years' worth of laboratory reports and physicians' notes and a written statement as to whether or not the insured is of sound mind. Our manager will forward such documentation to an independent medical review service, consisting of a panel of specialists. Our manager intends to contract with three different unaffiliated third party organizations to provide independent medical consultants. In evaluating the life expectancy of the insured, the medical consultant will review the file and other information forwarded by our manager, as well as certain actuarial data and any life expectancy estimate provided. We will make a decision to bid on the life insurance policy from the broker referral service based, in part, on the review of the medical review service. See "Risk Factors - We will depend on third party information to predict life expectancy," and "Medical and Insurance Due Diligence Review" below.

      Simultaneously, our manager, using the insured's consent form, will obtain verification of insurance coverage and other policy information from the insurance company, the employer or the group administrator. The insurance documents will be reviewed to determine the type of policy, and any provisions which may effectively reduce the face value of the policy, (i.e., loan against the policy), and to ensure, among other things, that:

      o the policy under consideration is past any contestability periods, (i.e., the periods during which the insurance company may deny payment for various reasons, including suicide and a misstatement of material facts);

      o all current primary beneficiaries are willing to execute releases with respect to any present or future claims they may have with respect to the policy;

      o our manager is able to obtain ownership of the policy and the associated policy proceeds. Our provider will not purchase a policy if a minor is a named beneficiary at the time of purchase. Our manager will also review the policy premium schedule and determine whether the policy contains a disability waiver of premium rider which impacts future premium payments. Our manager will attempt to ensure that the policy is compatible with the trust's portfolio in terms of monthly cash flow. The review process for the insurance documents generally will take one to three weeks, depending on the extent of cooperation received from third parties; and

      o our provider will not purchase policies of insureds who are not residents of the United States or whose insurance companies are not domiciled in the United States.

      We may obtain potential clients from a nationwide network of unaffiliated life settlement brokers, as described above. Some of the documentation gathering described above, including collection of necessary medical, personal and insurance information, may be performed by the referral source prior to submission of the application to our provider, but the determination of the insured's life expectancy and compatibility with investment criteria, review of insurance documents and determination of legal and contractual issues will be made by our manager.

Purchase of Policies

      If our manager determines that the policy meets the Fund's criteria, including due diligence review and investment criteria, our manager will instruct our provider to make an offer to the insured to purchase the policy. The purchase price will be based upon the face value of the policy, our servicer's estimate of the insured's life expectancy, the premiums estimated to be paid under the policy over the insured's estimated life expectancy, and certain other costs of the policy. If the insured accepts the offer, purchase documents are prepared from forms generated by our manager's management information system. The documents include a sales agreement, releases from beneficiaries, a change of ownership or assignment form and a change of beneficiary form. The process by which the Fund will enter into life settlement purchase agreements is set forth in detail beginning on page [69] under "Description of Life Settlement Purchase Agreements."

      The Fund will become the owner of an individual policy, or absolute assignee of the insured's rights in a group policy, by filing a change of ownership or absolute assignment form and an irrevocable change of beneficiary form with the applicable insurance company, employer or plan administrator. Following receipt of appropriate acknowledgment of the receipt of such changes, a closing occurs and funds are disbursed as directed by the seller of such policy. Our manager anticipates that the closing process will take one to three weeks and the entire purchase process, from application to closing will take from four to eight weeks. Our manager will provide a rescission option through which the insured may, for any reason, return the disbursed funds and any premium payments made by the Fund in the interim, and be unconditionally released from the sale agreement. The rescission period is at least 15 days from receipt of the purchase price and is longer (i.e., 30 days), if required by applicable law. See "Business -- Government Regulation of Life Settlements."

Our Manager

      The manager of our Fund will be AmeriFirst Financial Services, Inc. Our manager was initially formed in the State of Delaware in September 2002 and is qualified to do business in Georgia. Amerifirst, Inc., a Delaware holding company wholly-owned by John Tooke, owns all of the capital stock of our manager. Our manager currently intends to service the insurance policies and investors directly by its staff of 10 persons as of October 21, 2002. However, our manager may outsource any and all non-financial services, as set forth below, to an unaffiliated third party. Our manager's responsibilities on behalf of the Fund will include identification of potential policy purchases through our provider and a nationwide network of unaffiliated life settlement brokers. The manager will have sole fiduciary responsibility over all investor funds once obtained from the escrow agent and thereafter directly from investors and the purchase of life settlements.

      Under the Operating Agreement, our manager may be removed for cause (as defined), for default (as defined), or otherwise after the manager has received distributions that equal or exceeds 125% of the aggregate expenses of this offering including sales commissions. Such removal without cause may be effected by the holders of at least 2/3 in interest of the members.

Our Servicer

      Our manager intends to act as servicer and service the life insurance policies directly, but it may outsource all non-financial services to a third party. Our manager employed 10 persons as of October 21, 2002, to initially conduct such operations. Our manager would need to hire additional employees, or outsource non-financial services, if we acquire a large number of life insurance policies or it is otherwise warranted. Current employees include a chief information officer, in-house legal and accounting staff, insurance review, policy administration, customer service and medical administration, all of whom are currently employed by our servicer.

      Our computer system consists of a web server, mail server, database server, two firewalls, network attached storage, an integrated T-1 for our web server, and an integrated T-1 for servers. We use DVD backup that is taken off the premises in a fire safe to back up our programs and information concerning the individual insureds and policyholders. Windows XP workstations are located throughout the offices attached to the servers.

      The range of fees, which will be paid by the Fund to our manager is expected to be up to 10% of the face amount of the policy. In the event that we determine to use the services of an unaffiliated third party, we expect to enter into a servicing agreement and the fees would be expected to be on the higher end of the range. Servicing the insurance policies involves monitoring the life status of the insured and tracking the maturing of the policy, and filing claims for proceeds when the policy matures.

      Upon the closing of the purchase of the policy, our servicer will evaluate and process the life settlements. Our provider will then sell the insurance policies, without recourse, to the Fund. Our provider will execute an assignment of the life insurance policy to the Fund where permitted, otherwise naming the Fund as irrevocable beneficiary of such insurance policies.

      Our manager will undertake to service and administer the insurance policies and to collect payments due under the insurance policies in accordance with customary and usual servicing procedures and it shall have full power and authority, acting alone or through any party properly designated by it to do any and all things in connection with such servicing and administration which it may deem necessary or desirable. Our manager is authorized and empowered, unless such power and authority is revoked by the Fund on account of the occurrence of a default by our manager, to execute and deliver, on behalf of the Fund for the benefit of the members, any and all instruments of satisfaction or cancellation, or of part or full release or discharge, and all other comparable instruments, with respect to the insurance policies. Our manager will obtain any powers of attorney and other documents reasonably necessary or appropriate to enable our servicer to carry out its servicing and administrative duties.

      Our manager is not obligated to use separate servicing procedures, offices or employees for servicing the insurance policies from where it may service other insurance policies, if any; provided, however, that our servicer is at all times required to be able to accurately reflect the status of collections and shall maintain separate accounts. Our servicer is not required to maintain fidelity bond coverage insuring against losses through wrongdoing of its officers and employees who are involved in the servicing of the insurance policies.

      Our manager's business will involve the following principal steps which are described in further detail below:

      o due diligence review, which includes evaluating the terms of each policy and with the assistance of an independent medical review service, estimating the life expectancy of the insured;

      o closing the transaction, which includes obtaining releases of all beneficiaries and an insurance policy assignment, or irrevocable change of beneficiary, as well as payment of the purchase price of the policy;

      o     monitoring the insured and the policy; and

      o     collecting the policy proceeds following the policy's maturity.

In addition, our servicer will also provide the following functions:

      o     review insurance and final underwriting for proposed policies;

      o review financial analysis of each policy and its relationship to the aggregate pool of policies;

      o     review purchase recommendations;

      o     audit integrity of financial model on a periodic basis;

      o     track all insureds and maintain updated medical files;

      o     maintain data on pool characteristics;

      o     audit premium calendar database; and

      o     prepare reports as agreed.

Medical and Insurance Due Diligence Review

      Our manager intends to utilize the services of three unaffiliated medical review services to conduct a medical evaluation of all insureds prior to the Fund purchasing the life insurance policies. The terms of any such relationship will be industry standard and negotiated on an arm's length basis. These firms were selected on the basis of the quality of their services, background of experienced underwriters and their panel of medical specialists. Each firm uses a panel of physicians consisting of many specialities including, but not limited to, oncology, geriatrics and infectious diseases. These specialists all have extensive backgrounds in clinical practice and/or research.

      Depending on the insured's medical condition, the life expectancy review is accomplished through independent reviewing physicians. The life expectancy review includes a review of the insured's medical chart and specialized forms which are provided to us.

      The insured's medical chart will generally contain the following items which may be furnished by the sourcing broker or requested by our provider:

      o progress notes from the primary care provider and physician specialists;

      o     laboratory results;

      o     x-ray reports and other diagnostic tests;

      o     surgical reports;

      o     hospital admit/discharge summaries;

      o     pathology reports;

      o     previous and current therapy/treatment;

      o     lifestyle risk factors;

      o     functional impairments; and

      o     psychological parameters.

      Our servicer will utilize the general mortality statistics to the health and lifestyle profile specific of the insured. The core of the model is the Industry Average Mortality Tables obtained from an international actuarial firm. The statistical mortality data on these tables relates solely to insured individuals and does not include the indigent or uninsurable populations. The basic mortality data is adjusted by a system of debits. The sources of information driving the risk factor adjustments include underwriting criteria from large insurance companies, the Medical Information Bureau, governmental studies and privately secured research. The life expectancy estimate will highlight all pertinent risk factors used to determine life expectancy. The model provides a median life expectancy for the specific insured, expressed in months.

      If the life expectancy review is completed by a physician specialist, such specialist will evaluate the insured's available medical history, write a summary of the highlights and provide an estimated life expectancy. Factors influencing each decision may include the specialists own clinical experience, peer review, rigorous analysis of medical journals, library or Internet research, non-public information concerning clinical trials, investigational new drugs, and statistical information.

      The medical review process involves conducting an evaluation of available medical records that confirm the existence of a terminal illness, including the stage, progression and overall status of that illness. In the event of a life settlement for a senior citizen, the diagnosis is obtained by reviewing disclosed medical conditions including age. A life expectancy is then established for the insured, and eligibility for the Fund's purchase will be established. The attending physician has previously diagnosed the insured with a catastrophic or life threatening illness, or he is a senior citizen (age 65 or older) with limited life expectancy.

      The medical review process will generally include the evaluation of the following, if available:

      o     a written evaluation of all available medical information;

      o     confirmation of the existence of the illness or disease;

      o     progression of the illness or disease;

      o     stage of the illness or disease;

      o     date of diagnosis signed by attending physician;

      o     medical release signed and dated by insured;

      o     physician's letter of competency;

      o     laboratory results;

      o     hospitalization information physician notes;

      o     medications history; and

      o     malignancies and treatments history.

      The above components are necessary to establish an accurate overall view of the health status of the person wishing to sell his or her life insurance policy. This evaluation is reviewed by our medical reviewer and then placed into a life settlement program by the Fund.

      Continuous insight into new medical advancements, treatments and medications is important for the medical review process. We will incorporate this information into each medical file reviewed and it is a vital part of maintaining the high standards necessary for our medical review department.

The Medical Verification Process

      The Fund will establish a validity of the Medical Verification Process
(MVP) for life insurance policies under endorsement consideration by a two-tier system for reviewing the current medical status of all potential insureds.

      The first level of review will occur to assure the appropriateness of the "case", specifically assuring a clinical diagnosis exists that is consistent with the insured's diagnosis. Implicit in this review is the scrutinizing of the insured's medical records for documentation of clinical symptoms, and relevant diagnostic and radiologic evaluations. This information is used to corroborate the diagnosis represented by the insured.

      The second level of review, independent of the first, will occur by independent physicians representing the Fund's interests. Since no single medical specialty or sub-specialty exists that would permit individual expertise in the major categories of illnesses usually considered for a life settlement, we intend to contract with three unaffiliated medical review services which have retained independent physicians as described above.

Monitoring

      When the funds from this offering are released from escrow, a special reserve escrow account will be established equal to l50% of the funds expected to pay the premiums during the estimated life expectancy of the insureds. Our manager intends to contract with an independent third party to monitor the life status of the insured. We will attempt to pay premiums up front when possible or establish a bank draft for automatic payment to avoid much monitoring. At all times, however, an internal accountant will monitor the special reserve escrow account to maintain required balances. We are also developing a custom software application to house information regarding the policies, insureds, brokers, agents, money market accounts and any other aspect that needs to be monitored internally.

      We will also attempt to maximize returns on investment by increasing the death benefit where the insurance policy continually permits benefit increases. Following the disbursement of funds, the insured will be regularly monitored to obtain timely information concerning the insured so that proceeds may be collected as promptly as possible following the maturity of the policy. Monitoring will be conducted in a sensitive and professional manner. In addition to tracking the medical status and location of an insured, our servicer will also monitor the policy to ensure it does not lapse because of a failure to timely pay premiums. Some protection against the failure to pay premiums is provided by statutory or policy provisions that require insurance companies to provide written notice before terminating a policy for failure to pay premiums. As owner of record of the policy, or as absolute assignee of all of the insured's rights under the policy, the Fund generally receives such notice directly. Furthermore, the servicer monitors the policy to ensure that premium waivers are renewed.

Collection of Policy Proceeds

      Once a policy matures, our manager will file a request for a copy of the death certificate in the appropriate governmental office. Often the insured's family or companion will also submit a copy of the death certificate to the insurance company. Our manager will then file the death certificate with the insurance company and request payment of the policy proceeds. Our manager will monitor the collection status until the Fund receives the face value of the policy. Monitoring the collection status will be assisted by our servicer's management information system, which will reflect the filing of the death certificates, the filing of claim forms with the insurance companies by our servicer and provide for a status update until the claims have been paid. Insurance companies have an incentive to pay promptly on policies because most states require insurance companies to pay interest on claims which take more than 30 days to settle. Actual collections will generally occur within 30 to 55 days following the maturity of the policy. However, in certain states (i.e., New
York) actual collections may take a longer period of time due to delays in processing of documents by state authorities.

Description of Return on Investment

      We are offering pro rata beneficial interests in the income to be generated primarily from individual life insurance policies which we will purchase to create a pool. The pool is intended to reduce risk by purchasing a large number of policies from a diverse group of terminally ill and chronically ill persons and senior citizens. In addition, the goal of the pool is to provide a blended rate of return closer to the estimated rate of return, rather than if you were to purchase a single life insurance policy owned by a third party insured.

      We will attempt to purchase insurance policies at a discount to face value based on our manager's estimates of life expectancies having an estimated annual return of between 10% and 15%, with a weighted average estimated annual rate of return of 12.5%. In any event, we do not intend to purchase any policy that is expected to yield to the Fund an annual rate of return of less than 10% based on the purchase price and estimated life expectancy.

      For illustrative purposes only, set forth below is an example of how a hypothetical $69,000 investment might be used to purchase a 100% interest in a $100,000 face amount of a universal life insurance policy from a 50 year old terminally ill insured with a three-year life expectancy. This would be required in order to provide the desired return on investment. The expenditures used are the average of those in the ranges stated in the footnotes below. Thus, in this example, if a $100,000 policy is purchased for $69,000 inclusive of all fees, if the insured were in fact to pass away in three years, the $31,000 aggregate return on investment divided by the $69,000 purchase price, or a return on investment of 15% per annum.

           Expenditure                                            Amount
           -----------                                            ------

Payment to seller and independent broker of policy (1)            $50,705

Provider's commission (2)                                         $ 5,000

Selling commissions (3)                                           $ 3,795

Manager's and servicer's fee (4)                                  $ 5,000

Deposit to Special Reserve Escrow Account (5)                     $ 4,500
                                                                  -------

                                            Total:                $69,000
                                                                  =======
------------
(1) Payment to Seller and Independent Broker of Policy. The price paid to an insured for a life insurance policy is based primarily on the life expectancy of the insured and the estimated premiums payable by the Fund over the expected life of the insured. Competitive bidding (i.e., offers made on the same policies by other living benefits companies) also influences the percentage of the face value that will be paid for the policy. Generally, the shorter the life expectancy of the insured, the greater the price paid for the policy. This is an arm's length negotiation between the buyer and seller and depends totally on market conditions. The seller of the policy is responsible for paying fees to his broker.

(2) Origination Fee. The fee typically paid to the provider, which may be our provider or another provider in the secondary market, will be up to a maximum of 10% of the face amount of the policy. This is exclusive of fees which the insured is obligated to pay to the broker selling his policy to the Fund. In the above table we have assumed the median of 5% of the face amount of the policy.


(3) Selling Commissions. Selling commissions will be paid on the units offered hereby in an amount of up to 10% of the gross proceeds of the sale of the units to the lead underwriter. Amerifirst, Inc., a holding company for John Tooke, will be responsible for all expenses of the offering estimated to be approximately $250,000, although such entity will receive up to 1/2 % of the gross proceeds as reimbursement for all or a portion of its actual expenses. In the above table, we have assumed the median of 5.5% of the gross proceeds of this offering.

(4) Our Manager's and/or Third Party Outsourcing Fees. The fees typically paid to our manager, which intends to service the policy and monitor the insureds on behalf of the Fund, will be negotiated and determined by the manager, will be up to 10% (depending on arm's length negotiations with the insureds and expected to be on the higher end of the range if non-financial services are outsourced to an unaffiliated third party) of the face amount of the policy and will include: due diligence and policy review; independent medical review for estimating the life expectancy of the insured; closing costs, which include legal fees; administering the policy and the investors, and monitoring the life status of the insured. In the above table we have assumed the median of 5% of the face amount of the policy.


(5) Deposit to Special Reserve Escrow Account. The funds in the special reserve account, which is used exclusively to pay policy premiums, are expected to equal l50% of the premiums for the estimated life expectancy of the individual insureds for each of three-year life expectancy in the above example. Such funds will be invested in interest bearing bank accounts, money market funds, or used to purchase U.S. Treasury Bills.

      Only when we acquire the proceeds from insurance policies will you receive a distribution consisting of your pro rata share (as defined below) of such proceeds. After the policy is underwritten and medical and actuarial tables are examined, our manager will estimate the maturity of the policy. Once we have determined the estimated maturity of the policy, the estimated rate of return can be determined by dividing the aggregate return by the insured's estimated life expectancy determined by medical and insurance underwriting and actuarial tables. The actual rate of return can only be determined at the time the policy matures.

      In the following table, if an insured passes away at his estimated life expectancy (equal to actual maturity) the annual rate of return is 12.5%. If he passes away sooner, the rate of return is higher and if he lives longer it is lower.

The Effect of Actual Maturity Date on Annual Percentage Rate by Policy Life Expectancy

                      1 Year         2 Years     3 Years       4 Years       5 Years       6 Years        7 Years       8 Years
        1 Years       12.5%*          25.0%        37.5%        50.0%          62.5%         75.0%          87.5%       100.0%

        2 Years        6.3%           12.5%        18.8%        25.0%          31.3%         37.5%          43.8%        50.0%

        3 Years        4.2%            8.3%        12.5%        16.7%          20.8%         25.0%          29.1%        33.3%

        4 Years        3.1%            6.3%         9.4%        12.5%          15.6%         18.8%          21.9%        25.0%

        5 Years        2.5%            5.0%         7.5%        10.0%          12.5%         15.0%          17.5%        20.0%

 A      6 Years        2.1%            4.2%         6.3%         8.3%          10.4%         12.5%          14.6%        16.7%
 c
 t      7 Years        1.8%            3.6%         5.4%         7.1%           8.9%         10.7%          12.5%        14.3%
 u
 a      8 Years        1.6%            3.1%         4.7%         6.3%           7.8%          9.4%          10.9%        12.5%
 l
        9 Years        1.4%            2.8%         4.2%         5.6%           6.9%          8.3%           9.7%        11.1%
 M
 a     10 Years        1.3%            2.5%         3.8%         5.0%           6.3%          7.5%           8.8%        10.0%
 t
 u     11 Years        1.1%            2.3%         3.4%         4.5%           5.7%          6.8%           8.0%         9.1%
 r
 i     12 Years        1.0%            2.1%         3.1%         4.2%           5.2%          6.3%           7.3%         8.3%
 y
       13 Years        1.0%            1.9%         2.9%         3.9%           4.8%          5.8%           6.7%         7.7%

       14 Years        0.9%            1.8%         2.7%         3.6%           4.5%          5.4%           6.3%         7.1%

       15 Years        0.8%            1.7%         2.5%         3.3%           4.2%          5.0%           5.8%         6.7%

       16 Years        0.8%            1.6%         2.3%         3.1%           3.9%          4.7%           5.5%         6.3%

       17 Years        0.7%            1.5%         2.2%         2.9%           3.7%          4.4%           5.1%         5.9%

       18 Years        0.7%            1.4%         2.1%         2.8%           3.5%          4.2%           4.9%         5.6%

       19 Years        0.7%            1.3%         2.0%         2.6%           3.3%          4.0%           4.6%         5.3%

       20 Years        0.6%            1.3%         1.9%         2.5%           3.1%          3.8%           4.4%         5.0%

*     Estimated annual rate of return remains constant at 12.5%.

General Description of Different Types of Insurance Policies to be Purchased by the Fund and Investment Strategies

      Our portfolio will consist mainly of the following types of life insurance policies: whole life insurance, adjustable whole life, universal life insurance, variable adjustable life insurance and Retired Federal Employees Group Life (FEGLI).

      Whole life insurance offers protection for the life of the insured based on a fixed premium payment.

      Adjustable whole life and combination whole life/term rider policies can have limited guaranteed protection periods, or in the case of combination policies, the term portion decreases. In both cases, dividends are used to extend the coverage period or purchase paid-up whole life to replace the decrease in the amount of term insurance.

      Universal life insurance is a flexible policy that allows for variation in premium payments and/or adjustment in the face amount of the coverage of the policy.

      Flexible premium universal life and variable adjustable life policies are designed to mature or expire at 95 and beyond for specific amounts.

      Term policies are issued for a specific period and generally expire without a death benefit at ages from 90 to 100. We will purchase only those polices with coverage periods at least four times the insured's life expectancy. All term policies must be convertible or exchangeable, without medical evidence and reinstatement of contestability or suicide provisions.

      The only group life insurance which the Fund intends to purchase is Retired Federal Employees Group Life (FEGLI) policies provide coverage for the life of the insured without any termination or decrease in death benefits. Our Manager will need to reimburse the insured for premium payments, as payroll deduction is the only mode available.


      Our manager intends to follow the following policy origination guidelines in purchasing life insurance policies through our provider. Depending on the type of life insurance policy purchased, as described above, we intend to follow the guidelines in Category A and Category B. An explanation of the A.M. Best ratings appears following these guidelines.

                          Policy Origination Guidelines


Category A:

      1. Whole Life

      2. Retired Federal Employees Group Life (FEGLI)

      3. Adjustable Whole Life and Combination Whole Life/Term Rider



----------------------------------------------------------------------------
   Medical Conditions          **Maximum Size           Medical Reviews
----------------------------------------------------------------------------

          AIDS                     $500,000                    1

----------------------------------------------------------------------------

         OTHERS                  $2,000,000                    2#

----------------------------------------------------------------------------


Category B:

1. Flexible Premium Universal Life and Variable Adjustable Life.

2. Term policies that have conversion options or exchangeable only.

----------------------------------------------------------------------------
   Medical Conditions          **Maximum Size           Medical Reviews
----------------------------------------------------------------------------

          AIDS                    $250,000                    1*

----------------------------------------------------------------------------

         OTHERS                  $1,000,000                   2*

----------------------------------------------------------------------------


# All Category A policies with face amounts of $1 million or more will receive two medical reviews.

* All Category B policies over $500,000 will receive two medical reviews.


** The maximum amount shown can be increased by a variance of as much as 10%.

Note: All insureds age 65 and older will receive two medical reviews.


                                   Strategies

The number and scope of life insurance policies in the pool which we intend to create will increase with the amount of proceeds we obtain. Our goal is to have a diverse pool of between 250 and 1,000 life insurance policies owned by terminally ill and chronically ill persons and senior citizens. In any event, our manager which is controlled by John Tooke, will have sole discretion to oversee each of these strategies. In the event we are able to sell all $100 million of Units we intend to use the following strategies.

CATEGORIES A & B:


      o All insurance carriers in the fund covering the life settlements must be rated A or better by A.M. Best.

      o We will purchase policies where the estimated life expectancy of the insured is one to eight years.

      o     No more than 25% of the pool will be invested in AIDS policies.

      o We will not purchase an insurance policy that is not out of the contestability and suicide period.

      o     Insureds age 65 and older will receive two medical reviews.

      o We will not purchase group insurance policies with the exception of Federal Employees Group Life. (Retired).

      o For all medical reviews that we do that require two medical reviews, we will take the more conservative report of the two concerning estimated life expectancy.

CATEGORY A:

      o Policies with a face value of one million and greater will receive two medical reviews.

      o Mortality projections for Senior Life Settlements (65 years or older) are based on Census Bureau 2005 projections for males and females of all races from the 1995- 2050 Natural Projections or a more current report if available.

CATEGORY B:

      o Policies with a face value of $500,000 and greater will receive two medical reviews.

      o The company will not consider policies that will expire earlier than four times the insured's life expectancy.

      o The company will buy only term policies that have the option to convert or be exchangeable to extend the policy to age 95.

* To the extent that we sell less than $100 million units, at any given time we will use our best efforts to, but may not be able to stay in line with these strategies. The manager reserves the right to make policy changes, exercise dividend options and other policy provisions as deemed necessary to protect the interest of the investor.


                              A.M. BEST'S RATINGS

      The objective of the A.M. Best rating system is to provide an overall opinion of an insurance company's ability to meet its obligations to policyholders.

      According to A.M. Best, their company ratings are based on three main factors used to measure an insurer's financial strength and ability to meet obligations to policy-owners, as compared with industry composites. The factors are:

      1. Balance Sheet Strength,

      2. Operating Performance

      3. Business Profile

      Balance sheet strength is determined by measurement of growth in underwriting, ratio of premiums written to capital and surplus, capital adequacy ratio, ratio of capital and surplus to liabilities, ratio of re-insurance expenses to capital and surplus funds, annual change in capital, capital structure of holding companies, quality and appropriateness of reinsurance, adequacy of policy reserves, quality and diversification of assets, and various liquidity tests.

      Operating performance is centered around the insurer's profitability from insurance operations, using various tests such as benefits paid as a percentage of net premiums, commissions and expenses incurred as a percentage of net premiums written, and return on equity.

      Business profile issues analyze the diversification of an insurer as to how the book of business is spread geographically, by product and distribution. In addition, A.M. Best analyzes the company's market position, management, revenue composition, insurance market risk, and event risk.

      The range of A.M. Best ratings are as follows:

       A.M.          Best Ratings
      A++, A+        Superior
       A, A-         Excellent
     B++, B+         Very Good
       B, B-         Fair
      C++, C+        Marginal
       C, C-         Weak
         D           Poor
         E           Under Regulatory Supervision
         F           In Liquidation
         S           Rating Suspended

      An A.M. Best rating may be lowered or withdrawn entirely by A.M. Best if, in its judgment, circumstances so warrant.

      Ratings of A+ to A++ are assigned to companies which have, on balance, superior financial strength, operating performance and market profile when compared to the standards established by A.M. Best. A.M. Best believes that these companies have a very strong ability to meet their ongoing obligations to policyholders. Ratings of A- to A are assigned to companies which have, on balance, excellent financial strength, operating performance and market profile when compared to the standards established by A.M. Best. A.M. Best believes that these companies have a strong ability to meet their ongoing obligations to policyholders. Ratings of B+ to B++ are assigned to companies which have, on balance, very good financial strength, operating performance and market profile when compared to the standards established by A.M. Best. A.M. Best believes these companies have a good ability to meet their ongoing obligations to policyholders.

Competition

      Our manager believes potential clients distinguish insurance settlement companies based on three principal factors:

      o     price;

      o     response time; and

      o sensitivity and professionalism in dealing with the client, the insured and his friends and relatives.

      An insurance settlement company typically determines the price that it is willing to pay for a life insurance policy principally based upon its estimate of the life expectancy of the insured and the present value of such policy discounted at a rate as determined by such life expectancy. Response time is affected by the provider's internal ability to meet demand, the cooperation received from the potential client's insurance company and the insured's doctor and, ultimately, the provider's access to capital to fund its purchase of a policy.

      Our manager believes that approximately 50 to 60 insurance settlement companies currently operate in the United States. Although lack of traditional funding sources and high financing costs have limited the industry's growth in the past, competition has recently increased. The increased competition has contributed to higher purchase prices and lower original estimated annual yields.

      Most insurance companies also offer some form of accelerated death benefits to holders of their policies with terminal illnesses, but the types of benefits and cost thereof vary substantially among such companies. A recent article appearing on The Northwestern Mutual Life Insurance Company website, states that while insurers began developing accelerated death benefits only a few years ago, today more than 200 companies offer some type of accelerated benefits, protecting over 18 million policyholders. As with any new product, there are substantial variations in design, cost and coverage. According to "Gay Money Magazine," accelerated benefits, or acceleration, often requires a special rider on your life insurance policy in order to pay part or all of the policy face amount, directly from the insurer, if you doctor signs a statement certifying the insured's life expectancy is less than 6 or 12 months. Also, most insurers allow acceleration on only part of policy, often only 25-50%. This is a reflection of this industry's assumption that life insurance is for those left, not the living. Of course, this varies among insurers.

      An article from insure.com on April 17, 2001, states that most companies require that your life expectancy be 12 months or less from the time you apply for accelerated death benefits. Most policies specify that you have a "dread disease" such as heart attack, life-threatening cancer, stroke, coronary artery bypass surgery or kidney failure. Some policies charge you a higher premium for the option of accelerating your death benefit. However, there are others that charge only if the benefit is accelerated, while others do not charge at all. Most life insurance companies limit the amount of your death benefit you can accelerate, either by restricting the percentage of the death benefit or the dollar amount that you can receive.

      Our manager believes that insurance companies, on an industry-wide basis, have not aggressively participated in the market for terminally ill, chronically ill and senior citizen life settlements or related products or services primarily because of the undeveloped nature of the market and the potential for public relations problems for the insurance industry resulting from insurance companies redeeming policies for less than the death benefit promised to their policyholders.

      Given the restrictions typically imposed on the availability of accelerated death benefits, living benefits settlements have, to date, been an attractive alternative to accelerated death benefits for insureds. Life settlements can also offer some people with terminal illnesses the opportunity to pursue lifelong goals while they are still relatively healthy. Although our manager believes that insurance companies may continue to be reluctant to enter the terminally ill, chronically ill and senior citizen settlement market, insurance companies may reduce their restrictions applicable to accelerated death benefits, may begin to provide life settlements directly or through separate settlement companies or may offer other competing products or services on a broader basis.

      Our manager believes that the Fund will be well-positioned within the living benefits settlement industry to compete. The Fund intends to establish a reputation in the industry for providing settlements in a professional, efficient and responsible manner. In addition, our manager believes that it will be able to establish relationships with other providers which will provide it with a competitive advantage. Our manager also believes that the confidentiality afforded the insureds by having their policies beneficially owned by the Fund will be an additional incentive for them to do business with our manager rather than sell their policies to persons who will hold the policies directly. Finally, if this offering is successful, the proceeds from this offering will allow our manager to have significant financial flexibility in such a fragmented market since it will have more resources which will allow it to purchase more insurance policies at more favorable prices than if it was only purchasing policies on an individual basis for one investor rather than for a pool of investors.

Government Regulation of Life Settlements

      We will monitor the progress of new legislation and regulations in each state in which we purchase policies. However, given the emerging nature of living benefits settlement regulations, there may be periods in which we may not be in compliance, or are unable to comply with the effective provisions of each applicable, statute and regulation.

      The Viatical Settlements Model Act was developed by the National Association of Insurance Commissioners (NAIC) to encourage states to adopt uniform standards to regulate the life settlements industry. Viatical and life settlements are regulated by state departments of insurance. A number of states in addition to those who have adopted the Model Act have used the NAIC model in the regulations they have enacted. Accordingly, the form of life settlement purchase agreement attached hereto as Exhibit C is a generic form which includes much of the Model Act. The Model Act provides in pertinent part, the following:

      o requires viatical settlement providers, brokers or investment agents to be licensed by a state insurance regulator in the state of residence of the insured, and specifies the requirements for obtaining a license and circumstances under which state regulators may refuse to issue, suspend or revoke a license.

      o requires that viatical settlement contracts and related disclosure statements be submitted to and approved by the state insurance regulator prior to use.

      o requires the licensee to file an annual statement with its state insurance regulator and gives the regulator flexibility regarding the form and content of that statement.

      o prohibits any person, including the licensee, in the context of a viatical settlement transaction, with the knowledge of an insured's identity, from disclosing that identity or the insured's financial or medical information, to any person, unless an exception applies, such as when such information is directly related to and necessary to be disclosed for the completion of the viatical settlement contract.

      o maintains broad procedures whereby state insurance regulators can examine and investigate licensees in the viatical settlement business and requires licensees to keep all records for a period of 5 years.

      o requires disclosure of information to the insured, including, but not limited to: (i) disclose to insured that his or her medical, financial or personal information, as given to the viatical settlement provider or broker, may be disclosed to others in order to effectuate the viatical settlement, (ii) possible alternatives to life settlement contracts, (iii) implications of proceeds received from the viatical settlement (i.e. creditors rights to proceeds, any effect on insured's eligibility to receive some form of governmental benefit, taxes on proceeds), (iv) name, address and telephone number of the viatical settlement provider, and (v) the amount and method of calculating the broker's compensation.

      o requires disclosure of information to potential investors (not including investors who are accredited investors, a financing entity, a special purpose entity, a related provider trust or a licensee under the Model Act), including, but not limited to: (i) annual rate of return, (ii) the risks involved in this investment, including no returns will be received until the insured dies and investor will lose all benefits or received substantially reduced benefits if the insurer goes out of business during the term of the viatical investment, (iii) type of policy being viaticated, its current status and any additional benefits in the policy, (iv) whether the policy is contestable, and (v) information with respect to monitoring the insured's condition and the frequency of such monitoring.

      o list general rules relating to the procedure for entering into a viatical settlement contract, and provisions regarding advertising and fraud.

      A limited number of states have also enacted statutes or adopted or proposed regulations, that establish minimum purchase prices to be paid to the insured according to the insured's life expectancy.


      Our provider has been approved to do business by the State of Georgia Department of Insurance and will seek to become licensed in approximately 36 states which require licensing in order to purchase life insurance policies. However, our provider may not be able to obtain license in every state when required, or to renew or prevent revocation of a previously issued license. Our provider may be precluded from doing business in any state in which it is unable to obtain or maintain a required license.

      Every state has statutes that regulate conducting an insurance business. Although we are not aware of any judicial authority interpreting whether the living benefits insurance settlement business constitutes conducting an insurance business, some or all of these statutes may be interpreted in the future to include living benefits life settlements and to preclude the Fund, which is not an insurance company, from operating in those states. See "Risk Factors--Possible Costs of and Delays Attributable to Government Regulation Will Affect Our Profitability."

Employees

      As of October 21, 2002, our manager employed 10 persons, all of whom are full-time employees. They include, John Tooke, the founder and principal of the Fund, a chief information officer, in-house legal and accounting staff, insurance review, policy administration, customer service and medical review. Our provider employed two persons including one manager and one administrative assistant. Our lead underwriter employed two persons in broker-dealer operations exclusive of John Tooke. None of our manager's employees is covered by a collective bargaining agreement.

Facilities

      Our manager and lead underwriter sublease their executive offices, located at 814 Highway A1A, Suite 300, Ponte Vedra Beach, Florida 32082; telephone number (904) 373-3034, at a monthly rental of $15,000. The sublease is from Life Settlements Service Corp., a Florida foreign corporation. The sublease is for 18 months ending on July 28, 2004. The facility consists of approximately 7,349 square feet of office space.


      Our provider leases its offices located at 1712-H Osborne Road, St. Marys, Georgia 31558; tel no. 912-673-9100, at a monthly rental, of $1,000. The lease is with Century 21 Tri City Realty for five years ending on December 31, 2008. The facility consists of approximately 1,440 square feet of office space.


Legal proceedings

      The company is not currently subject to any legal proceedings.

                           DESCRIPTION OF THE UNITS

The Fund's Assets

      The units issued in connection with this offering will evidence fractional undivided interests in the Fund. The units in the aggregate will represent a 100% interest in the Fund's assets up until the final maturity dates. Each unit will represent the right to receive your pro rata share of proceeds from collections attributable to payments by insurance companies pursuant to the insurance policies. See "Description of the Units -- Investor Accounts and Allocation of Collections." The Fund's assets will consist primarily of:

      o     an irrevocable beneficial interest in the insurance policies;

      o     monies due or to become due thereunder;

      o monies received from insurance companies in payment of the insurance policies;

      o monies on deposit in bank accounts of the Fund or other permitted investments as described under "Use of Proceeds," inclusive of interest earned or accrued on the funds deposited in said accounts; and

      o all right, title, and interest with respect to the insurance policies, including, but not limited to, an assignment of such policies where permitted or designation as irrevocable beneficiary, and any supporting documentation or agreements related to the insurance policies.

      Distributions will be made by check mailed to the address of each of the members as it appears on the register maintained by the Fund, or its designee. The final payment on any unit, however, subject to deduction of applicable withholding taxes, will be made only upon presentation and surrender of such unit at the office or agency specified in the notice of final distribution to members. The Fund will provide such notice to registered members not later than the 5th day prior to the final distribution.

The Units

      The units will be issued in the minimum denomination of $1,000 with an initial minimum investment of ten units, or $10,000, and integral multiples of $1,000 in excess thereof equal to the original principal amount for which each investor subscribed to purchase. On each closing date, upon the order of the Fund, the Fund shall deliver countersigned subscription agreements and any evidence of book entry of the units to the members against payment to the Fund of the subscription proceeds for such units, net of any placement fee. The units will be issued contemporaneously with the assignment of policy and/or of the beneficial interests in the insurance policies to the Fund.

Registration, Transfer and Exchange of Units

      Our manager shall cause a listing of units to be kept at the office or agency to be maintained by the transfer agent and registrar in which, subject to such reasonable regulations as it may prescribe, the transfer agent and registrar shall provide for the registration of the units and of transfers and exchanges of the units. Our manager is initially appointed the transfer agent and registrar, but shall be permitted to resign as transfer agent and registrar upon 30 days written notice to the Fund, in which event, the Fund shall appoint a successor transfer agent and registrar.

      Upon surrender for registration of transfer of any unit at any office or agency of the transfer agent and registrar for this purpose, the Fund shall execute, and our manager shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new units in authorized denominations of like aggregate principal amount. The transfer agent and registrar will maintain at its expense, in Florida, an office or offices or agency or agencies where units may be surrendered for registration of transfer or exchange.

      Every unit presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in a form satisfactory to the transfer agent and registrar duly executed by the member thereof or his attorney duly authorized in writing. No service charge to the member shall be made for any registration of transfer or exchange of units, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of units. All units surrendered for registration of transfer or exchange shall be cancelled in a manner satisfactory to our manager and the transfer agent and registrar.

      Prior to presentation of a unit for registration of transfer, our manager, the transfer agent and registrar and any agent of any of them may treat the person in whose name any unit is registered as the owner of such unit for the purpose of receiving distributions and for all other purposes whatsoever, and neither the Fund, our manager, the transfer agent and registrar, nor any agent of any of them, shall be affected by any notice of the contrary.

      Our manager shall make all withdrawals, deposits and payments and shall have revocable power to transfer funds among investor accounts and make distributions to members from the distribution account.

List of Members

      Our manager will furnish or cause to be furnished by the transfer agent and registrar, if other than our manager, to the Fund within five business days after receipt by our manager of a request therefor from the Fund, in writing, a list in such form as the Fund may reasonably require, of the names and addresses of the members as of the most recent record date for payment of distributions to members. Members holding an aggregate amount of not less than 10% of the units then outstanding may apply in writing to our manager, that they desire to communicate with other members with respect to their rights under the operating agreement. If such request is accompanied by a copy of the communication which such applicants propose to transmit, then our manager, after having been adequately indemnified by such applicants for its costs and expenses, shall afford or shall cause the transfer agent and registrar if other than our manager, to afford such applicants access during normal business hours to the most recent list of members held by our manager. The list shall be as of a date not more than 45 days prior to the date of receipt of such applicants' request and shall give our manager notice that such request has been made, within five business days after the receipt of such application. Every member, by receiving and holding units, agrees with our manager that neither our manager, the transfer agent and registrar, if other than our manager, nor any of their respective agents shall be held accountable by reason of the disclosure of the names and addresses of the members, regardless of the source from which such information was obtained.

Investor Accounts and Allocation of Collections

      The Fund's assets shall also include investor accounts which consist of the life settlements account and distribution account, each of which shall be established and maintained by the Fund for the benefit of the members.

      Life Settlements Account. The life settlements account shall be established and maintained by the manager as a segregated, interest-bearing escrow account and it shall bear a designation clearly indicating that the funds deposited therein are held in escrow for the benefit of the members and shall be subject to distribution in accordance with the operating agreement. The life settlements account shall contain collections attributable to insurance policies and funds on hand from this offering to purchase life insurance policies

      Special Reserve Escrow Account. The special reserve escrow account shall be established and maintained by the manager as a segregated interest bearing escrow account. It shall bear a description clearly indicating that the funds deposited therein are held in escrow solely to pay premiums for all policies purchased by the Fund. The amount of premium payments set aside for each policy shall generally be equal to 150% of the annual premiums for the estimated life expectancies of the insureds.

      Distribution Account. Our manager shall establish and maintain a distribution account, which shall be a non-interest bearing segregated demand deposit account for which we shall make payments to the members, our manager and any others as are entitled to receive payments.

      Distributions from Investor Accounts. The manager shall have the revocable authority to make withdrawals and distributions from, or transfers between, the investor accounts. Funds on deposit in the life settlements account and the distribution account may at all times be invested in permitted investments, including interest-bearing bank accounts, money market funds or short-term U.S. treasury bills, provided that any investment shall mature and the funds shall be available for withdrawal on or prior to the closing date of any life insurance policy. Our manager shall hold for the benefit of the members the negotiable instruments or securities, if any, evidencing the permitted investments from the time of purchase until the time of sale or maturity. Subject to the maturity restrictions set forth above, the Fund shall instruct the escrow agent, in writing as to the investment of funds on deposit in the life settlements account and the distribution account. If, for any reason, the Fund does not provide investment instructions to our manager, then our manager shall invest the funds in a money market account. For purposes of determining the availability of funds or the balances in the life settlements account and the distribution account, all investment earnings on the funds shall be deemed not to be available or on deposit. Our manager shall not be responsible for any losses incurred in connection with any permitted investments.

      Our manager is required to deposit immediately or cause to be deposited in the life settlements account all collections which it receives.

Priority of Payments

      On each closing date, our manager shall withdraw the amounts required to be withdrawn from the life settlements account and deposited into the distribution account. Our manager will then withdraw from the insurance policies account, to the extent funds are available from collections attributable to processed life settlements, and then deposit in the distribution account for payment in the following order of priority:

      (a) an amount equal to our manager's fee;

      (b) an amount to fund any deficiency in the special reserve escrow account; and

      (c) the pro rata share of proceeds from life insurance policies payable to members.

      If the collections attributable to insurance policies are less than the amount required to be distributed from the life settlements account to fund items (a) through (c) above, our manager shall withdraw from the special reserve escrow account funds in the amount of the deficiency and deposit same in the distribution account. If the life settlements account or funds in the special reserve escrow account are insufficient to make the return on investment to the members, the amount of such deficiency shall be referred to as the deficiency amount and shall be payable in later months as sufficient funds become available.

Capital Calls

      In the event that sufficient funds are unavailable to pay any premium and an insurance policy would thereby lapse, the manager shall have the right to require all members to make additional capital contributions (e.g., a "capital call") of up to six (6) months premiums to insure that no policy lapses. Our manager also has the discretion to make a capital call to cover litigation costs and any other expenses to preserve the Fund and for which there are insufficient funds on hand. The members will make the capital call in proportion to their membership interests in the Fund. Capital contributions pursuant to this provision shall be made within 30 days after receipt of notice from the manager of the amount of the contributions. If a member shall default in making any such capital contribution then the other members shall have, with respect to the defaulted contribution, the right to contribute, pro rata, and receive a substantial premium (expected to equal at least 150%) of the membership interest attributable to the defaulted capital contribution.

Return on Investment

      With respect to the return on investment, on each closing date, our manager shall withdraw from the life settlements account, proceeds attributable to insurance policies which are on deposit in the life settlements account and deposit same in the distribution account for payment to the members.

      With respect to the final closing date, our manager shall withdraw from the amount deposited in the life settlements account and deposit into the distribution account an amount equal to the outstanding amount of principal of the units as of the end of the day on the preceding record date. If the amounts on deposit in the life settlements account on the final closing date are less than the outstanding amount of principal of the units as of the end of the day on the preceding record date, our manager, will withdraw from the special reserve escrow account funds in the amount of the deficiency and deposit same in the distribution account for payment to the members.

Additional Rights upon the Occurrence of Other Events

      If the Fund voluntarily seeks, consents to or acquiesces in the benefit or benefits of any debtor relief law or becomes party to, or is made the subject of, any proceeding provided for by any debtor relief law, other than as a creditor or claimant, and, in the event the proceeding is involuntary, and the petition instituting same is not dismissed within 90 days after its filing, and/or any other payout event has occurred, as described above, the Fund shall on the date of the bankruptcy event immediately cease to acquire any additional insurance policies within l5 days of the bankruptcy event and/or payout event, our manager shall (a) publish a notice in the authorized newspapers that a bankruptcy event has occurred and that our manager intends to sell, dispose of or otherwise liquidate the insurance policies in a commercially reasonable manner and (b) send written notice to the members describing the proceeding and requesting instructions from the members. No sale, disposition or liquidation, whether in whole or in part, of the insurance policies shall be consummated until and unless our manager shall have first received written instructions, or other written response or affirmative refusal to provide a written response from members representing in excess of 51% of the principal amount of the units then outstanding.

Representations and Warranties of the Fund

      The Fund shall represent and warrant to the insureds upon the purchase of each life insurance policy that:

      o it is a company duly organized, validly existing and in good standing under the laws of the State of Florida, and has full corporate power, authority and right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations in connection with the issuance of the units;

      o it is not required to qualify as a foreign corporation in any state other than those states in which it has so qualified or registered in order to conduct business, and has obtained all necessary licenses and approvals required under federal and applicable state law;

      o the execution and delivery of the life settlements purchase agreements and the execution and delivery to the investors of the units by the Fund and the consummation of the transactions in connection therewith have been duly authorized by the Fund by all necessary corporate action and will not conflict with or violate any requirements of law applicable to the Fund;

      o the execution and delivery of the service agreements and the performance of the transactions contemplated by the terms thereof, will not conflict with, result in any breach of any of the terms and provisions of, or constitute, with or without notice or lapse of time or both, a default under any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Fund is a party or by which it or any of its property is bound;

      o there are no proceedings or investigations pending or, to the best of its knowledge, threatened against the Fund, before any court, regulatory body, administrative agency or other governmental instrumentality:

            (a)   asserting the invalidity of the issuance of the units,

            (b) seeking to prevent the issuance of the units or the consummation of any of the transactions contemplated in connection therewith,

            (c) seeking any determination of ruling that, in the reasonable judgment of the Fund, would materially and adversely affect the performance by the Fund of its obligations,

            (d) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of the issuance of the units,

            (e) seeking to affect adversely the income tax attributes of the Fund, and

            (f) all appraisals, authorizations, consents, orders or other actions of any person or of any governmental body or official required in connection with the execution and delivery of the life settlements purchase agreements and the issuance of the units, have been obtained.

      These representations and warranties of the Fund will survive the termination of the rights and obligations of our manager. Upon discovery by the Fund or our manager, or upon written notice to the Fund of a breach of any of the foregoing representations and warranties, the party discovering such breach is obligated to give prompt written notice to the other members.

Covenants of the Fund

      The Fund shall issue an officer certificate to and covenant to the members as of the purchase of each life insurance policy that:

      o each assignment shall be evidenced by an appropriate insurance policy;

      o the Fund will not sell, pledge, assign or transfer to any other person the insurance policies;

      o the Fund agrees to tender to our manager for deposit in the investor accounts, all payments received by the Fund with respect to the insurance policies as soon as practicable after receipt thereof by the Fund;

      o the Fund will use its best efforts to enforce the provisions of the life settlements to prohibit the seller from conveying, assigning, exchanging or otherwise transferring the insurance policies to any other person prior to termination of the Fund; and

      o the Fund shall make any filings, reports, motion, application, registration with, and shall seek any consents or authorizations from the Securities and Exchange Commission and any state securities authority on behalf of the Fund, as may be necessary or advisable, and shall comply with any federal or state securities or reporting requirement laws.

Effect of Insolvency of our Manager

      The Fund has no intention of filing a voluntary petition under the United States Bankruptcy Code or any applicable state law so long as the Fund is solvent and does not reasonably foresee becoming insolvent.

      The voluntary or involuntary application for relief under the United States Bankruptcy Code or any comparable state law with respect to our manager should not necessarily result in a similar voluntary application with respect to the Fund so long as the Fund is solvent and does not reasonably foresee becoming insolvent by reason of our manager's insolvency or otherwise. The Fund believes that:

      o a voluntary application for relief under the United States Bankruptcy Code or any similar applicable state law with respect to the Fund may not lawfully be filed without the prior consent of all managers of the Fund, and

      o subject to the assumption that separateness and corporate formalities are observed by our manager and the Fund, the assets and liabilities of the Fund should not be substantively consolidated with the assets and liabilities of our manager in the event of an application for relief under the United States Bankruptcy Code with respect to our manager.

Other Matters Relating to the Fund

      Scope of Liability. The Fund shall be liable for the obligations specifically undertaken by the Fund under the operating agreement. Neither the Fund, nor any of the managers, officers, employees or agents of the Fund, shall be under any liability to the members or any other legal person for taking any action or for refraining from taking any action under the operating agreement whether arising from express or implied duties under the operating agreement. However, this limitation on liability shall not protect the Fund or any manager, officer, employee or agent of the Fund against any liability which would otherwise be imposed by reason of willful malfeasance, bad faith or gross negligence in the performance of duties or by reason of its willful misconduct under the operating agreement. Our manager shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the insurance policies and which in its reasonable opinion may involve it in any expense or liability.

      Indemnification. Further, the Fund shall indemnify and hold harmless our manager from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of our manager in connection with the offering of units hereto or any agreement executed or delivered in connection thereto or in any way relating to or arising out of the transactions related thereto, including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim. However, although the Fund shall indemnify our manager, if such acts, omissions or alleged acts or omissions constitute ordinary negligence, the Fund shall not indemnify our manager if such acts, omissions or alleged acts or omissions constitute willful malfeasance, bad faith or gross negligence by our manager. The Fund shall not indemnify the members as to any losses, claims or damages incurred by any of them in their capacities as investors; and the Fund shall not indemnify the members with respect to any federal, state or local income or franchise taxes, or any interest or penalties with respect thereto, required to be paid by the members to any taxing authority, which taxes shall be the sole obligation of the members.

Other Matters Relating to Our Manager

      Scope of Liability. Our manager shall be liable under the terms of the operating agreement for the accuracy and sufficiency of the information contained in any life insurance policy delivered to our manager and otherwise only to the extent of the obligations specifically undertaken by our manager in such capacity under the operating agreement, as servicer under the servicing agreement and as provider under the life settlements agreements. Neither our manager, its officers, employees or agents shall be under any liability to the members, the Fund or any other legal person for taking any action or for refraining from taking any action in its capacity as our manager under the operating agreement. However, this limitation on liability shall not protect the Fund, or any officer, employee or agent of our manager against any liability which would otherwise be imposed by reason of willful malfeasance, bad faith or gross negligence in the performance of duties or by reason of its willful misconduct under the operating agreement. Our manager shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the insurance policies and which in its reasonable opinion may involve it in any expense or liability.

      Indemnification. Our manager shall indemnify and hold harmless the Fund from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of our manager under any agreement in connection with the offering of units hereto or in any way relating to or arising out of the transactions related thereto, including those arising from acts or omissions of our manager pursuant to any such agreement, or the transactions related thereto including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim. However, although our manager shall indemnify the Fund, such acts, omissions or alleged acts or omissions constitute ordinary negligence, our manager shall not indemnify the Fund, if such acts, omissions or alleged acts or omissions constitute willful malfeasance, bad faith or gross negligence by the Fund. Our manager shall not indemnify the Fund, or any members for any liabilities, costs or expenses of the Fund, with respect to any action taken at the request of the members. Our manager shall not indemnify the Fund, or the members as to any losses, claims or damages incurred by any of them in their capacities as investors. Our manager shall not indemnify the Fund, or the members with respect to any federal, state or local income or franchise taxes, or any interest or penalties with respect thereto, required to be paid by the Fund, or the members to any taxing authority, which taxes shall be the sole obligation of the members. Any indemnification shall only be from assets of our manager.

                             DESCRIPTION OF LIFE
                        SETTLEMENT PURCHASE AGREEMENTS

Life Settlement Purchase Agreements

      The insurance policies will be acquired by the Fund from our provider pursuant to various documents which are collectively hereinafter referred to as "life settlement purchase agreements" entered into between the Fund, as purchaser of the insurance policies, and our provider, as seller of the insurance policies. The Fund and our provider will enter into a Life Insurance Policy Purchase Contract and Escrow Agreement with an insured through a licensed life settlement broker that meets the requirements of each state in which it is licensed. A form of the Life Settlement Purchase Agreement is attached hereto as Exhibit C. Our provider will provide a copy of a life settlement purchase agreement to members without charge, upon receipt of a written request therefor. Under a life settlement purchase agreement, our provider will agree to transfer the insurance policies to the Fund. The following summary summarizes a typical life settlement purchase agreement.

Sale or Transfer of the Insurance Policies

      Our provider will sell, transfer, assign, and convey to the Fund all its right, title and interest in and to each insurance policy being transferred on each closing date. In any state which does not permit an assignment of a policy the Fund shall become the irrevocable beneficiary of the policy.

Simultaneously with such transfer from our provider to the Fund, the Fund will purchase insurance policies with the proceeds of this offering. Upon the request of the Fund, our provider will notify the Fund of the amount of insurance policies available for purchase on each closing date. The purchase price for the insurance policies shall at least be equal the amount advanced by our provider to the insured as payment for the insurance policy, excluding our provider's fees. The monies advanced by the Fund with respect to any one insurance policy shall not exceed an amount agreed upon between our provider and the Fund as to the discount from the face amount of the insurance policy, excluding fees. Such advance will be payable to our provider in cash or other immediately available funds.

      In connection with the sale and transfer of the insurance policies to the Fund, our provider will indicate in its computer master file that the insurance policies have been sold to the Fund by our provider. In addition, our provider will furnish to the Fund a computer printout readable by the Fund containing a true and complete list of all such insurance policies, identified by account number and by the total outstanding face amount on the closing date. Furthermore, the insurers, in most instances, may not be notified of such transfers except that our provider will direct the insurers to send all policy proceeds payments to the account, which will be owned by the Fund.

      The Fund will not engage in any activities except acquiring insurance policies from our provider or other licensed providers or through the secondary market, and engaging in activities incidental to, or necessary or convenient to accomplish the foregoing.

Representations, Warranties and Covenants of our Provider

      As of the date of purchase of the life insurance policy, our provider will make the following representations, warranties and covenants upon which the Fund will rely in accepting the assignment of the insurance policies and in authenticating the units that:

      o our provider is a company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power, authority and right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations to the Fund, and has the authority to consummate the transactions contemplated by the life settlement purchase agreements;

      o it is licensed or approved as an insurance provider in every state where it is required to be so qualified to purchase insurance policies and has obtained all necessary licenses and approvals under federal and state law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected materially and adversely to affect the ability of our manager to comply with its obligations;

      o the execution, delivery, and performance of the life settlements purchase agreements, have been duly authorized by our provider by all necessary corporate action on the part of our provider. That said agreements constitute legal, valid and binding obligations of our provider enforceable in accordance with their respective terms, except as enforceability may be limited by debtor relief laws and except as such enforceability may be limited by general principles of equity, whether considered in a proceeding at law or in equity. That the execution and delivery of the life settlements purchase agreements by our provider and the performance of the transactions contemplated by said agreement and the fulfillment of the terms thereof applicable to our provider will not conflict with, violate, or result in any breach of any of the terms and provisions of, or constitute with or without notice or lapse of time or both, a default under, any requirements of law applicable to our provider or any indenture contract, agreement, mortgage, deed of trust or other instrument to which our provider is a party or by which it is bound;

      o there are no proceedings or investigations pending or, to the best knowledge of our provider, threatened against our provider, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality seeking to prevent the issuance of the certificates or the consummation of any of the transactions contemplated hereunder seeking any determination or ruling that, in the reasonable judgment of our provider, would materially and adversely affect the performance by our provider of its obligations under the life settlements purchase agreements, or seeking any determination or ruling that would materially and adversely affect the validity or enforceability of the life settlements purchase agreements. Our provider shall also make agreements with or deliver binding instructions to each insurance company;

      o the sale and transfer of the insurance policies to the Fund constitute a valid sale and transfer to the Fund of all right, title and interest of our provider in and to the insurance policies and the proceeds thereof, and that our provider has transferred the insurance policy to the Fund free and clear of the lien of any third party, and that our provider will not sell, pledge, assign, grant, transfer or otherwise convey any lien or other interest in and to the insurance policies to any other person or entity other than to the Fund;

      o our provider will perform its obligations under the life settlements purchase agreements and observe all its policies and procedures relating to the insurance policies, unless the failure to do so would not have a material adverse effect on the rights of the Fund or the members; and

      o our provider shall indemnify the Fund and to hold the Fund harmless from and against any and all losses, damages and expenses, including reasonable attorneys' fees, suffered or incurred by the Fund if the foregoing representations and warranties are materially false.

      Our provider will agree that any amounts payable by our provider to the Fund are to be paid by the Fund for the benefit of the members.

Termination

      Each life settlement purchase agreement will continue in full force and effect until our manager shall:

      o     become insolvent;

      o     fail to pay its debts generally as they become due;

      o voluntarily seek, consent to, or acquiesce in the benefit or benefits of any debtor relief law; or

      o become a party to, or be made the subject of, any proceeding provided for by any debtor relief law and, if the proceeding is involuntary and is not dismissed within 90 days of its institution, our manager will immediately cease to transfer insurance policies to the Fund and promptly give notice of the event to the Fund.

                           OTHER OPERATING POLICIES

      o We do not intend to issue any additional securities with rights that are senior to your rights as a member. Our manager will be the only member of the Fund other than the purchasers of units.

      o Except for the purchase of life insurance policies in our usual business, we do not intend to invest in the securities of similar living benefits companies or other issuers for the purpose of exerting control or for any other purpose.

      o We do not intend to underwrite securities of other life settlement funds, life insurance companies or any other issuers.

      o We may issue units in exchange for life insurance policies that satisfy our investment policies, but we will not issue securities in exchange for any other property.

      o We do not intend to purchase or otherwise re-acquire our units or other securities, except that we will apply the principal returned to us on the payment of insurance policy proceeds to return your investment to you and we will also return any funds that are not invested in life insurance policies on or before _______, 2003 [12 months from the date of this prospectus].

      o We intend to provide the periodic reports to you that are described in the Summary of the Operating Agreement, below.

                        THE MANAGER AND ITS AFFILIATES

Management

      Our manager was incorporated in Delaware on September 4, 2002 under the name AmeriFirst Financial Services, Inc. The address and telephone number for our manager is 814 Highway A1A, Suite 300, Ponte Vedra Beach, Florida, 32082; telephone number (904) 373-3034. Our manager has filed the necessary documents to qualify to do business in Georgia and will file in all states in which it conducts business. Its sole director and principal is John Tooke.


      Our provider is AmeriFirst Funding Group, Inc., a Delaware corporation, which is licensed as a life settlement provider from the State of Georgia. The address and telephone number for our provider is 1712-H Osborne Road, St. Marys, Georgia 31558; telephone number (912) 673-9100. Our provider has been approved by the Georgia Department of Insurance to conduct business and will seek to become licensed in each of the approximately 36 states which require licensing in order to purchase life insurance policies. Our provider must purchase insurance policies through an unaffiliated nationwide network of life settlement servicing brokers. Our provider will evaluate and choose the life insurance policies in which we will purchase in accordance with the policies described in this prospectus. John Tooke is the sole director and principal of our provider.


      Our manager will manage and control our affairs and have responsibility and final authority in almost all matters affecting our business. We do not have our own employees or offices. The employees of our manager and provider, will carry out our operations at their offices or will outsource and oversee the services performed by a third party servicer. See "Management's Discussion and Analysis of Financial Condition of AmeriFirst Fund I, LLC." The duties of our manager and/or our servicer will include:

      o     dealings with members;

      o     accounting, tax and legal matters;

      o     communications and filings with regulatory agencies;

      o deciding what agreements we will enter into and whether we will enter into joint ventures with other companies to invest in life insurance policies;

      o due diligence review of the insured and the life insurance policy, estimate the life expectancy of the insured with the assistance of independent physicians, close the transaction, monitor the life status of the insured and status of the policy, and file claims for proceeds when the insured passes away; and

      o     managing our other operations, if any.

Officers of our Manager

      The following person is the sole officer and director of our manager.

         Name         Age     Office
         ----         ---     ------

      John Tooke       60     Chief Executive Officer, President and Director

      John Tooke has been Chief Executive Officer, President, Director and through Amerifirst, Inc., sole shareholder of our manager since its predecessor's formation in June 2002. Since April 2002, when the predecessor of our provider was formed, Mr. Tooke has been Chief Executive Officer, President, director and sole shareholder of our provider, AmeriFirst Funding Group, Inc. Mr. Tooke has been engaged in negotiations and start-up activities for the Fund and researching the life settlements industry commencing in April 2001 while at his former employer. From 1996, when Mr. Tooke formed the predecessor to Global Express Securities, Inc. (previously known as First Florida Securities, Inc.) a member of the NASD until he sold it in March 2002, he was president and a director of Global Express Securities, Inc. This firm was a regional NASD regulated broker-dealer originally located in Florida which relocated to Nevada in 1999. The firm specialized in the placement of high yield collateralized investment products through the sale of public and private securities both to the retail market and to individual clients. The firm's sole public offering was a best efforts offering under the name Global Express Capital Real Estate Investment Fund I, LLC, of fractional units in a fund to make loans, or purchase entire or fractional interest in loans secured by mortgages or deeds of trust.

      From 1991-1996, Mr. Tooke was employed as a private investor in commercial real estate projects as a principal for his own account. While he was an investment banker, Mr. Tooke originated and produced commercial mortgages and sold them to investors. From 1981-1991, Mr. Tooke was engaged in the securities industry. From 1989 to 1991, Mr. Tooke was Senior Vice President of Security Pacific Merchant Bank, responsible for the entire investment banking group, which originated and securitized product for the bank. From 1985 to 1989 he was Senior Vice President of Sales and Trading for Drexel Burnham Lambert which sold and traded multi-family and commercial mortgages and portfolios in the secondary markets. From 1984 to 1985, Mr. Tooke was Vice President of Sales and Trading of Morgan Stanley & Co. where he worked in all aspects of mortgage finance proposals such as CMO's, mortgage backed bonds and private placements. From 1981 to 1984, he was a Vice President of Sales and Trading of Merrill Lynch where he traded whole loans, participation and conventional mortgage backed securities and analyzed and structured all securitized products. Mr. Tooke holds NASD Series 7, Series 24 and Series 63 securities licenses. Mr. Tooke is a qualified securities principal. In addition, he is licensed in Nevada, California and Florida for the sale of real estate mortgages and securities.

                COMPENSATION OF THE MANAGER AND ITS AFFILIATES

      Set forth below is a description of the compensation that the Fund and others may pay our manager and its affiliates. No other compensation will be paid to our manager the provider or their affiliates in connection with this Fund. These compensation arrangements have been established by our manager and the Fund and are not the result of arms-length negotiations. Our manager has compared its compensation arrangements to those of unrelated parties providing the same services. They have determined the following compensation levels are fair and reasonable. In their view, our manager has:

      o     analyzed the compensation arrangement in other offerings,

      o spoken to other professionals in the industry including issuers, promoters and broker dealers,

      o examined rates from A.M. Best which set forth the rates being charged by those institutions for the same or similar services, and

      o collected data regarding compensation from trade association meetings and/or other relevant periodicals. The amounts are approximately equivalent to those which would customarily be paid to unrelated parties for the same services.

      The exact amount of future compensation payable to our manager and its affiliates cannot be precisely determined. The compensation to be received by our manager is based upon the total amounts of units sold and the face amounts of the life insurance policies purchased. The sales commissions and expense allowance paid to our lead underwriter is based on the number of units sold. If all $100 million of units are sold, AmeriFirst Capital Corp. would receive up to $10,000,000 of commissions and Amerifirst, Inc. would receive reimbursement of all actual offering expenses which are estimated to be $250,000. All other fees are based on the face amount of life insurance policies purchased, which cannot at this time be determined since the purchase price is a policy by policy decision made by the insured. Based upon our manager's current knowledge of the industry, and upon its review of similar programs and upon certain assumptions made as set forth below, our manager estimated the range of fees it and its affiliates will receive.

      The amount of fees to be paid to our manager or its affiliates will vary from those estimated below due to varying economic factors, over which our manager has no control, including, but not limited to, the state of the economy and competition in the area of life settlement contracts. We will be subject to public reporting requirements and the Fund will file quarterly and annual reports with the SEC. These reports will be available to you and will set forth, among other things, the exact amount of compensation and/or fees being paid to our manager and its affiliates.

      The relationships among our manager and its affiliates referred to herein are described under the caption "The Manager and Its Affiliates."

                                 OFFERING STAGE

 Entity Receiving               Form and Method of
   Compensation                    Compensation                                   Estimated Amount
  --------------                  --------------                                  ----------------

Amerifirst, Inc.   Amerifirst, Inc., the wholly-owned holding            Legal................... $150,000
                   company of John Tooke will pay all                    Accounting..............  $35,000
                   organizational and offering expenses including,       Printing................  $15,000
                   but not limited to, those set forth herein. Such      Federal/State/
                   entity will be paid an amount equal to up to 1/2%       NASD
                   of the gross proceeds of this offering or between       Filing Fees...........  $39,700
                   $12,500 and an estimate of $250,000 to cover          Miscellaneous...........  $10,300
                   all or a portion of these expenses.  See "Plan of                              --------
                   Distribution."                                                                 $250,000

                                OPERATIONAL STAGE

 Entity Receiving                Form and Method of
   Compensation                     Compensation
 ----------------                ------------------

Provider Policy origination or brokerage commissions up to a maximum of 10% of the face value of each life insurance policy, depending upon market conditions. The fees will be paid one time on each policy to the entity acting as a licensed provider which will either be our provider or other providers. This is exclusive of fees which the insured is obligated to pay to the broker selling his policy to the Fund.


Manager            The fees typically paid to our manager, for servicing the
and/or Servicer    policy and monitoring the insured on behalf of the Fund,
                   will be up to 10% (the range to be determined in arm's length negotiations with the policyholders) of the face amount of the policy, and will include: a fee for due diligence, which includes evaluating the terms of each policy; a medical consultant's review fee for estimating the life expectancy of the insured; fees for closing the transaction, which includes obtaining releases of prior beneficiaries and designation and recording the Fund as beneficiary, as well as payment of the purchase price to the insured and a fee for servicing the insurance policies and the investors on an ongoing basis. These fees will be paid by the insured one time no later than the date up front when the life insurance policies are purchased.


                               LIQUIDATION STAGE

      Upon the dissolution of the Fund, the Manager shall proceed, within a reasonable time, to sell or otherwise liquidate the assets of the Fund and, after paying or making due provision by the setting up of reserves for all liabilities to creditors of the Fund to distribute the remaining assets to the Members, pro rata, in accordance with the positive balance in their respective Fund accounts, without the payment of any fees to any affiliates of the Fund.

                             CONFLICTS OF INTEREST

      The relationships among the Fund, our manager, provider, lead underwriter, and John Tooke, may result in various conflicts of interest. Our manager, provider and lead underwriter are each controlled by John Tooke. Our manager and its officers and directors, in their capacity as such, are required to exercise their fiduciary duties to us and to you in a manner they believe will preserve and protect your rights as a member. Mr. Tooke and other affiliates have no intention to purchase life settlements for their own account or for the account of others, other than the Fund.

      The paragraphs below describe material conflicts of interest of which we are aware that may arise in the course of the Fund's operation of our business.

1. Payment of Fees and Expenses. Our manager, provider, lead underwriter and their affiliates will receive substantial fees in connection with this offering and our ongoing operations which are described above under the caption "Compensation of the Manager and its Affiliates."


2. Purchase of Life Insurance Policies from our Provider. The officers and directors of our manager, which is owned by John Tooke through Amerifirst, Inc., a Delaware holding company, will make all decisions regarding the life insurance policies we will purchase. Our provider is also owned by John Tooke through Amerifirst, Inc.. Accordingly, although a purchase will be made on terms no more favorable to our provider or its affiliates than to other persons, we may face a conflict of interest in determining whether a life insurance policy is appropriate for our portfolio. We will acquire many of our life insurance policies from or through our provider, AmeriFirst Funding Group, Inc., and/or other providers in each instance through an unaffiliated broker referral network. Our provider has been approved to conduct insurance business in Georgia, and will register in any other state which requires licensing or approval, where the provider originates life insurance policies to be purchased by the Fund. Our provider and the brokers will earn brokerage fees, described above, on life insurance policies we purchase through them or from them. Accordingly, since John Tooke controls our manager and our provider, he will face a conflict of interest in determining whether the life insurance policies meet our guidelines and are appropriate investments.


3. Non-Arm's Length Agreements. Our agreements and arrangements for compensating our manager, provider and lead underwriter and the interest of our manager as managing member of the Fund are not the result of arm's-length negotiations. Additionally, none of the directors of our manager, provider and lead underwriter are independent.

4. Competition for the Time and Services of John Tooke. We will rely on our manager, provider and lead underwriter and its directors and officers for the management of our operations. The directors and officers of our manager, provider and lead underwriter will devote such time to our affairs and as they determine in good faith and in compliance with their fiduciary obligations to us and to our members, to be necessary for our benefit.

      Our manager believes it has sufficient staff to be capable of discharging its responsibility to us. Our manager had 10 employees, as of October 21, 2002, including Mr. Tooke, a chief information officer, in-house legal and accounting staff, insurance review, policy administration, customer service and medical administration, all of whom are full-time employees. Mr. Tooke has in excess of 25 years of experience in selling mortgage backed securities and other securities. He began to research the life settlement industry in April 2001 at his former employer (see "The Manager and Its Affiliates" above) however, has no actual experience in purchasing and securitizing life settlement policies. The staff of the manager, includes one person with 33 years of insurance experience, a nurse with 36 years of experience in the medical industry and three other persons with between four and six years of experience in the life settlements industry. Virtually all of our manager's employees will devote all of their business time to the Fund's affairs until such time as the offering is completed.

5. Competition between us and our provider for the purchase of life insurance policies. If any conflict arises between us and our provider as to which company will have the right to purchase a particular life insurance policy, our provider will make the determination largely based on a review of the respective life insurance policy and the objectives of the Fund. Our provider will also base the decision on factors, such as the amount of funds available for investment, yield, portfolio diversification between terminally ill, chronically ill and senior citizens, insurance carriers, or other transaction terms.

6. Provider resells the Life Insurance Policies. Our provider may also retain or sell existing life insurance policies purchased by our provider for itself, to its affiliates or to other clients or a non- securitized basis because this satisfies the objectives of our provider, its affiliates or such other clients of our provider.

7. Lack of Separate Representation. We are represented by the same counsel as our manager and its affiliates, and we anticipate that this multiple representation by our attorneys will continue in the future. If a dispute arises between us and our manager or any of its affiliates, our manager or its affiliates will either obtain separate counsel or facilitate our retaining separate counsel for such matters. However, we do not anticipate obtaining separate counsel should there be a need in the future to negotiate or prepare contracts or other agreements between us and our manager for services including those contemplated by this prospectus, and as a result these agreements will not reflect arm's length bargaining.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Amerifirst, Inc. is a Delaware holding company incorporated on August 19, 2002, all of whose capital stock is owned by John Tooke. Amerifirst, Inc. owns all of the capital stock of (a) AmeriFirst Funding Group Inc., a Delaware corporation formed on August 28, 2002, to be a licensed provider of the Fund;
(b) AmeriFirst Capital Corp., a Florida corporation formed in October 2002, to be the lead underwriter of this offering upon registration with the NASD; and
(c) AmeriFirst Financial Services, Inc., a Delaware corporation formed on September 4, 2002, to be the manager/servicer of this offering.

      Our provider will originate policy purchases through an unaffiliated broker referral network and transfer them to the Fund, a related party. The manager will contract with the provider to purchase insurance polices for the Fund. The manager will negotiate with both the purchaser and the servicer the fees to be paid for obtaining and servicing the policies on behalf of the Fund.

      Although each of the manager, provider and lead underwriter will have their own independent employees, John Tooke is the sole director and the sole beneficial owner of each entity.

      See "Conflicts of Interest" for information concerning conflicts of interest among the Fund, our manager, provider and lead underwriter including, the payment of substantial fees and expenses, non- arm's length agreements and compensation for the time and services of John Tooke.

      See "The Manager and its Affiliates" for information concerning the relationship among the Fund, our manager, provider and lead underwriter and biographical information of John Tooke.

      See "Compensation of the Manager and its Affiliates" for information concerning the fees to be paid by the Fund, to the manager, provider and lead underwriter.
                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

      The following table indicates the security ownership of persons known to be the beneficial owner of units of the Fund and giving effect to the sale of the minimum amount and maximum amount of units in this offering.

                                                                 After this offering               After this offering
                           Before this offering                     Minimum Amount                    Maximum Amount
                      ----------------------------           ---------------------------      ----------------------------
Name                      Unit                                   Unit                             Unit
                         Dollar        Percent of               Dollar      Percent of           Dollar        Percent of
                         Amount          Units                  Amount         Units             Amount          Units
                      Beneficially    Beneficially           Beneficially   Beneficially      Beneficially    Beneficially
                         Owned           Owned                  Owned          Owned             Owned           Owned
                         -----           -----                  -----          -----             -----           -----
Manager                   $10              100%               $10                   *         $10                  *
All Investors, in                           _                 $2,500,000         100%         $100,000,000        100%
the aggregate

-------
*  Less than 1%

      All of the capital stock of our manager and provider is beneficially owned by Amerifirst, Inc. whose sole officer and director is John Tooke. Amerifirst, Inc. was formed in Delaware on August 19, 2002 and is wholly-owned by John Tooke.

                   FIDUCIARY RESPONSIBILITIES OF THE MANAGER

      Our manager is accountable to you and the Fund as a fiduciary. This requires our manager to exercise good faith and integrity in handling our affairs. Our manager has fiduciary responsibility for the safekeeping and use of all of our funds, property and assets whether or not in its control, and shall not employ, or permit another to employ, such funds, property or assets in any manner except as otherwise expressly set forth in the operating agreement or for our benefit.

      The operating agreement requires us to indemnify our manager and its affiliates from any loss, reasonable legal expenses, damage or claim arising by reason of any act or omission performed or omitted by our manager in good faith on behalf of us and in a manner reasonably believed to be within the scope of authority conferred on our manager by the operating agreement. This right of indemnification includes the right to advance payments or to reimburse our manager and its affiliates for the reasonable expenses incurred from being threatened to be made a named defendant or respondent in a proceeding. Indemnity payments will be made only from our assets. You are not required to make payments from your separate assets. In accordance with Florida limited liability company law, we will not indemnify persons or advance payments if such manager was material to the cause of action and constituted either:

      1. A violation of criminal law unless the manager had no reasonable cause to believe such conduct was unlawful.

      2.    A transaction where the manager derived on improper personal benefit

      3.    An improper distribution whereby the Fund became insolvent

      4. Willful misconduct or conscious disregard for the best interests of the Fund in a proceeding by or in the right of the Fund to procure a judgment in its interest or in a proceeding by or in the right of a member.

      The operating agreement provides that except as otherwise provided by applicable law, the debts, obligations and liabilities of the Fund, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Fund; neither our manager nor any member nor any person affiliated with our manager or any member shall be obligated personally for any such debt, obligation or liability of the Fund solely by reason of being a manager or member or being a person affiliated with either of them.

      Our manager may be removed for cause and as otherwise specifically provided in the operating agreement. "Cause" means our manager (i) has been convicted of a felony, (ii) has committed fraud against the Fund or (iii) has acted or omitted to take action on behalf of the Fund which act or omission constitutes gross negligence or willful misconduct. Such removal shall be automatically effective upon a final determination by a court of competent jurisdiction that an event or circumstances constituting cause has occurred or exists; provided that any removal of our manager for cause shall be effectuated by a vote of the members whose aggregate capital accounts exceed 50% of the aggregate of all members' capital accounts at such time.

      Our manager will not be indemnified against liabilities arising under the Securities Act of 1933, unless we succeed in defending against the claims or the indemnification is approved by the court. The court will be advised that the Securities and Exchange Commission believes that indemnification for violations of securities law violates the Securities Act of 1933. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is against public policy and therefore unenforceable.

      This is a rapidly changing and developing area of law. If you have questions concerning the duties of our manager, you should consult with your own legal counsel.

                             ERISA CONSIDERATIONS

General

      The Employee Retirement Income Security Act of 1974 ("ERISA") contains strict fiduciary responsibility rules governing the actions of "fiduciaries" of employee benefit plans. It is anticipated that some Investors will be corporate pension or profit-sharing plans and Individual Retirement Accounts, or other employee benefit plans that are subject to ERISA. In these situations, the person making the investment decision concerning the purchase of the units will be a "fiduciary" of such plan and will be required to conform to ERISA's fiduciary responsibility rules. Persons making investment decisions for employee benefit plans (i.e., "fiduciaries") must discharge their duties with the care, skill and prudence which a prudent man familiar with such matters would exercise in like circumstances. In evaluating whether the purchase of units is a "prudent" investment under this rule, fiduciaries should consider all of the risk factors set forth in this prospectus. Fiduciaries should also carefully consider the possibility and consequences of unrelated business taxable income (see "Federal Income Tax Consequences"), as well as the percentage of plan assets which will be invested in the Fund insofar as the diversification requirements of ERISA are concerned. An investment in the Fund is relatively illiquid, and fiduciaries must not rely on an ability to convert an investment in the Fund into cash in order to meet liabilities to plan participants who may be entitled to distributions.

      DUE TO THE COMPLEX NATURE OF ERISA, EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS OWN TAX ADVISOR OR PENSION CONSULTANT TO DETERMINE THE APPLICATION OF ERISA TO HIS/HER/ITS PROSPECTIVE INVESTMENT.

Plan Asset Regulations

      In order to avoid application of the U.S. Department of Labor's plan asset regulations, the Fund will limit subscriptions for units from ERISA plan investors such that, immediately after each sale of units, ERISA plan investors will hold less than 25% of the total outstanding membership interests in the Fund.

Annual Valuation

      Fiduciaries of plans subject to ERISA are required to determine annually the fair market value of the assets of such plans as of the close of any such plan's fiscal year. Although our manager will provide annually upon the written request of an investor, an estimate of the value of the units based upon, among other things, outstanding life insurance policies, it may not be possible to value the units adequately from year to year, because there will be no market for them.

                       FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of material income tax considerations which are relevant to a prospective investor. The Federal tax considerations discussed below are necessarily general and may vary depending upon a member's particular circumstances. The tax aspects of the Offering are complex and certain of them are not free from doubt.

      The discussion which follows assumes that a prospective investor is a citizen or resident of the United States, is not a tax-exempt organization and will become a member with a view towards economic profit apart form the tax benefits, if any, which may arise as a result of investment in the Fund.

      This discussion is based on the facts described herein. Any alteration of the facts may adversely affect the discussion. Furthermore, the discussion is based on existing law and applicable current and proposed Treasury Regulations and current published administrative positions of the service and judicial decisions, all of which are subject to change either prospectively or retroactively. The tax opinions set forth in this section are those of Snow Becker Krauss P.C.

      EACH INVESTOR SHOULD SEEK, AND MUST DEPEND UPON, THE ADVICE OF HIS TAX ADVISOR, TAX COUNSEL OR ACCOUNTANT WITH RESPECT TO THIS INVESTMENT IN THE FUND, AND EACH INVESTOR WILL BE RESPONSIBLE FOR THE FEES OF SUCH ADVISORS, TAX COUNSEL AND ACCOUNTANTS. INVESTORS SHOULD BE AWARE THAT THE INTERNAL REVENUE SERVICE MAY NOT AGREE WITH ALL TAX POSITIONS TAKEN BY THE FUND AND THAT LEGISLATION, ADMINISTRATION OR COURT DECISIONS MAY REDUCE OR ELIMINATE ANY ANTICIPATED TAX BENEFITS TO AN INVESTOR.

Taxation of the Fund and its Members

The Fund will elect to be taxed as a partnership. Therefore, it is counsel's opinion that, pursuant to the so-called check-the-box Income Tax Regulations, it will be subject to taxation as a partnership. A partnership is not subject to Federal income taxation. Each member reports on his Federal income tax return his distributive share of the Fund's income, gains, credits, losses and deductions, whether or not actual distributions of cash or property is made to such member with respect to the member's taxable year. A member may realize taxable income in excess of his cash distributions if the Fund retains cash to meet its needs and distributes no cash or cash in an amount less than taxable income.

Classification as a Partnership for Tax Purposes

      As noted above, the Income Tax Regulations make it possible for an unincorporated entity such as the Fund to elect to be taxed either as a partnership or a corporation under the so-called check-the-box rules. The Fund intends to elect to be taxed as a partnership. Notwithstanding such election, the Internal Revenue Code of 1986, as amended (the "Code"), provides that a publicly traded partnership is treated as a corporation. The Code provides that a partnership is publicly traded if there are more than 100 partners and the interests in the partnership (i.e., membership interests in the Fund) are (1) traded on an established securities market or (2) readily tradable on a secondary market or the substantial equivalent thereof. If the Fund were to be taxed as a corporation, its income would be subject to a corporate income tax and distributions of income with respect to the member's interest would also likely be subject to separate additional taxation.

      It is the opinion of counsel that the membership interests in the Fund will not be traded on an established securities market for income tax purposes. The Income Tax Regulations provide that interests in a partnership are not readily tradable on a secondary market or the substantial equivalent if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933; and (ii) the partnership does not have more than 100 partners at any time during the taxable year.

      The Fund intends that the number of members will be limited to 100 or fewer as calculated pursuant to the Income Tax Regulations. Moreover, the Fund's operating agreement precludes recognizing transfers of membership interests if the effect of such transfer will be to cause the Fund to be treated as a publicly traded partnership. It is the opinion of counsel that such limitation will be respected for income tax purposes. Accordingly, if the provisions in the operating agreement are enforced, it is counsel's opinion that it is unlikely the Fund will be subject to tax other than as a publicly traded partnership.

Tax Basis

      The tax basis to a member of his membership interest will be determined initially by the amount of his capital contribution. Such basis will be increased by the member's cumulative distributable share of Fund income and share of nonrecourse debt, if any. Such basis is decreased by a member's cumulative shares of the Fund's losses and distributions.

      If the basis of a member in his membership interest should be reduced to zero, the amount of any distributions to him in excess of his share of Fund taxable income for any year would be treated as a gain from the sale of his membership interest which could be treated as an ordinary gain or as a capital gain depending on the facts existing at that time. A member cannot, on an annual basis, use losses from the Fund in excess of his basis in his membership interest. Such excess losses may be carried forward and used when such member has sufficient basis. It is anticipated that the members will have sufficient basis in the membership interests for losses, if any, generated by the Fund.

Tax Treatment on Liquidations of the Fund

      Upon the liquidation of the Fund, liquidating cash distributions will be made to the members in accordance with their positive capital accounts. On dissolution, the Fund may distribute assets in kind or sell its assets and distribute cash. If cash is distributed, it may result in capital gain (or ordinary gain to the extent of substantially appreciated inventory) to the members. If property is distributed, there may be no immediate taxable income to members.

Amounts "At Risk"

      Under Section 465 of the Code, losses from certain activities may be deducted by a taxpayer only to the extent to which the taxpayer is "at risk" in the activity. Accordingly, the "at risk" rules will apply to a members' share of the losses from the Fund. Each member initially will be "at risk" to the extent of the amount of capital that he contributes to the Fund. In future years, such amount will be increased to the extent the member recognizes income from his investment in the Fund or contributes additional cash to the Fund, and reduced to the extent that he has deducted losses or received cash distributions from the Fund.

Limitations on Deductibility of Losses from Passive Activities

      All losses from "passive activities" are generally not deductible by a non-corporate taxpayer, a Subchapter S corporation, or a personal service corporation, except against income derived from "passive activities" of the taxpayer. "Passive activities" are those business activities in which a taxpayer does not materially participate. A member's investment in the Fund would be treated as a "passive activity" for purposes of this limitation. Accordingly, so long as the member maintains his investment in the Fund, such member's share of the Fund's losses will not be deductible against his salary, active business income, income from dividends, interest, and royalties, and capital gains from nonbusiness properties. However, Fund losses, if any, generally will be deductible from such a member's gain and income from the Fund or from other passive activities. Investors should note that interest earned on the funds of the Fund may be considered "portfolio income" rather than passive income and, therefore, may not be offset by passive losses such as those that may result from the operations of the Fund.

      Losses from a passive activity which are not allowed in a taxable year may be carried forward indefinitely and allowed against income from passive activities in subsequent years. Furthermore, losses from such an activity would be allowed in full to offset any income of the taxpayer when the taxpayer disposes of his entire interest in the activity (in a taxable disposition). Accordingly, any current or carried forward losses of a member with respect to the Fund will be deductible in full upon the liquidation of the Fund or upon a taxable disposition by a member of all of his membership interest in the Fund.

      The Treasury Department has broad regulatory authority with respect to the implementation of the limitation on losses from passive activities. Furthermore, the Code places a modified limitation on the deductibility of such losses by "closely held" corporations. Investors are therefore urged to consult their tax advisors as to the application and effect of the passive loss limitation with respect to their respective tax situations.

Life Insurance Contracts

      The assets of the Fund are expected to be a pool of life insurance policies on the lives of the terminally ill, chronically ill and senior citizens. The Fund is expected to sell membership interests to investors in the Fund, which will be treated for Federal income tax purposes as a partnership interest in such policies. The Fund intends to acquire policies of both members of the Fund and non-members. However, the Fund believes that substantially all of the policies will be acquired from non-members.

      The Code provides that, with certain exceptions, gross income of a taxpayer does not include amounts received under a life insurance contract if such amounts are paid by reason of the death of the insured. One exception to this rule provides that, if a life insurance contract or any interest in it is transferred for valuable consideration, the exclusion from gross income is limited to an amount equal to the sum of the actual value of the consideration and the other amount subsequently paid by the Fund after it acquires the policy. Accordingly, in the usual case, any income of the Fund upon the maturity of a life insurance contract will be taxed as ordinary business income.

Fees and Other Payments

      The Fund intends to take the position that the payment of management fees, legal fees, accounting fees and fees to other service providers, to the extent deducted, represents a reasonable expense amortizable over the period benefitted or an "ordinary and necessary" business expense payable for services rendered or obligations undertaken for the benefit of the Fund.

      The Code provides that organization expenses of the Fund are not deductible in the year paid. It provides that the Fund may elect to deduct ratably over a period of not less than 60 months, amounts paid or incurred in organizing a business, such as the Fund. This period begins with the month in which the Fund begins to do business. Organization expenses for this purpose are expenditures which are incident to the Fund's creation, chargeable to its capital account and of a character which, if expended in connection with the creation of a Fund having an ascertainable life, would be amortized over such life. In addition to such costs, another provision of the Code allows a taxpayer to elect to amortize over a 60- month period "start-up expenditures" in any amount (1) paid or incurred in connection with (a) investigating the creation or acquisition of an active trade or business, or (b) creating an active trade or business, or (c) any activity engaged in for profit and for the production of income before the day on which the active trade or business begins, anticipation of such activity becoming an active trade or business, and (2) which, if paid or incurred in connection with the operation of an existing active trade or business (in the same field as the trade or business referred to in (1), would be allowable as a deduction for the taxable year in which paid or incurred.

      Neither the Fund nor any member are entitled to deduct amounts paid or incurred to promote the sale of (or sell) an interest in the Fund. Also, the Income Tax Regulations set forth the following examples of expenses which are not organization expenses: expenses connected with acquiring assets of the Fund, expenses connected with a contract relating to the operation of the Fund's trade or business even where the contract is between the Fund and one of its members; and syndication expenses.

Allocation of Profits and Losses to Partners

      The Code provides that allocations of income, gain, loss, deduction or credit among partners will be controlled by the partnership agreement (i.e., the Fund's operating agreement) if the allocation has "substantial economic effect." The legislative history of this provision indicates that an allocation will be deemed to have substantial economic effect if the allocation will actually affect the dollar amount of the partner's shares of total partnership income or loss independently of tax consequences. If an allocation made by the partnership agreement does not have substantial economic effect, a member's shares of income, gain, loss, deduction or credit (or item thereof) will be determined in accordance with the partner's "interest in the partnership" taking into account all facts and circumstances. According to the legislative history, among the relevant factors to be considered are the partners' respective interests in cash flow and distributions upon liquidation, as well as their interests in partnership profits and losses (if different from that in taxable income or loss).

      The Fund's operating agreement provides that the Fund's profits and losses are allocated in accordance with members' capital accounts and that cash distributions will generally be made in accordance with the allocation of profits and losses. The Fund believes that such allocations have substantial economic effect.

Cash Distributions

      Cash distributions to the members from the Fund may not be equal to Fund income as determined for Federal income tax purposes. If cash distributions to a member by the Fund in any year are less than his share of taxable income, the member may be required to pay the income taxes attributable to his share of Fund income from funds not associated with his investment in the Fund. If cash distributions to a member by the Fund in any year exceed his share of the Fund's taxable income for that year, the excess will not be reportable as taxable income by the member for Federal income tax purposes, although it will reduce the tax basis of his membership interests. If the tax basis of a member in his membership interests is reduced to zero, his share of any subsequent cash distributions for any year, including his share in any reduction in nonrecourse liabilities, in excess of his shares of taxable income for such year, will be taxable to him as though it were a gain on the sale or exchange of his membership interest.

Alternative Minimum Tax

      All taxpayers are subject to a minimum tax at a rate of 21% (20% for corporations) in lieu of the regular income tax where the alternative minimum tax exceeds taxpayer's regular income tax for a taxable year. A taxpayer's alternative minimum taxable income, computed for purposes of the regular tax, in significant ways. Depending on a member's particular tax situation, the alternative minimum tax could reduce the after-tax economic benefit of an investment in the Fund. Also, the alternative minimum tax is taken into account for purposes of computing estimated tax liability. Each prospective member should consult and depend upon his personal tax advisor with respect to the possible effects on him of tax preference items.

State Taxation

      The foregoing disclosure does not discuss the State tax consequences of an investment in the Fund. Potential investors should discuss possible State tax ramifications of an investment in the Fund with their tax advisors. Since the business will be principally carried on in the State of Florida, nonresidents of Florida should consider the availability of tax credits in their state of residence in determining the state tax impact on their investment.

                        SUMMARY OF OPERATING AGREEMENT

      The following is a summary of the operating agreement for the Fund dated as of September 25, 2002 and is qualified in its entirety by the terms of the operating agreement itself. You are urged to read the entire operating agreement, which is set forth as Exhibit B to this prospectus.

Rights and Liabilities of Members

      Your rights, duties and powers as a member, will be governed by the operating agreement and by the Florida Limited Liability Company Act ("FLLCA").

      If you become a member in the Fund by purchasing units in this offering, you will not be responsible for the obligations of the Fund and will be liable only to the extent of the purchase price you pay for the units, which is your capital contribution to the Fund. You may be liable for any return of capital plus interest if necessary to discharge liabilities existing at the time of such return. Any cash distributed to you may constitute, wholly or in part, a return of capital.

      You and other members will have no control over the management of the Fund except that, in some cases, members who own together the percentages indicated on the table below of the capital accounts of the Fund, may approve any of the following matters, generally subject to the approval of our manager as well:

                                                                                           Percentage of
                                                                                      the Fund Accounts to be
                                    Action                                              held by Consenting
                                    ------                                                  Members for
                                                                                        Approval of Action
                                                                                        ------------------
Amendment to the operating agreement (except for admission of additional members on the terms of this offering, which does not
require the approval of the members)..........................................                  51%

Amendment to the operating agreement that would increase your liabilities or decrease your interest in the Fund's income, gains or
distributions.................................................................                 100%

Removal of our manager in the case of commission of a felony, gross
negligence or willful misconduct..............................................                  51%

Removal of our manager after our manager has received distributions from the Fund that exceed 125% of the aggregate expenses incurred by our manager and its affiliates in making this offering and in
operating the Fund in the ordinary course.....................................                66 2/3%

                                                                                           Percentage of
                                                                                      the Fund Accounts to be
                                    Action                                              held by Consenting
                                    ------                                                  Members for
                                                                                        Approval of Action
                                                                                        ------------------
Removal of our manager in the case of a default by our manager
or waiver of our manager's default............................................                  51%

Election of a successor manager...............................................                  51%

Recapitalization of the Fund, sale of substantially all of the Fund's assets, restructuring of the Fund or merger of the Fund with or into
another entity, in each case which adversely affects the members..............                66 2/3%

Dissolution and termination of the Fund, if the Fund is not terminated
in accordance with the operating agreement....................................                 100%

Term of the Fund

      The Fund will cease operating on December 31, 2027. The Fund is self liquidating and will dissolve sooner upon the maturity of all life insurance policies purchased by the Fund. The Fund may dissolve earlier if AmeriFirst Financial Services, Inc. ceases serving as our manager and the members cannot agree on a new manager within six months.

The Fund Contributions

      Units, which represent ownership interests in the Fund, will be sold in multiples of $1,000, and no person may initially invest less than $10,000 with additional purchases in multiple of $1,000. To purchase units you must deliver to the Fund a subscription agreement in the form attached to this prospectus as Exhibit B, together with your contribution.

      Contributions shall be made in cash, payable by check or wire transfer, or through a rollover of assets from a qualified plan, such as an IRA, or at the discretion of our manager, members may be allowed to contribute entire or fractional interests in life insurance policies in exchange for units. Any such life insurance policies that are contributed to the Fund shall be in effect at the time of contribution, and shall satisfy the Fund's purchasing guidelines. The number of units sold to a member in exchange for such a contribution shall be equal to the discounted purchase price of the policy, or a proportionate share of such policy with respect to the contribution or a fractional interest in a life insurance policy.

Rights, Powers and Duties of Manager

      Subject to the right of the members to vote on specified matters, our manager will have complete charge of our business. Our manager is not required to devote its full resources to our business and affairs but only such resources as shall be necessary or useful to manage and operate our business and affairs in a proper and efficient manner. Our manager acting alone, has the power and authority to act for and bind the Fund.

      Our manager is granted the special power of attorney of each member for the purpose of executing amendments to the operating agreement and confirming amendments to the Articles of Organization and any other governmental filings required as a result of these changes.

Profits and Losses

      Our net income and net losses for each fiscal year will be allocated to the members and to our manager generally in the manner set forth below. In the event of a permitted transfer of a unit, the transferee will have the same pro rata share as the transferor.

1. Net income of the Fund shall be allocated to the members on their pro rata share.

2. All net losses shall be allocated to the members on their pro rata share after reimbursement to our manager of 1/2 % of the gross proceeds of this offering to cover all or a portion of the expenses of this Offering.

Distributions

      We intend to make distributions to members only of their pro rata share of the proceeds paid on life insurance policies. A member's pro rata share will entitle him to a return in proportion to his investment of the total amount of investments in the Fund. Any cash or other property, other than life insurance policies and contributions that have not been invested, remaining after distribution to the members and retention of reserves deemed appropriate by our manager, shall be distributed to our manager.

Assignment and Transfer of Units

      Your rights to sell or transfer units are limited. There is no public trading market in which you may sell your units and we do not expect a public market to emerge anytime in the future. You may transfer your units using a form approved by our manager and must obey all relevant laws when you are permitted to transfer your units. Any person who buys the units from you must meet the investor suitability requirements described in this prospectus. Our manager must approve any new members and all transfers that would cause us to be classified as a publicly traded partnership under the Internal Revenue Code.

Repurchase of Units, Withdrawal from the Fund

      You may withdraw, or partially withdraw, from the Fund and obtain the return of all or part of your capital account within 90 days after you deliver written notice of withdrawal to our manager, subject to the following additional conditions:

      o You should not expect to be able to withdraw from the Fund until one year after you purchased units.

      o Commencing one year after the purchase of your units you may obtain all or part of your investment and receive back 85% of the face amount of your investment less all distributions paid to date.

      o We can only make cash payments in return of an outstanding capital account from net proceeds and capital contributions.

      o We are not required to sell any portion of our assets to fund a withdrawal.

      o Our manager will not reinvest net proceeds for a period of up to 90 days after receiving a withdrawal notice from you if we do not have sufficient funds available to distribute to you all of your capital account in cash.

      o The amount to be distributed to you depends solely on your capital account on the date of distribution, even if this is not the same as your proportionate share of the fair market value of our assets.

      o If your capital account is reduced below $10,000 per unit due to any withdrawal payment, we may distribute all remaining amounts in your capital account to you in cancellation of your units, and you will then cease to be a member.

      o All payments to meet request for withdrawal are on a "first-come, first-served" basis. If the sums needed to fund withdrawals in any particular month exceed the amount of cash available for withdrawals, funds will be distributed first to the member whose request we received first, until his withdrawal request is paid in full.

Meetings and Action by Written Consent

      Our manager may call meetings of members or any class or series thereof, on reasonable notice, for such purposes as our manager shall determine. Meetings may be called upon not less than 7 days notice to the members. In lieu of a meeting, members may give any approval or consent under the operating agreement in writing and delivered to our manager with the required percentage of interests in the Fund, followed by notice to all members. If not otherwise specified in the operating agreement, the members shall vote in accordance with the percentage that their capital accounts represent of the aggregate of all capital accounts of members. Our manager may establish such additional and reasonable procedures (in the form of By-laws or otherwise) relating to notice of the time, place or purpose of a meeting of the members, the waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting by proxy or any other matter with respect to the exercise of any such right to vote.

Reports and Records

      Our manager is required to deliver to the Fund (i) on each closing date, an officer's certificate setting forth the amount of insurance policies to be purchased on such closing date; (ii) quarterly reports regarding, among other things, the aggregate amount of collections processed by our manager and the amount of insurance policies for such period; (iii) an annual officer's certificate regarding a review of our manager's performance throughout the year, which may be obtained by any member upon request in writing; and (iv) annual subservicing reports of Fund prepared by independent public accountants in accordance with the Fund's operating agreement, a copy of which may be obtained by any member upon request in writing.

      Our manager shall prepare and forward to each member of the Fund, every six months, a statement setting forth certain information regarding distributions paid and payable, including information regarding the funds deposited in the special reserve account. In addition, our manager will forward annually to each member an annual tax statement prepared by independent public accountants firm containing certain information that our manager deems necessary to enable the members to prepare their respective tax returns.

Dissolution of the Fund

      The Fund shall be dissolved upon the earliest to occur of the following:

      (a) payment to the Fund of all proceeds of all life insurance policies;

      (b) the express written consent of our manager;

      (c) the entry of a decree of judicial dissolution of the Fund; or

      (d) the unanimous consent of the members.

      The outside date for termination of the Fund is December 31, 2027.

      Upon the dissolution of the Fund, our manager shall proceed, within a reasonable time, to sell or otherwise liquidate the remaining non-cash assets, if any, and, after paying or making due provision by the setting up of reserves for all liabilities to creditors of the Fund, to distribute the remaining assets to the members, pro rata, in accordance with the positive balance in their respective capital accounts.

                             PLAN OF DISTRIBUTION

      AmeriFirst Capital Corp., our lead underwriter, is using this prospectus to offer units on a "best efforts" $2,500,000 or none basis to the public on our behalf. The Fund will pay the lead underwriter, an NASD member, compensation up to a maximum of 10% of the gross proceeds of this offering for its work in this capacity as a fee for selling the units and for managing selected dealers. In addition, Amerifirst, Inc., a holding company wholly-owned by John Tooke, shall pay all organizational and offering expenses of this offering and be reimbursed up to 1/2 % for reimbursement of actual expenses. The lead underwriter may engage non-affiliated securities brokerage firms that are members of the NASD to act as selected dealers to sell units to the public. Units may also be sold by officers of the Fund, who may receive commissions, where permitted.


      Our lead underwriter is a newly formed Florida broker-dealer, all of whose stock is owned by Amerifirst, Inc., a holding company for John Tooke, the promoter of the Fund. He expects to complete the broker-dealer registration with the NASD prior to the effective date of this prospectus. The principal business of the lead underwriter will be to sell the securities to be registered under this offering. The lead underwriter does not intend to commence operations prior to commencement of this offering.

      Our lead underwriter has not identified any brokers or dealers, which will participate in the offering and has no agreement, arrangement or understanding with any broker or dealer. Our manager expects to pay this 10% fee to the lead underwriter and officers of the Fund, even if it does not engage other selected dealers. Our lead underwriter, at its own expense, will negotiate fees of up to 10% of the gross proceeds of this offering to selected dealers on their respective sales of units.

      We will be reviewing subscription applications as they are received. We will indicate our acceptance of your subscription agreement by countersigning it and indicating the amount of units that we will issue to the subscriber. Subscriptions are non-cancellable and irrevocable. We will place all proceeds from the sale of units in a segregated escrow account until at least $2,500,000 in units have been sold. The escrow account will be with SouthTrust Bank, whose address is 1100 Office Park Drive, 2nd Floor, Birmingham, Alabama 35223. We have entered into escrow agreement with the escrow agent which you can find as an exhibit to our registration statement.

      If we sell $2,500,000 in units by ___________, 2003 [six months from the date of this prospectus], the escrow account will be closed and the proceeds, after deduction of the escrow agent's fees, together with amounts earned as interest on those proceeds, will be delivered to us. If we have not sold $2,500,000 in units on or before ___________, 2003, the escrow agent will promptly return to all investors the amounts they have paid to buy units, with interest earned thereon less the escrow agents fees. We will then stop selling units and the subscription agreements will be canceled, regardless or whether or not previously accepted.

      Neither the Fund, our manager nor any of their affiliates, intend to purchase units in this offering. However, our manager may accept in lieu of cash from any one other than an affiliate of the manager or the Fund an interest in a life insurance policy.


      We will continue to sell units to the public through our lead underwriter and selected dealers. We will seek to sell a total of 100,000 units for $100,000,000. Currently, we intend to offer the units for sale in California, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Michigan, Nevada, New Jersey and New York and we will end this offering in these states on _______, 2003 [12 months from the date of this prospectus] or at such earlier time that all $100,000,000 of units are sold. If we desire to extend this offering up until ___________, 2004, [24 months from the date of this prospectus] each of these states requires us to file the appropriate documents with such state's agency and we will provide investors in these states with written notice of such extension. We may register in additional states to sell the units and will comply with applicable state "blue sky" laws to extend the offering. We may terminate this offering at any time by written notice to the investors and refund any subscriptions that we have not accepted.


      Your purchase of units in the Fund entitles you to receive a return in proportion to your investment over the total amount of investments made in the Fund. Accordingly, the greater the total investments, the smaller your ownership interest in the Fund will be since your ownership interest will be diluted; however, your rate of return will remain the same. You are entitled to receive, to the extent we receive proceeds on each life insurance policy that we acquire, a current return equal to your proportionate share of the face amount of the life insurance policy.

      As there is no established public trading market and no comparable securities for reference purposes, nor are there expected to be a market for comparable securities following this offering.

      The Underwriting Agreement provides for reciprocal indemnification between the Fund and the lead underwriter against certain liabilities in connection with the Registration Statement of which this Prospectus forms a part, including liabilities under the Securities Act. To the extent this section may purport to provide exculpation from possible liabilities arising under the Federal securities laws, it is the opinion of the commission that such indemnification is against public policy and is therefore unenforceable.

      If you want to purchase units, you should complete the subscription agreement, which you can find at Exhibit B to this prospectus and which will be provided by our lead underwriter or selected dealer that offered you the units. You should return the subscription agreement and full payment for the units being purchased to that dealer. You may obtain additional copies of the subscription agreement from AmeriFirst Capital Corp, whose address is 814 Highway A1A, Suite 300, Ponte Vedra Beach, FL 32082; tel: (904) 373-3034.

                        INVESTMENT COMPANY ACT OF 1940

      The Investment Company Act of 1940 (the "Act") applies to investment companies as defined by the Act.

      Section 3(c)(5)(A) and (B) of the Act provides that an investment company does not include a "person who is not engaged in the business of issuing redeemable securities, face-amount units of the installment type or periodic payment plan units, and who is primarily engaged in . . . purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance and services" or ". . . making loans to manufacturers, wholesalers and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services." The Securities and Exchange Commission staff takes the position that an issuer qualifies under Section 3(c)(5)(A) if at least 55% of its assets consist of notes, open accounts receivable, or other obligations representing part or all of the sales price of merchandise, insurance or services.

      The insurance policies represent payment obligations of insurance companies. The Fund will also initially consist of no more than 20% in permitted investments. In the opinion of Snow Becker Krauss P.C., the Fund will satisfy the requirements of Section 3(c)(5) of the Act and is not an investment company subject to the Act. The Securities and Exchange Commission has not passed upon any issues presented by the Investment Company Act of 1940.

                               LEGAL PROCEEDINGS

      In the normal course of business we may become involved in various types of legal proceedings concerning life insurance policies, such as collecting the proceeds of policies or otherwise protect or recoup our investment in such policies. As of the date hereof, we are not involved in any legal proceedings.

                                 LEGAL OPINION

      Certain legal and federal income tax matters in connection with the units offered hereby will be passed upon for the Fund by Snow Becker Krauss P.C., 605 Third Avenue, New York, NY 10158. Such counsel does not represent the members in connection with the units offered hereby.

                                    EXPERTS

      The balance sheet of the Fund at June 30, 2002 and the statements of stockholder's equity and cash flows of the Fund for the period from inception through June 30, 2002, the balance sheet of our manager at October 31, 2002 and the statements of revenue and expense, members' equity and cash flow of our manager, all included in this prospectus have been examined by Marcum & Kliegman LLP, independent certified public accountants, as set forth in their report, which includes an explanatory paragraph as to an uncertainty with respect to the Fund's and our manager's ability to continue as a going concern, thereon appearing elsewhere herein and have been included herein in reliance on such reports and the authority of such firm as experts in accounting and auditing.

      The statements under the caption "Federal Income Tax Consequences" have been reviewed by Snow Becker Krauss P.C. and are included herein in reliance upon the authority of that firm as experts thereon.

                            ADDITIONAL INFORMATION

      The Fund has filed with the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the units offered pursuant to this prospectus. For further information, reference is made to the registration statement and to the exhibits thereto which are available for inspection at no fee in the Office of the Commission in Washington, D.C., 450 5th Street, N.W., Washington, D.C. 20549. Photostatic copies of the material containing this information may be obtained from the Commission upon paying of the fees prescribed by the rules and regulations at the Washington office only. Additionally, the Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, such as the Fund, that file electronically. The address of the Commission's website is http://www.sec.gov.

================================================================================


                             $100,000,000 -- MAXIMUM
                              $2,500,000 -- MINIMUM

                         AMERIFIRST FUND I, LLC, ISSUER

                                   ----------

                                   PROSPECTUS

                                   ----------

                            AMERIFIRST CAPITAL CORP.

                               __________ __, 2002

================================================================================

      NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, MANAGER OR THE LEAD UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

      UNTIL _____________________ , _____ 2003 (90 DAYS AFTER THE DATE OF THIS
PROSPECTUS) ALL DEALERS EFFECTING TRANSACTION IN THE UNITS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             AMERIFIRST FUND I, LLC
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                    For The Period April 22, 2002 (Inception)
                              Through June 30, 2002

                                                          AMERIFIRST FUND I, LLC

                                                   (A Development Stage Company)

                                                                        CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                   1

FINANCIAL STATEMENTS

  Balance Sheet                                                                2
  Statement of Income and Member's Equity                                      3
  Statement of Cash Flows                                                      4

NOTES TO FINANCIAL STATEMENTS                                                5-6

                          INDEPENDENT AUDITORS' REPORT

To the Member
Amerifirst Fund I, LLC

We have audited the accompanying balance sheet of Amerifirst Fund I, LLC ("the Fund") (a development stage company) as of June 30, 2002, and the related statements of income and member's equity and cash flows for the period April 22, 2002 (Inception) through June 30, 2002. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amerifirst Fund I, LLC as of June 30, 2002, and the results of its operations and its cash flows for the period April 22, 2002 (Inception) through June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Fund will continue as a going concern. As discussed in Note 1 to the financial statements, the Fund is a development stage company and has not yet begun operations nor raised any funds to fund such operations. These conditions raise substantial doubt about ability to continue as a going concern. The financial statements do not include any disclosures that might result from the outcome of this uncertainty.

August 21, 2002
New York, NY

                                                         AMERIFIRST FUND I LLC.
                                                  (A Development Stage Company)

                                                                  BALANCE SHEET

                                                                  June 30, 2002
-------------------------------------------------------------------------------


                                     ASSETS
                                     ------

TOTAL ASSETS                                                           $   --
                                                                       ======


                         LIABILITIES AND MEMBER'S EQUITY
                         -------------------------------

TOTAL LIABILITIES                                                      $   --


COMMITMENTS AND CONTINGENCIES
-----------------------------

MEMBER'S EQUITY                                                            --
---------------                                                        ------


TOTAL LIABILITIES AND MEMBER'S EQUITY                                  $   --
                                                                       ======

         The accompany notes are an integral part of these financial statements.

                                                         AMERIFIRST FUND I LLC.
                                                  (A Development Stage Company)

                                        STATEMENT OF INCOME AND MEMBER'S EQUITY

               For the Period April 22, 2002 (Inception ) through June 30, 2002
-------------------------------------------------------------------------------

REVENUES FROM POLICIES HELD IN TRUST                                    $   --
------------------------------------

EXPENSES                                                                    --

NET INCOME                                                                  --

MEMBER'S EQUITY - Beginning                                                 --
---------------                                                         ------

MEMBER'S EQUITY - Ending                                                $   --
---------------                                                         ======

         The accompany notes are an integral part of these financial statements.

                                                          AMERIFIRST FUND I LLC.
                                                   (A Development Stage Company)

                                                         STATEMENT OF CASH FLOWS

                 For the Period April 22, 2002 (Inception) through June 30, 2002
--------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES                                    $   --
------------------------------------


CASH FLOWS FROM INVESTING ACTIVITIES                                        --
------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES                                        --
------------------------------------


CASH AND CASH EQUIVALENTS - Beginning                                       --
-------------------------                                                -----


CASH AND CASH EQUIVALENTS - Ending                                      $   --
-------------------------                                               ======


         The accompany notes are an integral part of these financial statements.

                                                          AMERIFIRST FUND I, LLC
                                                   (A Development Stage Company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 - Formation, Nature of Business, and Management Plans

      Formation, Nature of Business and Management's Plans

      AmeriFirst Fund I, LLC (the "Fund") was organized on April 22, 2002 and was organized to offer units in a securitized pool of life insurance policies. The Fund will provide living benefits to terminally ill and chronically ill persons and to senior citizens in exchange for their life insurance policies. A life settlement is the payment of cash in return for an assignment of ownership or beneficial interest in, and the right to receive the face value of, a life insurance policy. The Fund will purchase life insurance policies from Amerifirst Funding Group, Inc. our ("Provider"), a related party (See Note 3) or any other licensed providers selected by the manager of the Fund.

      The Provider is a Georgia corporation wholly owned by John Tooke, currently the manager of the Fund. Our Provider will originate policy purchases directly from insureds or through other licensed providers, or in the secondary market, and transfer them to the Fund. In addition the Fund's principal offices will be located at the Provider's offices.

      The Provider will determine the amount paid for an insurance policy or other licensed providers based on various factors, including the estimated life expectancy of the insured, the estimated premiums payable under the policy over the expected life of the insured and certain other costs of the life settlement. The Fund's existence ends on December 31, 2027, unless liquidated sooner.

      The Fund has not commenced principal operations as of August 21, 2002. The Fund will be offering and selling to the public a minimum of 2,500 units and up to a maximum of 100,000 units at $1,000 per unit, with an initial minimum investment of ten units totaling $10,000. The units are being distributed on a "best efforts" basis by Amerifirst Capital Corp. (See
      Note 3). The proceeds of this offering will be held in escrow with Bank of America until the $2,500,000 minimum amount is received. If the minimum amount is not received within six months from the effective date of the offering, then all subscription amounts, (including interest) will be returned to all subscribers. These factors raise substantial doubt as to the Fund's ability to continue as a going concern. The ability of the Fund to continue as a going concern is dependent upon the success of the Fund to raise the $2,500,000 minimum subscription needed within the specified time pursuant to the Fund's operating agreement. The financial statements do not include any disclosures that might be necessary should the Fund be unable to continue as a going concern.

                                                          AMERIFIRST FUND I, LLC
                                                   (A Development Stage Company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2 - Summary of Significant Accounting Principles

      Fiscal Year End

      The Funds fiscal year end is December 31, 2002.

      Revenue Recognition

      The Company will recognize revenue from the purchase of the viatical insurance contracts when the death benefit becomes payable to the Fund. All costs related to the purchase of the viatical insurance policies are initially deferred and recognized when death revenue is recognized from such policies.

      Income Taxes

      The members of a limited liability company are taxed on their proportionate share of the Fund's taxable income. Accordingly, no provision or liability for Federal and State income taxes are included in the accompanying financial statements.

      Use of Estimates in the Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - Related Parties

      The Provider will originate policy purchases directly from insureds, through other licensed providers, or in the secondary market and transfer them to the Fund, a related party. The Provider's sole stockholder is currently the manager of the Fund. The Fund's manager will determine the Provider's fees for providing policies to the Fund at the time of each transaction.

      Mr Tooke is currently in negotiations to purchase AmeriVest, Inc. (formally known as Amerifirst Capital Corp). If Mr. Tooke is successful in the acquisition, AmeriVest, Inc.,. will become the manager of the Fund as well as its lead underwriter. There can be no assurances that the acquisition of AmeriVest, Inc. will be completed.

                                                          AMERIFIRST FUND I, LLC
                                                   (A Development Stage Company)

                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4 - Subsequents Events (Unaudited)

1.    Change in Funds Manager

      During September 2002 Amerifirst, Inc., the sole shareholder of the manager and sole the Provider formed Amerifirst Financial Services, Inc. ("AFSI"). Mr Tooke is the sole stockholder of Amerifirst, Inc. and AFSI has replaced Amerifirst Capital Corp. as manager of the Fund.

2. Mr. Tooke has terminated negotiations to acquire AmeriVest, Inc. Upon the registration with the National Association of Security Dealers, Amerifirst Capital Corp., will become the lead underwriter of the Fund.

3.    Related Party Transactions

      Subsequent to June 30, 2002, Amerifirst Funding Group, Inc, and Mr. Tooke advanced the Funds approximately $250,000 in cash for professional fees and administrative expenses.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee .............       $  9,200
NASD Registration Fee ...........................................         10,500
Blue Sky Fees ...................................................         20,000
Accounting Fees and Expenses ....................................         35,000
Legal Fees and Expenses .........................................        150,000
Printing Fees and Expenses ......................................         15,000
Mailing .........................................................          5,300
Miscellaneous ...................................................          7,300
                                                                        --------

      Total .....................................................       $250,000

Item 14. Indemnification of Directors and Officers.

      Pursuant to Section 608.4229 of the Florida Limited Liability Company Act, a Florida limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

      Our operating agreement requires us to indemnify our manager and its affiliates from any loss, reasonable legal expenses, damage or claim arising by reason of any act or omission performed or omitted by our manager in good faith on behalf of us and in a manner reasonably believed to be within the scope of authority conferred on our manager by our operating agreement. This right of indemnification includes the right to advance payments or to reimburse the manager and its affiliates for the reasonable expenses incurred from being threatened to be made a named defendant or respondent in a proceeding. Indemnity payments will be made only from our assets. No member is required to make payments from his/her separate assets. We will not indemnify persons or advance payments for acts or omissions which are established to be intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

      Our operating agreement further gives our manager the power to purchase and maintain insurance in reasonable amounts on behalf of itself and each of the employees and agents of the Fund against any liability incurred by them in their capacities as such, whether or not the Fund has the power to indemnify them against such liability.

      In addition, our operating agreement provides that except as otherwise provided by applicable law, the debts, obligations and liabilities of the Fund, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Fund; neither our manager nor any member nor any person affiliated with our manager or any member shall be obligated personally for any such debt, obligation or liability of the Fund solely by reason of being a manager or member or being a person affiliated with either of them.

Item 15. Recent Sales of Unregistered Securities.

      None.

Item 16. Exhibits and Financial Statement Schedules.

(A) Exhibits.

   1.1   Form of Underwriting Agreement

   3.1   Articles of Organization, As Amended

   4.1   Form of Subscription Agreement (included as Exhibit A to the
         Prospectus)


   4.2 Operating Agreement of AmeriFirst Fund I, LLC (included as Exhibit B to the Prospectus), as amended*


   5.1 Opinion of Snow Becker Krauss P.C. with respect to legality of the securities*

   8.1 Opinion of Snow Becker Krauss P.C. with respect to federal income tax matters*

   10.1  Form of Escrow Agreement *

   10.2  Non-Compete Agreement between AmeriFirst Capital Corp. and John
         Tooke


   10.3 Commercial Lease Agreement dated June 7, 2002 for the provider's office at 130 Gross Road, Suite 107, Kingsland, Georgia 31548


   10.4  Form of Life Settlement Purchase Agreement*


   10.5 Sublease Agreement effective September 4, 2002 by and between Life Settlements Service Corp. and Amerifirst Capital Corp.*

   23.1  Consent of Snow Becker Krauss P.C. (included in the opinion filed as
         Exhibit 5.1 to this Registration Statement.)


   23.2  Consent of Marcum & Kliegman LLP


** 99.1 Opinion of Snow Becker Krauss P.C. with respect to Investment Company Act of 1940.


----------
*  Filed with this amendment
** To be filed by amendment.

(B) Financial Statement Schedules.

Item 17. Undertakings

      The undersigned registrant hereby undertake to provide to the underwriter on each closing date as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kingsland, State of Georgia on November 8, 2002.

                                    AMERIFIRST FUND I, LLC

                                    By: AMERIFIRST FINANCIAL SERVICES, INC.


                                    /s/ John Tooke
                                    -------------------------------------------
                                        John Tooke
                                    President and Chief Executive Officer
                                    (Principal Executive Officer,
                                    Principal Financial and Accounting Officer)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ John Tooke                President and                   November 8, 2002
--------------------------    Chief Executive Officer of
John Tooke                    AmeriFirst Financial
                              Services, Inc.